PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 11, 2013)
$40,000,000

8.5% Senior Notes due 2020

We are offering $40,000,000 aggregate principal amount of our 8.5% Senior Notes due 2020, which we refer to as the “Notes.” The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured obligations. We will pay interest on the Notes on January 30, April 30, July 30 and October 30 of each year. The first such payment will be on October 30, 2013. We may redeem the Notes, in whole or in part, at any time on and after July 30, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date. The Notes will be issued in minimum denominations of $25 and integral multiples of $25.00 in excess thereof.
We intend to apply to list the Notes on the NASDAQ Global Market under the symbol “INTLL”. If the application is approved, we expect trading in the Notes on the NASDAQ Global Market to begin within 30 days after the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 and in our Annual Report on Form 10-K for the year ended September 30, 2012, as may be updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, which are incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Public Offering Price(1)	100.00%	$40,000,000
Underwriting Discount	3.15%	$1,260,000
Proceeds to INTL (before expenses)	96.85%	$38,740,000

(1)	The public offering price does not include accrued interest, if any. Interest on the Notes will accrue from July 22, 2013 and must be paid to the purchaser if the Notes are delivered after such date.

(2)	Assumes no exercise of the underwriters' over-allotment option described below.
We have granted the underwriters an option to purchase up to an additional $6,000,000 aggregate principal amount of Notes, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.
The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on or about July 22, 2013.

Joint Book-Running Managers
Sterne Agee	Janney Montgomery Scott

Co-Managers
Incapital	Maxim Group LLC

Selling Group Member
INTL FCStone Securities

The date of this prospectus supplement is July 15, 2013

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we file with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “our company,” “the Company” and “INTL” refer to INTL FCStone Inc. and its subsidiaries.
This prospectus supplement and the accompanying prospectus are part of a registration statement (the “Registration Statement”) that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. This prospectus supplement describes the specific details regarding this offering, including the price and terms of the Notes being offered and the risk of investing in our securities. The accompanying prospectus provides more general information, some of which may not apply to this offering. This prospectus supplement may also add, update or change information contained in the accompanying prospectus and the documents incorporated by reference.
You should read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus and the documents incorporated by reference. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections for additional information by indicating the caption headings of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, any Notes in any jurisdiction where the offer or sale is not permitted. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the prospectus supplement and accompanying prospectus, when making your investment decision. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents we file or previously filed with the SEC that we have incorporated by reference in this prospectus supplement or accompanying prospectus is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.
ALTERNATIVE SETTLEMENT DATE
It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

S-ii

FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, other than purely historical information, including without limitation estimates, projections, outlook, guidance, statements relating to our business plans, strategy, objectives, expected operating results and future financial position, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents that we file from time to time with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Numerous important factors described in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in the prospectus supplement and accompanying prospectus could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before making an investment decision with respect to the Notes offered hereby. You should read both this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” together with any documents incorporated by reference before investing in the Notes in this offering. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “our company,” “the Company” and “INTL” refer to INTL FCStone Inc. and its subsidiaries.

INTL FCStone Inc.
Overview of Business

     We are a financial services group employing more than 1,000 people in offices in twelve countries. We provide comprehensive risk management advisory services to mid-sized commercial customers. We also utilize our expertise and capital to provide foreign exchange and treasury services, securities execution, physical commodities trading services and execution in both listed futures and option contracts as well as structured over-the-counter (“OTC”) products in a wide range of commodities.

     We are a customer-centric organization focused on acquiring and building long-term relationships with our customers by providing consistent, quality execution and value-added financial solutions, with the goal of earning returns that allow us to achieve our financial objectives.

     We provide these services to a diverse group of more than 20,000 customers located in more than 100 countries, including producers, processors and end-users of nearly all widely-traded physical commodities whose margins are sensitive to commodity price movements; to commercial counterparties who are end-users of our products and services; to governmental and non-governmental organizations; and to commercial banks, brokers, institutional investors and major investment banks.

Capabilities
Clearing and Execution

     The Company provides execution services on a wide variety of technology platforms in a number of markets. We provide clearing and execution of listed futures and options-on-futures contracts on all major commodity exchanges throughout the world and are a member of all major U.S. and European commodity exchanges. The Company provides global payments and treasury services in more than 130 countries to a broad array of commercial customers, including financial institutions, multi-national corporations, and governmental and charitable organizations.

Advisory Services

     We provide value-added advisory services in a variety of financial markets, working with commercial clients to systematically identify and quantify exposures to commodity price risks and then developing strategic plans to effectively manage these risks with a view to protecting margins and mitigating exposures through our proprietary Integrated Risk Management Program (“IRMP®”).

     We provide commercial customers with a full range of investment banking services from optimizing the customer's capital structure through the issuance of loans, debt or equity securities and advisory services including mergers, acquisitions and restructurings.

Through our asset management activities, we leverage our specialist expertise in niche markets to provide institutional investors with tailored investment products.

Physical Trading

     The Company trades in a variety of physical commodities, primarily precious metals as well as select soft commodities including various agricultural oils, animal fats and feed ingredients. We offer customers efficient off-take or supply services, as well as logistics management. Through these trading activities the Company has the ability to offer complex hedging structures as part of each physical contract to provide customers with enhanced price risk mitigation.

OTC / Market Making

     The Company offers customized and complex solutions in the OTC markets that are designed to help customers mitigate their specific market risks. These solutions are offered on a global basis across many markets, including virtually all traded commodities, foreign currencies and interest rates. This process is integrated from product design through execution of the underlying components of the structured risk product.

The Company also provides market making in a variety of financial products including commodity options, unlisted American Depository Receipts (“ADRs”), foreign common shares and foreign currencies.
Operating Segments
The Company's activities are divided into five functional areas consisting of Commodity and Risk Management Services, Foreign Exchange, Securities, Clearing and Execution Services and Other.
Commodity and Risk Management Services (“C&RM”)

     We serve our commercial customers by providing high value-added-service that differentiates the Company from our competitors and maximizes the opportunity to retain customers. The IRMP provides customers with commodity risk management consulting services that are designed to develop a customized long term hedging program to help them mitigate their exposure to commodity price risk and maximize the amount and certainty of their operating profits. Customers are assisted in the execution of their hedging strategies through the Company's exchange-traded futures and options-on-futures clearing and execution operations and through access to more customized alternatives provided by our OTC trading desk. Generally, customers direct their own trading activity and risk management consultants do not have discretionary authority to transact trades on behalf of customers. When transacting OTC contracts with a customer, the Company ordinarily mitigates its risk by offsetting the customer's transaction simultaneously with one of its trading counterparties or with a similar but not identical position on the exchange.

     We also provide a full range of trading and hedging capabilities to select producers, consumers, recyclers and investors in precious and base metals, as well as certain other related commodities. This includes acting as a Category One ring dealing member of the London Metals Exchange (“LME”) and providing execution, clearing and advisory services in exchange traded futures and OTC products. Acting as a principal, we commit our own capital to buy and sell the metals on a spot and forward basis.

Foreign Exchange

     The Company provides global payment, treasury and foreign exchange services to financial institutions, multi-national corporations, government organizations and charitable organizations. We also assist commercial customers with the execution of foreign exchange hedging strategies. The Company transacts in over 130 currencies and specializes in smaller, more difficult emerging markets where there is limited liquidity. In addition, the Company executes trades based on the foreign currency flows inherent in the Company's existing business activities. The Company primarily acts as a principal in buying and selling foreign currencies on a spot basis. The Company derives revenue from the difference between the purchase and sale prices.

     The Company also provides spot foreign currency trading for eligible contract participants and high net worth retail customers and operates a proprietary foreign exchange desk which arbitrages the futures and cash markets.

     The Company also provides spot foreign currency trading for eligible contract participants and high net worth retail customers and operates a proprietary foreign exchange desk which arbitrages the futures and cash markets.

Securities

     Through INTL FCStone Securities Inc. (“INTL FCStone Securities”), a registered broker-dealer, the Company acts as a wholesale market maker in select foreign securities including unlisted ADRs and foreign ordinary shares and provides execution in select debt instruments and exchange traded funds (“ETFs”). INTL FCStone Securities provides execution and liquidity to national and regional broker-dealers and institutional investors.

     The Company makes markets in approximately 800 ADRs and foreign ordinary shares traded in the OTC market. In addition, the Company will, on request, make prices in more than 8,000 other ADRs and foreign common shares. As a market maker, the Company provides trade execution services by offering to buy shares from, or sell shares to, broker-dealers and institutions. The Company displays the prices at which it is willing to buy and sell these securities and adjusts its prices in response to market conditions. When acting as principal, the Company commits its own capital and derives revenue from the difference between the prices at which the Company buys and sells shares. The Company also earns commissions by executing trades on an agency basis.

     We provide commercial customers with a full range of investment banking services from optimizing the customer's capital structure through the issuance of loans, debt or equity securities and advisory services including mergers, acquisitions and restructurings.

Clearing and Execution Services (“CES”)

     We provide competitive and efficient clearing and execution of exchange-traded futures and options-on-futures for the institutional and professional traders through our subsidiary, FCStone, LLC. Through its platform, customer orders are accepted and directed to the appropriate exchange for execution. The Company then facilitates the clearing of customers' transactions. Clearing involves the matching of customers' trades with the exchange, the collection and management of margin deposits to support the transactions, and the accounting and reporting of the transactions to customers. The Company seeks to leverage its capabilities and capacity by offering facilities management or outsourcing solutions to other FCMs.

     FCStone, LLC is a registered FCM and a clearing member of all major U.S. commodity futures exchanges including the Chicago Mercantile Exchange and its divisions: the Chicago Board of Trade, the New York Mercantile Exchange and the COMEX Division; InterContinental Exchange, Inc. (“ICE”) Futures US, formerly known as the New York Board of Trade and the Minneapolis Grain Exchange (“MGEX”). As of March 31, 2013, FCStone, LLC was the third largest independent FCM in the United States, as measured by required customer segregated assets, not affiliated with a major financial institution or commodity intermediary, end-user or producer. As of March 31, 2013, FCStone, LLC had $1.7 billion in required customer segregated assets.

Other

     This segment consists of the Company's asset management and commodity financing and facilitation business. The asset management revenues include fees, commissions and other revenues received by the Company for management of third-party assets and investment gains or losses on the Company's investments in funds and proprietary accounts managed either by the Company's investment managers or by independent investment managers.

     The Company operates a commodity financing and facilitation business that makes loans to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels. Sale and repurchase agreements are used to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date. These transactions are accounted for as product financing arrangements, and accordingly no commodity inventory, purchases or sales are recorded. Additionally, the Company, as a principal, engages in physical purchase and sale transactions related to inputs to the renewable fuels and feed ingredient industries.

Company Information

     Our principal executive offices are located at 708 Third Avenue, Suite 1500, New York, New York 10017, and our telephone number is (212) 485-3500. Our website address is www.intlfcstone.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and such information should not be considered to be part of this prospectus supplement.

The Offering
Issuer	INTL FCStone Inc.

Title of the Securities	8.5% Senior Notes due 2020

Initial Aggregate Principal Amount Offered	$40,000,000

Denominations	We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.

Over-allotment Option
The underwriter may also purchase from us up to an additional $6,000,000 aggregate principal amount of the Notes to cover overallotments, if any, within 30 days of the date of this prospectus supplement.

Initial Public Offering Price	100% of the aggregate principal amount

Listing of the Notes
We intend to apply to list the Notes on the NASDAQ Global Market under the symbol “INTLL”. If the application is approved, we expect trading in the Notes on the NASDAQ Global Market to begin within 30 days after the original issue date.

Interest	8.5% per year

Issue Date	July 22, 2013

Maturity Date	July 30, 2020

Interest Payment Dates
January 30, April 30, July 30 and October 30 of each year, beginning October 30, 2013. If an interest payment date falls on a day other than a business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Record Dates	Each January 15, April 15, July 15 and October 15 (whether or not a business day).

Optional Redemption
We may, at our option, redeem the Notes, in whole at any time or in part from time to time, on and after July 30, 2016, upon not less than 30 days nor more than 60 days' written notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Change of Control
Upon the occurrence of a change of control (as described under “Description of the Notes-Repurchase at the Option of Holders-Change of Control”), we must offer to repurchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

Ranking
The Notes are our senior unsecured obligations and will rank pari passu, or equal in right of payment, with all of our existing and future senior unsecured obligations. Since the Notes are unsecured, they will be effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Issuer is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Issuer, and therefore the right of creditors of the Issuer, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of INTL itself as a creditor of the subsidiary may be recognized. See “Description of the Notes-Ranking.”

Use of Proceeds
We expect to use the net proceeds for general corporate purposes, which may include, among other things, additions to working capital; the redemption or repurchase of outstanding equity and debt securities; the repayment of indebtedness; and/or the expansion of our business through internal growth or acquisitions. See “Use of Proceeds” in this prospectus supplement.

Sinking Fund	The Notes will not be subject to any sinking fund.

Repayment at Option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Form of Notes
The Notes will be represented by global securities that will be deposited with or on behalf of, and registered in the name of, The Depository Trust Company (“DTC”) or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Clearance and Settlement Procedures
Interests in the Notes will trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Neither INTL nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	New York

Trustee	The Bank of New York Mellon

Risk Factors
Investing in the Notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-10, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the Notes.

Summary Financial Data

     The following table sets forth our summary historical consolidated financial data for the periods presented. We derived the summary consolidated income statement data for the years ended, and the summary consolidated balance sheet data as of, September 30, 2012, 2011 and 2010, from our audited consolidated financial statements. We derived the summary consolidated income statement data for the six months ended, and the summary consolidated balance sheet data as of, March 31, 2013 and 2012, from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods.

     Our historical results included below and elsewhere in this prospectus supplement and the accompanying base prospectus are not necessarily indicative of the results for any future period. The historical results included below are only a summary and should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended September 30, 2012, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference in this prospectus supplement.

	Six Months Ended March 31,		Year Ended September 30,
Income Statement Data:	2013	2012	2012	2011	2010
	(in millions, except share and per share amounts)
Operating revenues	$243.0	$215.9	$457.7	$423.2	$269.0
Interest expense	6.4	5.7	11.6	11.3	9.9
Non-interest expenses:
Compensation and benefits	98.7	100.9	202.4	176.6	104.2
Clearing and related expenses	54.1	49.8	107.2	77.4	68.2
Introducing broker commissions	18.0	13.8	31.0	24.0	18.9
Other	45.6	42.8	86.2	74.4	49.9
Income from continuing operations, before tax	20.2	2.9	19.3	59.5	17.9
Income tax expense	5.4	1.0	4.4	22.5	6.4
Income from discontinued operations, net of tax	—	—	—	0.2	0.6
Income before extraordinary income	14.8	1.9	14.9	37.2	12.1
Extraordinary loss	—	—	—	—	(7.0)
Net income	14.8	1.9	14.9	37.2	5.1
Add: Net loss attributable to noncontrolling interests	—	0.1	0.1	0.1	0.3
Net income attributable to INTL FCStone Inc. common stockholders (a)	$14.8	$2.0	$15.0	$37.3	$5.4

Balance Sheet Data:
Cash and cash equivalents	$262.0	$182.3	$236.3	$220.6	$81.9
Total assets	$3,160.4	$2,531.4	$2,958.9	$2,635.7	$2,021.7
Total debt	$226.0	$194.4	$218.2	$77.4	$114.9
Stockholders' equity	$329.2	$302.2	$319.1	$296.3	$241.3

     (a) Net income and stockholders' equity for 2010 includes a $7.0 million extraordinary loss resulting from purchase price adjustments and the correction of immaterial errors related to the Company's acquisition of FCStone Group, Inc. completed on September 30, 2009.

Adjusted Non-GAAP Financial Information (Unaudited)

	Six Months Ended March 31,		Year Ended September 30,
	2013	2012	2012	2011	2010

Adjusted Non-GAAP Data (Unaudited):
Data adjusted (on a marked-to-market basis):
Operating revenues as stated above	$243.0	$215.9	$457.7	$423.2	$269.0
Marked-to-market adjustment (non-GAAP)	(9.9)	(0.9)	6.8	(8.4)	6.0
Adjusted operating revenues, marked-to-market (non-GAAP)	$233.1	$215.0	$464.5	$414.8	$275.0
Income from continuing operations, before tax, as stated above	$20.2	$2.9	$19.3	$59.5	$17.9
Marked-to-market adjustment (non-GAAP)	(9.9)	(0.9)	6.8	(8.4)	6.0
Adjusted income from continuing operations, before tax (non-GAAP)	$10.3	$2.0	$26.1	$51.1	$23.9
Net income attributable to INTL FCStone Inc. common stockholders, as stated above	$14.8	$2.0	$15.0	$37.3	$5.4
Marked-to-market adjustment (non-GAAP)	(9.9)	(0.9)	6.8	(8.4)	6.0
Tax effect at blended rate of 37.5%	3.7	0.3	(2.6)	3.2	(2.3)
Adjusted net income attributable to INTL FCStone Inc. common stockholders (non-GAAP)	$8.6	$1.4	$19.2	$32.1	$9.1
Stockholders' equity, as stated above	$329.2	$302.2	$319.1	$296.3	$241.3
Cumulative marked-to-market adjustment (non-GAAP)	5.5	7.7	15.4	8.6	17.0
Tax effect at blended rate of 37.5%	(2.1)	(2.9)	(5.8)	(3.2)	(6.4)
Adjusted stockholders' equity (non-GAAP)	$332.6	$307.0	$328.7	$301.7	$251.9

     The Company records all of its physical commodities revenues on a gross basis. Operating revenues and losses from the Company's commodities derivatives activities are included within 'trading gains, net' in the consolidated income statements. Inventory for the commodities business is valued at the lower of cost or market, under the provisions of the Inventory Topic of the Accounting Standards Codification (“ASC”). The Company generally mitigates the price risk associated with commodities held in inventory through the use of derivatives. The Company does not elect hedge accounting under accounting principles generally accepted in the United States (“U.S. GAAP”) in accounting for this price risk mitigation. In such situations, unrealized gains in inventory are not recognized under U.S. GAAP, but unrealized gains and losses in related derivative positions are recognized under U.S. GAAP. As a result, the Company's reported earnings from commodities trading may be subject to significant volatility when calculated under U.S. GAAP.

     U.S. GAAP requires the Company to carry derivatives at fair value but physical commodities inventory at the lower of cost or fair value. These requirements may have a significant temporary impact on our reported earnings. Under U.S. GAAP, gains and losses on commodities inventory and derivatives which the Company intends to be offsetting are often recognized in different periods. Additionally, in certain circumstances, U.S. GAAP does not require us to reflect changes in estimated values of forward commitments to purchase and sell commodities. In such circumstances, the forward commitments to purchase and sell commodities, which the Company does not reflect within the consolidated balance sheets, do not qualify as a derivative under the Derivatives and Hedging Topic of the ASC.

     For these reasons, management primarily assesses the Company's operating results on a marked-to-market basis. Management relies on these adjusted operating results to evaluate the performance of the Company's commodities business segment and its personnel.

     The Unaudited Adjusted Data in the table above reflect the Company's adjusted operating revenues, adjusted net income and adjusted stockholders' equity, which have been adjusted to reflect the marked-to-market differences in the Company's commodities business during each period (in the case of operating revenues and net income) and the cumulative differences (in the case of stockholders' equity). The Company has also included the estimated tax liability which would have been incurred as a result of these adjustments, utilizing a blended tax rate of 37.5%.

     Adjusted operating revenues, adjusted net income, and adjusted stockholders' equity are financial measures that are not recognized by U.S. GAAP, and should not be considered as alternatives to operating revenues, net income or stockholders' equity calculated under U.S. GAAP or as an alternative to any other measures of performance derived in accordance with U.S. GAAP. The Company has included these non-GAAP financial measures because it believes that they permit investors to make more meaningful comparisons of performance between the periods presented. In addition, these non-GAAP measures are used by management in evaluating the Company's performance.

     The Company determines the fair value of physical commodities inventory on a marked-to-market basis by applying quoted market prices to the inventory owned by the Company on the balance sheet date. In the Company's precious metals business, the Company obtains the closing COMEX nearby futures price for the last business day of the month and then adjusts that price to reflect an exchange for physical transaction, utilizing bids obtained from one or more market participants. In the Company's base metals business, for copper inventory, the Company obtains the closing COMEX or LME nearby futures price and then adjusts that price to reflect any freight charges to the relevant delivery point. For the Company's lead inventory, the Company obtains the closing LME nearby futures month price and then adjusts that price to reflect any tolling and freight charges to the relevant delivery point. If inventories were required to be valued using fair value instead of under U.S. GAAP at the lower of cost or market, our physical commodities inventory would be classified as Level 2 assets using the Fair Value Measurements and Disclosures Topic of the ASC.

RISK FACTORS
Risks Related to our Business
Our ability to achieve consistent profitability is subject to uncertainty due to the nature of our businesses and the markets in which we operate.
During the fiscal year ended September 30, 2012, we recorded net income of $15.0 million, compared to net income of $37.3 million in 2011, net income of $5.4 million in 2010 (which included a $7.0 million extraordinary loss related to purchase price adjustments and the correction of immaterial errors on the FCStone transaction), and net income of $27.6 million in 2009 (which included an $18.5 million extraordinary gain related to the FCStone transaction in 2009). For the six months ended March 31, 2013, we recorded net income of $14.8 million, compared to net income of $2.0 million for the six months ended March 31, 2012.
Our revenues and operating results may fluctuate significantly in the future because of the following factors:

•	Market conditions, such as price levels and volatility in the commodities, securities and foreign exchange markets in which we operate;
•Changes in the volume of our market making and trading activities;

•	Changes in the value of our financial instruments, currency and commodities positions and our ability to manage related risks;
•The level and volatility of interest rates;
•The availability and cost of funding and capital;
•Our ability to manage personnel, overhead and other expenses;
•Changes in execution and clearing fees;
•The addition or loss of sales or trading professionals;
•Changes in legal and regulatory requirements; and
•General economic and political conditions.
Although we are continuing our efforts to diversify the sources of our revenues, it is likely that our revenues and operating results will continue to fluctuate substantially in the future and such fluctuations could result in losses. These losses could have a material adverse effect on our business, financial condition and operating results.
The manner in which we account for our commodities inventory and forward commitments may increase the volatility of our reported earnings.
Our net income is subject to volatility due to the manner in which we report our commodities inventory. This inventory is stated at the lower of cost or fair value. The Company generally mitigates the price risk associated with its commodities inventory through the use of derivatives. This price risk mitigation does not generally qualify for hedge accounting under U.S. GAAP. In such situations, any unrealized gains in inventory are not recognized under U.S. GAAP, but unrealized gains and losses in related derivative positions are recognized under U.S. GAAP. Additionally, in certain circumstances, U.S. GAAP does not require us to reflect changes in estimated values of forward commitments to purchase and sell commodities. The forward commitments to purchase and sell commodities, which the Company does not reflect within the consolidated balance sheets, do not qualify as a derivative under the Derivatives and Hedging Topic of the ASC. As a result, the Company's reported earnings from these business segments are subject to greater volatility than the earnings from our other business segments.
Our indebtedness could adversely affect our financial condition.
As of March 31, 2013, our total consolidated indebtedness to lenders was $226.0 million, and we expect to increase our indebtedness in the future as we continue to expand our business. Our indebtedness could have important consequences, including:

•increasing our vulnerability to general adverse economic and industry conditions;

•
requiring that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the securities industry; and
•restricting our ability to pay dividends or make other payments.
We may be able to incur additional indebtedness in the future, including secured indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could intensify.
Committed credit facilities currently available to the Company might not be renewed.
We currently have four committed credit facilities under which we may borrow up to $355.0 million, consisting of:

•	a $100.0 million facility available to our wholly owned subsidiary, INTL Commodities, Inc. for its commodities trading activities, committed until July 31, 2013.

•	a $105.0 million facility available to INTL FCStone Inc. and INTL Global Currencies Ltd., for general working capital requirements, committed until October 1, 2013.

•	a $75.0 million facility available to our wholly owned subsidiary, FCStone, LLC, for short-term funding of margin to commodity exchanges, committed until April 10, 2014.

•
a $75.0 million committed facility available to our wholly owned subsidiary, FCStone Merchant Services, LLC, for financing traditional commodity financing arrangements and commodity repurchase agreements, committed until July 31, 2013.

We are currently planning to eliminate our facility for INTL Commodities, Inc. as part of our exit from the physical base metals business. We have requested the lenders to extend this facility on a short term basis at a reduced amount to facilitate this exit. We expect that this request will be approved. We are currently in discussions with current and potential lenders to renew and potentially increase the facilities for INTL FCStone Inc., INTL Global Currencies Ltd. and FCStone Merchant Services, LLC. Based on our discussions with these lenders, we believe that the facilities will be renewed in a timely manner for amounts that equal or exceed the current commitments under these facilities.
However, it is possible that these facilities might not be renewed at the end of their current commitment periods or any renewal periods that may be approved and that we will be unable to replace them with other facilities. If our credit facilities are unavailable or insufficient to support future levels of business activities, we may need to raise additional funds externally, either in the form of debt or equity. If we cannot raise additional funds on acceptable terms, we may not be able to develop or enhance our business, take advantage of future opportunities or respond to competitive pressure or unanticipated requirements, leading to reduced profitability.
The failure of the Company to successfully integrate the operations of acquired businesses could have a material adverse effect on the Company's business, financial condition and operating results.
The Company routinely seeks to acquire new business in order to support and expand its operations. Since September 30, 2011, the Company has acquired several businesses, including the Metals Division of MF Global UK Limited, TRX Futures Limited and Aporte DTVM. Additionally, subsequent to September 30, 2012, the Company has acquired Tradewire Securities, LLC. We will need to meet following challenges to realize the expected benefits and synergies of these acquisitions:

•	integrating the management teams, strategies, cultures, technologies and operations of the acquired companies;
•retaining and assimilating the key personnel of acquired companies;
•retaining existing clients of the acquired companies;

•creating uniform standards, controls, procedures, policies and information systems; and

•
achieving revenue growth because of risks involving the ability to retain clients, the ability to sell the services and products of the acquired companies to the existing clients of our other business segments, and the ability to sell the services and products of our other business segments to the existing clients of the acquired companies.

The accomplishment of these objectives will involve considerable risk, including:

•	the potential disruption of each company's ongoing business and distraction of their respective management teams;
•unanticipated expenses related to technology integration; and
•potential unknown liabilities associated with the acquisition.
It is possible that the integration process could result in the loss of the technical skills and management expertise of key employees, the disruption of the ongoing businesses or inconsistencies in standards, controls, procedures and policies due to possible cultural conflicts or differences of opinions on technical decisions and product road maps that adversely affect the Company's ability to maintain relationships with clients, software developers, customers and employees or to achieve the anticipated benefits of the acquisition.
We face risks associated with our market making and trading activities.
We conduct our market-making and trading activities predominantly as a principal, which subjects our capital to significant risks. These activities involve the purchase, sale or short sale for customers and for our own account of financial instruments, including equity and debt securities, commodities and foreign exchange. These activities are subject to a number of risks, including risks of price fluctuations, rapid changes in the liquidity of markets and counterparty creditworthiness.
These risks may limit our ability to either resell financial instruments we purchased or to repurchase securities we sold in these transactions. In addition, we may experience difficulty borrowing financial instruments to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we have large position concentrations in securities of a single issuer or issuers in specific countries and markets. This concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.
The success of our market-making activities depends on:
•the price volatility of specific financial instruments, currencies and commodities,
•our ability to attract order flow;
•the skill of our personnel;
•the availability of capital; and
•general market conditions.
To attract market-trading, market-making and trading business, we must be competitive in:
•providing enhanced liquidity to our customers;
•the efficiency of our order execution;
•the sophistication of our trading technology; and
•the quality of our customer service.
In our role as a market maker and trader, we attempt to derive a profit from the difference between the prices at which we buy and sell financial instruments, currencies and commodities. However, competitive forces often require us to:
•match the quotes other market makers display; and
•hold varying amounts of financial instruments, currencies and commodities in inventory.

By having to maintain inventory positions, we are subject to a high degree of risk. We cannot ensure that we will be able to manage our inventory risk successfully or that we will not experience significant losses, either of which could materially adversely affect our business, financial condition and operating results.
We operate as a principal in the OTC derivatives markets which involves the risks associated with commodity derivative instruments.
We offer OTC derivatives to our customers in which we act as a principal counterparty. We endeavor to simultaneously offset the commodity price risk of the instruments by establishing corresponding offsetting positions with commodity counterparties, or alternatively we may offset those transactions with similar but not identical positions on an exchange. To the extent that we are unable to simultaneously offset an open position or the offsetting transaction is not fully effective to eliminate the commodity derivative risk, we have market risk exposure on these unmatched transactions. Our exposure varies based on the size of the overall positions, the terms and liquidity of the instruments brokered, and the amount of time the positions remain open.
To the extent an unhedged position is not disposed of intra-day, adverse movements in the commodities underlying these positions or a downturn or disruption in the markets for these positions could result in a substantial loss. In addition, any principal gains and losses resulting from these positions could on occasion have a disproportionate effect, positive or negative, on our financial condition and results of operations for any particular reporting period.
Transactions involving OTC derivative contracts may be adversely affected by fluctuations in the level, volatility, correlation or relationship between market prices, rates, indices and/or other factors. These types of instruments may also suffer from illiquidity in the market or in a related market.
OTC derivative transactions are subject to unique risks.
OTC derivative transactions are subject to the risk that, as a result of mismatches or delays in the timing of cash flows due from or to counterparties in OTC derivative transactions or related hedging, trading, collateral or other transactions, we or our counterparty may not have adequate cash available to fund its current obligations.
We could incur material losses pursuant to OTC derivative transactions because of inadequacies in or failures of our internal systems and controls for monitoring and quantifying the risk and contractual obligations associated with OTC derivative transactions and related transactions or for detecting human error, systems failure or management failure.
OTC derivative transactions may be modified or terminated only by mutual consent of the original parties and subject to agreement on individually negotiated terms. Accordingly it may not be possible to modify, terminate or offset obligations or exposure to the risk associated with a transaction prior to its scheduled termination date.
The global financial crisis that started in 2008 has heightened many of the risks to which the Company is exposed. These risks have been further exacerbated by the current sovereign debt crisis in Europe.
The financial crisis that started in 2008 has increased many of the risks that accompany the Company's business, including the risk of counterparty failure, the inability to obtain necessary financing and the absence of liquid markets. During 2012, these risks were increased due to the sovereign debt crisis in Europe. Although the Company does not directly hold any European sovereign debt, many of the Company's customers and counterparties hold positions in these instruments. If the crisis were to continue, the Company would be subject to enhanced risk of counterparty failure, as well as related problems arising from a lack of liquidity in the Company's markets. The continuation of the crisis may affect other aspects of the Company's businesses for a variety of reasons. A general decrease in worldwide economic activity could reduce demand for Company's equity market making and foreign exchange business, as well as volumes in our Commodity & Risk Management Services and Clearing and Execution Services segments. Substantial changes in commodities prices may affect the levels of business in the precious and base metals product lines.
On October 31, 2011 MF Global Holdings Ltd. (“MF Global”), the parent company of the jointly registered futures commission merchant and broker-dealer, MF Global Inc., filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. At that time, MF Global Inc. notified the CFTC of potential deficiencies in customer segregated futures accounts held at MF Global Inc. We are unable to predict the effect the bankruptcy of MF Global and the potential deficiency in customer segregated futures accounts will have on both the exchange traded and OTC derivative markets in which we operate. It is possible that these developments will result in increased governmental regulation and a decrease in customer confidence in safeguards in place over segregated exchange traded deposits, which could have a material adverse effect on our operating results. The ultimate effect of the crisis on the Company's liquidity, financial condition and capital resources is unknown.

We may have difficulty managing our growth.
Since October 1, 2007, we have experienced significant growth in our business. Our operating revenues grew from $114.9 million in the 2008 fiscal year to $457.7 million in 2012. The acquisition of additional businesses since September 30, 2011 is expected to increase operating revenues in 2013.
This growth has required and will continue to require us to increase our investment in management personnel, financial and management systems and controls, and facilities. In the absence of continued revenue growth, the costs associated with our expected growth would cause our operating margins to decline from current levels. In addition, as is common in the financial industry, we are and will continue to be highly dependent on the effective and reliable operation of our communications and information systems.
The scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. In response, we have implemented and continue to revise formal compliance procedures.
It is possible that we will not be able to manage our growth successfully. Our inability to do so could have a material adverse effect on our business, financial condition and operating results.
We are exposed to the credit risk of our customers and counterparties and their failure to meet their financial obligations could adversely affect our business.
We have substantial credit risk in both our securities and commodities businesses. As a market-maker of OTC and listed securities, the majority of our securities transactions are conducted as principal with broker-dealer counterparties located in the U.S. We clear our securities transactions through an unaffiliated clearing broker. Substantially all of our equity and debt securities are held by this clearing broker. Our clearing broker has the right to charge us for losses that result from a counterparty's failure to fulfill its contractual obligations.
As a clearing broker in futures and option transactions, we act on behalf of our customers for all trades consummated on exchanges. We must pay initial and variation margin to the exchanges before we receive the required payments from our customers. Accordingly, we are responsible for our customers' obligations with respect to these transactions, including margin payments, which exposes us to significant credit risk. Customer positions which represent a significant percentage of open positions in a given market or concentrations in illiquid markets may expose us to the risk that we are not able to liquidate a customer's position in a manner which does not result in a deficit in that customers account. A substantial part of our working capital is at risk if customers default on their obligations to us and their account balances and security deposits are insufficient to meet all of their obligations.
With OTC derivative transactions we act as a principal, which exposes us to both the credit risk of our customers and the counterparties with which we offset the customer's position. As with exchange traded transactions, our OTC transactions require that we meet initial and variation margin payments on behalf of our customers before we receive the required payment from our customers. In addition, with OTC transactions, there is a risk that a counterparty will fail to meet its obligations when due. We would then be exposed to the risk that a settlement of a transaction which is due a customer will not be collected from the respective counterparty with which the transaction was offset. Customers and counterparties that owe us money, securities or other assets may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons.
In this regard, during its fiscal year ended August 31, 2009, FCStone Group, Inc. recognized $119.8 million in bad debt expense as a result of defaults by customer counterparties. Although the Company has adopted additional procedures that are designed to reduce the likelihood and magnitude of such credit losses, they are an inherent component of the business conducted by the Company, and the Company will continue to be subject to the risk of such losses.
We are responsible for self-clearing our foreign exchange and precious and base metals commodities trading activities and, in addition, take principal risk to counterparties and customers in these activities. Any metals or other physical commodities positions are held by third party custodians. In this regard, during our fiscal years ended September 30, 2011 and 2010, we recognized $5.6 million and $2.5 million, respectively, in bad debt expense as a result of defaults by customer counterparties to whom we had consigned gold. Although the Company has adopted additional procedures that are designed to reduce the likelihood and magnitude of such credit losses, the possibility of such losses is an inherent component of the business conducted by the Company, and the Company will continue to be subject to the risk of such losses.
Although we have procedures for reviewing credit exposures to specific customers and counterparties to address present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee including rapid changes in securities, commodity and foreign exchange price levels. Some of our risk management methods depend upon the evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. That information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. We may be materially and adversely affected in the event of a significant default by our customers and counterparties.
In our securities and commodities trading businesses we rely on the ability of our clearing brokers to adequately discharge their obligations on a timely basis. We also depend on the solvency of our clearing brokers and custodians. Any failure by a clearing broker to adequately discharge its obligations on a timely basis, or insolvency of a clearing broker or custodian, or any event adversely affecting our clearing brokers or custodians, could have a material adverse effect on our business, financial condition and operating results.
Our net operating revenues may decrease due to changes in market volume, prices or liquidity.
Declines in the volume of securities, commodities and foreign exchange transactions and in market liquidity generally may result in lower revenues from market-making and trading activities. Changes in price levels of securities and commodities and foreign exchange rates also may result in reduced trading activity and reduce our revenues from market-making transactions. Changed price levels also can result in losses from changes in the fair value of securities and commodities held in inventory. Sudden sharp changes in fair values of securities and commodities can result in:
•illiquid markets;
•fair value losses arising from positions held by the Company;
•the failure of buyers and sellers of securities and commodities to fulfill their settlement obligations,

•	redemptions from funds managed in our asset management business segment and consequent reductions in management fees;
•reductions in accrued performance fees in our asset management business segment; and
•increases in claims and litigation.
Any change in market volume, price or liquidity or any other of these factors could have a material adverse effect on our business, financial condition and operating results.
Our net operating revenues may decrease due to changes in customer trading volumes which are dependent in large part on commodity prices and commodity price volatility.
Customer trading volumes are largely driven by the degree of volatility-the magnitude and frequency of fluctuations-in prices of commodities. Higher volatility increases the need to hedge contractual price risk and creates opportunities for arbitrage trading. Energy and agricultural commodities markets have periodically experienced significant price volatility. In addition to price volatility, increases in commodity prices lead to increased trading volume. As prices of commodities have risen, especially energy prices, new participants have entered the markets to address their growing risk-management needs or to take advantage of greater trading opportunities. Sustained periods of stability in the prices of commodities or generally lower prices could result in lower trading volumes and, potentially, lower revenues. Lower volatility and lower volumes could lead to lower customer balances held on deposit, which in turn may reduce the amount of interest revenue based on these deposits.
Factors that are particularly likely to affect price volatility and price levels of commodities include:
•supply and demand of commodities;
•weather conditions affecting certain commodities;
•national and international economic and political conditions;
•perceived stability of commodities and financial markets;
•the level and volatility of interest rates and inflation; and
•financial strength of market participants.

Any one or more of these factors may reduce price volatility or price levels in the markets for commodities trading, which in turn could reduce trading activity in those markets. Moreover, any reduction in trading activity could reduce liquidity which in turn could further discourage existing and potential market participants and thus accelerate any decline in the level of trading activity in these markets.
Our net operating revenues may be impacted by diminished market activity due to adverse economic, political and market conditions.
The amount of our revenues depends in part on the level of activity in the securities, foreign exchange and commodities markets in which we conduct business. The level of activity in these markets is directly affected by numerous national and international factors that are beyond our control, including:
•economic, political and market conditions;
•the availability of short-term and long-term funding and capital;
•the level and volatility of interest rates;
•legislative and regulatory changes; and
•currency values and inflation.
Any one or more of these factors may reduce the level of activity in these markets, which could result in lower revenues from our market-making and trading activities. Any reduction in revenues or any loss resulting from these factors could have a material adverse effect on our business, financial condition and operating results.
Several of our product lines depend significantly on a limited group of customers.
Based on management's assessment of our business, we believe that a small number of our customers account for a significant portion of our revenues in several of the product lines of our businesses. These product lines include our equities market-making, metals trading and foreign exchange trading product lines. We are unable to measure the level of this concentration because our dealing activities do not permit us to quantify revenues generated by each customer. We expect a significant portion of the future demand for each of our market-making and trading services to remain concentrated within a limited number of customers. None of these customers is obligated contractually to use our market-making or trading services. Accordingly, these customers may direct their trading activities to other market-makers or traders at any time. The loss of or a significant reduction in demand for our services from any of these customers could have a material adverse effect on our business, financial condition and operating results.
We are dependent on our management team.
Our future success depends, in large part, upon our management team who possess extensive knowledge and management skills with respect to securities, commodities and foreign exchange businesses operated by the Company. The unexpected loss of services of any of our executive officers could adversely affect our ability to manage our business effectively or execute our business strategy. Although these officers have employment contracts with us, they are generally not required to remain with us for a specified period of time.
We depend on our ability to attract and retain key personnel.
Competition for key personnel and other highly qualified management, sales, trading, compliance and technical personnel is significant. It is possible that we will be unable to retain our key personnel and to attract, assimilate or retain other highly qualified personnel in the future. The loss of the services of any of our key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.
From time to time, other companies in the financial sector have experienced losses of sales and trading professionals. The level of competition to attract these professionals is intense. It is possible that we will lose professionals due to increased competition or other factors in the future. The loss of a sales and trading professional, particularly a senior professional with broad industry expertise, could have a material adverse effect on our business, financial condition and operating results.

Computer systems failures, capacity constraints and breaches of security could increase our operating costs and cause us to lose clients.
We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations, whether owned and operated internally or by third parties. We receive and process a large portion of our trade orders through electronic means, such as through public and private communications networks. These computer and communications systems and networks are subject to performance degradation or failure from any number of reasons, including loss of power, acts of war or terrorism, human error, natural disasters, fire, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism, customer error or misuse, lack of proper maintenance or monitoring and similar events. Our systems, or those of our third party providers, may fail or operate slowly, causing one or more of the following:
•unanticipated disruptions in service to our clients;
•slower response times;
•delays in our clients' trade execution;
•failed settlement of trades;
•decreased client satisfaction with our services;
•incomplete, untimely or inaccurate accounting, recording, reporting or processing of trades;
•financial losses;
•litigation or other client claims; and
•regulatory sanctions.
The occurrence of degradation or failure of the communications and computer systems on which we rely may lead to financial losses, litigation or arbitration claims filed by or on behalf of our customers and regulatory investigations and sanctions, including by the CFTC, which require that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. Any such degradation or failure could also have a negative effect on our reputation, which in turn could cause us to lose existing customers to our competitors or make it more difficult for us to attract new customers in the future. Further, any financial loss that we suffer as a result of such degradations or failures could be magnified by price movements of contracts involved in transactions impacted by the degradation or failure, and we may be unable to take corrective action to mitigate any losses we suffer.
We are subject to extensive government regulation.
The securities and commodities futures industries are subject to extensive regulation under federal, state and foreign laws. In addition, the SEC, the CFTC, FINRA, the NFA, the CME Group and other self-regulatory organizations, commonly referred to as SROs, state securities commissions, and foreign securities regulators require compliance with their respective rules and regulations. These regulatory bodies are responsible for safeguarding the integrity of the financial markets and protecting the interests of participants in those markets.
As participants in various financial markets, we may be subject to regulation concerning certain aspects of our business, including:
•trade practices;
•the way we communicate with, and disclose risks to clients;
•financial and reporting requirements and practices;
•client identification and anti-money laundering requirements;
•capital structure;
•record retention; and
•the conduct of our directors, officers and employees.

Failure to comply with any of these laws, rules or regulations could result in adverse consequences. We and certain of our officers and employees have, in the past, been subject to claims arising from acts that regulators have asserted were in contravention of these laws, rules and regulations. These claims have resulted in the payment of fines and settlements. In this regard, in May 2013, we settled claims made by the CFTC, that our subsidiary, FCStone LLC, had failed to diligently supervise its officers' and employees' activities relating to risks associated with its customers' accounts. The claims of the CFTC arose out of transactions by former FCStone customers that took place between January 1, 2008 and March 1, 2009. In the settlement, FCStone agreed to cease and desist from violating certain regulations of the CFTC, to pay $1.5 million to the CFTC, and to appoint an independent third party reviewer to review and evaluate FCStone's existing policies and procedures relating to certain risks, to ensure that the Company has made sufficient modifications to its risk controls since 2008. The Company had previously provided for the $1.5 million fine in its financial statements for the quarter ended December 31, 2012.
It is possible that we and our officers and other employees will be subject to similar claims in the future. An adverse ruling against us or our officers and other employees could result in our or our officers and other employees being required to pay a substantial fine or settlement and could result in a suspension or revocation of required registrations or memberships. Such sanctions could have a material adverse effect on our business, financial condition and operating results.
The regulatory environment in which we operate is subject to change, particularly in light of the October 31, 2011 bankruptcy filing of MF Global and actions taken by the CFTC on July 10, 2012 to freeze assets of Peregrine Financial Group, a futures commission merchant. Both matters resulted from potential deficiencies in customer segregated futures accounts. New or revised legislation or regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and any potential increased regulation over customer segregated deposits, imposed by the SEC, the CFTC, other United States or foreign governmental regulatory authorities, SROs or FINRA could have a material adverse effect on our business, financial condition and operating results. Changes in the interpretation or enforcement of existing laws and rules by these governmental authorities, SROs and FINRA could also have a material adverse effect on our business, financial condition and operating results. Failure to comply with current or future legislation or regulations that apply to our operations could subject us to fines, penalties, or material restrictions on our business in the future.
Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect securities firms. We cannot predict what effect any such changes might have. Our business, financial condition and operating results may be materially affected by both regulations that are directly applicable to us and regulations of general application. Our level of trading and market-making activities can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.
We have incurred significant additional operational and compliance costs to meet the requirements of recent legislation and related regulations. This legislation and the related regulations may significantly affect our business in the future.
Recent market and economic conditions have led to legislation and regulation affecting the financial services industry. These legislative and regulatory initiatives have affected not only us, but also our competitors and certain of our clients. These changes could eventually have an effect on our revenue and profitability, limit our ability to pursue certain business opportunities, impact the value of assets that we hold, require us to change certain business practices, impose additional costs on us, and otherwise adversely affect our business. Accordingly, we cannot provide assurance that new legislation and regulation will not eventually have an adverse effect on our business, results of operations, cash flows and financial condition.
The principal legislation is the Dodd-Frank Act which was adopted in 2010. It creates a comprehensive new regulatory regime governing the OTC and listed derivatives markets and their participants by requiring, among other things: centralized clearing of standardized derivatives (with certain stated exceptions); the trading of clearable derivatives on swap execution facilities or exchanges; and registration and comprehensive regulation of new categories of market participants as “swap dealers” and swap “introducing brokers.” The Dodd-Frank Act grants regulatory authorities, such as the CFTC and the SEC, broad rule-making authority to implement various provisions of the Dodd-Frank Act, including comprehensive regulation of the OTC derivatives market. These regulators have exercised, and will continue to exercise, their expanded rule-making powers in ways that will affect how we conduct our business.
We have incurred and expect to continue to incur significant costs to comply with these regulatory requirements. We have also incurred and expect to continue to incur significant costs related to the development, operation and enhancement of our technology relating to trade execution, trade reporting, surveillance, record keeping and data reporting obligations, compliance and back-up and disaster recovery plans designed to meet the requirements of the regulators.
Changes that will be required in our OTC and clearing businesses may adversely impact our results of operations. Following the implementation of all of the rules contemplated by the Dodd-Frank Act, the markets for cleared and non-cleared swaps may be less robust, there may be less volume and liquidity in these markets and there may be less demand for our services. Certain banks and other institutions will be limited in their conduct of proprietary trading and will be further limited or prohibited from trading in certain derivatives. The new rules, including the restrictions on the trading activities for certain banks and large institutions, could materially impact transaction volumes and liquidity in these markets and our revenues would be adversely impacted as a result.
Changes that will be required in our OTC and clearing businesses may also adversely impact our cash flows and financial condition. Registration will impose substantial new requirements upon these entities including, among other things, capital and margin requirements, business conduct standards and record keeping and data reporting obligations. Increased regulatory oversight could also impose administrative burdens on us related to, among other things, responding to regulatory examinations or investigations. We registered our subsidiary, INTL FCStone Markets, LLC, as a swap dealer on December 31, 2012. Most of the rules affecting this business have now been finalized, and external business conduct rules came into effect on May 1, 2013. Nevertheless, some important rules, such as those setting capital and margin requirements, have not been finalized or fully implemented, and it is too early to predict with any degree of certainty how we will be affected.
The increased costs associated with compliance, and the changes that will be required in our OTC and clearing businesses, may adversely impact our results of operations, cash flows, and/or financial condition.
We are subject to net capital requirements.
The SEC, FINRA and various other regulatory agencies require our broker-dealer subsidiaries, INTL FCStone Securities Inc. and FCC Investments, Inc. to maintain specific levels of net capital. Failure to maintain the required net capital may subject these subsidiaries to suspension or revocation of registration by the SEC and suspension or expulsion by FINRA and other regulatory bodies.
The CFTC and various other self-regulatory organizations require our futures commission merchant subsidiary, FCStone, LLC, to maintain specific levels of net capital. Failure to maintain the required net capital may subject this subsidiary to limitations on its activities, including suspension or revocation of its registration by the CFTC and suspension or expulsion by the NFA and various exchanges of which it is a member.
Ultimately, any failure to meet capital requirements by our securities broker-dealer subsidiaries or our FCM subsidiary could result in liquidation of the subsidiary. Failure to comply with the net capital rules could have material and adverse consequences such as limiting their operations, or restricting the Company from withdrawing capital from these subsidiaries.
In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit our operations that require the intensive use of capital. They could also restrict our ability to withdraw capital from these subsidiaries. Any limitation on our ability to withdraw capital could limit our ability to pay cash dividends, repay debt and repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and operating results.
We are subject to margin funding requirements on short notice.
Our business involves establishment and carrying of substantial open positions for customers on futures exchanges and in the OTC derivatives markets. We are required to post and maintain margin or credit support for these positions. Although we collect margin or other deposits from our customers for these positions, significant adverse price movements can occur which will require us to post margin or other deposits on short notice, whether or not we are able to collect additional margin or credit support from our customers. We maintain borrowing facilities for the purpose of funding margin and credit support and have systems to endeavor to collect margin and other deposits from customers on a same-day basis, there can be no assurance that these facilities and systems will be adequate to eliminate the risk of margin calls in the event of severe adverse price movements affecting open positions of our customers. Generally, if a customer is unable to meet its margin call, we promptly liquidate the customer's account. However, there can be no assurance that in each case the liquidation of the account will not result in a loss to us or that liquidation will be feasible, given market conditions, size of the account and tenor of the positions.
Low short-term interest rates negatively impact our profitability.
The level of prevailing short-term interest rates affects our profitability because a portion of our revenue is derived from interest earned from the investment of funds deposited with us by our customers. As of March 31, 2013, we had $1.8 billion in customer segregated assets, which are generally invested in short-term treasury securities and money market funds.

Our financial performance generally benefits from rising interest rates. Higher interest rates increase the amount of interest income earned from these customer deposits. If short-term interest rates remain low or continue to fall, our revenues derived from interest will decline which would negatively impact our profitability.
Short-term interest rates are highly sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. In particular, decreases in the federal funds rate by the Board of Governors of the Federal Reserve System usually lead to decreasing interest rates in the U.S., which generally lead to a decrease in short-term interest rates.
We are subject to risks relating to litigation and potential securities laws liability.
We face significant legal risks in our businesses, including risks related to currently pending litigation involving both the Company and FCStone. Many aspects of our business involve substantial risks of liability, including liability under federal and state securities and commodities laws, other federal, state and foreign laws and court decisions, as well as rules and regulations promulgated by the SEC, the CFTC, FINRA and other regulatory bodies. Substantial legal liability or significant regulatory action against us and our subsidiaries could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects. Any such litigation could lead to more volatility of our stock price.
We may be subject to potentially large claims for violations of environmental laws.
Our physical base metals trading business, which we are winding down, remains subject to potential claims under certain federal, state and foreign environmental laws. This business involved the purchase and sale of base metals such as lead and other potentially hazardous materials. As part of this business, we engaged third parties located both in the United States and in other countries to acquire, store, transport and recycle used automotive and industrial batteries on our behalf. In the event that these third parties failed to comply with federal, state or foreign environmental laws in handling or disposing of these batteries and other hazardous substances used in or arising from the recycling of these batteries, we may potentially be exposed to claims for the cost of remediating sites impacted by such improper handling and disposal, as well as other related costs. We have sought to mitigate this risk by dealing with third parties who we believed were are in compliance with applicable laws and who had established reputations in the industry.
We are subject to intense competition.
We derive a significant portion of our revenues from market-making and trading activities involving securities and commodities. The market for these services, particularly market-making services through electronic communications gateways, is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We compete primarily with wholesale, national, and regional broker-dealers and FCMs, as well as electronic communications networks. We compete primarily on the basis of our expertise and quality of service.
We also derive a significant portion of our revenues from commodities risk management services. The commodity risk management industry is very competitive and we expect competition to continue to intensify in the future. Our primary competitors in this industry include both large, diversified financial institutions and commodity-oriented businesses, smaller firms that focus on specific products or regional markets and independent FCMs.
A number of our competitors have significantly greater financial, technical, marketing and other resources than we have. Some of them may:

•	offer alternative forms of financial intermediation as a result of superior technology and greater availability of information;
•offer a wider range of services and products than we offer;
•be larger and better capitalized;
•have greater name recognition; and
•have more extensive customer bases.
These competitors may be able to respond more quickly to new or evolving opportunities and customer requirements. They may also be able to undertake more extensive promotional activities and offer more attractive terms to customers. Recent advances in computing and communications technology are substantially changing the means by which market-making services are delivered, including more direct access on-line to a wide variety of services and information. This has created demand for more sophisticated levels of customer service. Providing these services may entail considerable cost without an offsetting increase in revenues. In addition, current and potential competitors have established or may establish cooperative relationships or may consolidate to enhance their services and products. New competitors or alliances among competitors may emerge and they may acquire significant market share.
We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not have a material adverse effect on our business, financial condition and operating results.
Our business could be adversely affected if we are unable to retain our existing customers or attract new customers.
The success of our business depends, in part, on our ability to maintain and increase our customer base. Customers in our market are sensitive to, among other things, the costs of using our services, the quality of the services we offer, the speed and reliability of order execution and the breadth of our service offerings and the products and markets to which we offer access. We may not be able to continue to offer the pricing, service, speed and reliability of order execution or the service, product and market breadth that customers desire. In addition, once our risk management consulting customers have become better educated with regard to sources of risk and the tools available to facilitate the management of this risk and we have provided them with recommended hedging strategies, they may no longer continue paying monthly fees for these services. In addition, the bankruptcy filing of MF Global and its disclosure of a potential deficiency in customer segregated futures accounts may negatively affect the perception of our industry and our ability to retain existing customers or attract new customers. Furthermore, our existing customers, including IRMP customers, are not generally obligated to use our services and can switch providers of clearing and execution services or decrease their trading activity conducted through us at any time. As a result, we may fail to retain existing customers or be unable to attract new customers. Our failure to maintain or attract customers could have a material adverse effect on our business, financial condition and operating results.
We rely on relationships with introducing brokers for obtaining some of our customers.
The failure to maintain these relationships could adversely affect our business. We have relationships with introducing brokers who assist us in establishing new customer relationships and provide marketing and customer service functions for some of our customers. These introducing brokers receive compensation for introducing customers to us. Many of our relationships with introducing brokers are non-exclusive or may be canceled on relatively short notice. In addition, our introducing brokers have no obligation to provide new customer relationships or minimum levels of transaction volume. Our failure to maintain these relationships with these introducing brokers or the failure of these introducing brokers to establish and maintain customer relationships would result in a loss of revenues, which could adversely affect our business.
Our international operations involve special challenges that we may not be able to meet, which could adversely affect our financial results.
We engage in a significant amount of business with customers in the international markets. Certain additional risks are inherent in doing business in international markets, particularly in a regulated industry. These risks include:

•	the inability to manage and coordinate the various regulatory requirements of multiple jurisdictions that are constantly evolving and subject to unexpected change;
•tariffs and other trade barriers;
•difficulties in recruiting and retaining personnel, and managing international operations;
•difficulties of debt collection in foreign jurisdictions;
•potentially adverse tax consequences; and
•reduced protection for intellectual property rights.
Our operations are subject to the political, legal and economic risks associated with politically unstable and less developed regions of the world, including the risk of war and other international conflicts and actions by governmental authorities, insurgent groups, terrorists and others.
Specifically, we conduct business in countries whose currencies may be unstable. Future instability in such currencies or the imposition of governmental or regulatory restrictions on such currencies could impede our foreign exchange business and our ability to collect on collateral held in such currencies.

Our operations are required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business, and if we violate these regulations, we may be subject to significant penalties.
The financial services industry is subject to extensive laws, rules and regulations in every country in which we operate. Firms that engage in commodity futures brokerage, securities and derivatives trading and investment banking must comply with the laws, rules and regulations imposed by the governing country, state, regulatory bodies and self-regulatory bodies with governing authority over such activities. Such laws, rules and regulations cover all aspects of the financial services business, including, but not limited to, sales and trading methods, trade practices, use and safekeeping of customers' funds and securities, capital structure, anti-money laundering and anti-bribery and corruption efforts, recordkeeping and the conduct of directors, officers and employees.
Each of our regulators supervises our business activities to monitor compliance with such laws, rules and regulations in the relevant jurisdiction. In addition, if there are instances in which our regulators question our compliance with laws, rules, and regulations, they may investigate the facts and circumstances to determine whether we have complied. At any moment in time, we may be subject to one or more such investigation or similar reviews. At this time, all such investigations, and similar reviews are insignificant in scope and immaterial to us. However, there can be no assurance that, in the future, the operations of our businesses will not violate such laws, rules, and regulations and that related investigations and similar reviews could result in adverse regulatory requirements, regulatory enforcement actions and/or fines.
Additional legislation, changes in rules, changes in the interpretation or enforcement of existing laws and rules, or the entering into businesses that subject us to new rules and regulations may directly affect our business, results of operations and financial condition.
In the United Kingdom, our previous primary regulator, the U.K. Financial Services Authority (“FSA”), has been replaced by the Prudential Regulation Authority (“PRA”), a subsidiary of The Bank of England, and the Financial Conduct Authority (“FCA”). The PRA will handle prudential supervision of the more systemically important institutions and the FCA will focus on consumer protection and market regulation as well as prudential supervision of all other regulated financial institutions. Our regulated U.K. subsidiaries, INTL FCStone Ltd. and INTL Global Currencies Limited, are evaluating the impact of these changes on their businesses.
We continue to monitor the impact that the Basel Accords will have on us. The latest update issued by the Basel Committee on Banking Supervision in December 2010, known as Basel III, has recommended strengthening capital and liquidity rules. In response, the European Commission is in the process of implementing amendments to its Capital Requirements Directive known as CRD IV. Changes under CRD IV are expected to start to come into effect in late 2013 or early 2014 and we continue to monitor the potential impact on our subsidiaries that operate in the United Kingdom.
The European Market Infrastructure Regulation (“EMIR”) came into force in August 2012 and became effective in the United Kingdom in 2013. In common with the Dodd-Frank Act in the United States, these rules are intended, among other things, to reduce counterparty risk by requiring that all standardized over-the-counter derivatives are cleared through a central counterparty. We are reviewing EMIR and the related technical standards published by the European Securities and Markets Authority and developing a plan to address these requirements.
We are also reviewing the amendments to the Markets in Financial Instruments Directive and the Markets in Financial Instruments Regulation to assess the impact this legislation is likely to have on our business when they come into force in 2014 or 2015. Among other things, the legislation will require certain over-the-counter derivatives to be traded on exchanges and other electronic trading platforms.
Risks Related to the Notes
The Notes will be effectively subordinated, or junior in right of payment, to our secured indebtedness and to the indebtedness and other obligations of our subsidiaries.
The Notes will be our general unsecured senior obligations ranking effectively junior in right of payment to all of our existing and future secured debt, including obligations under our existing $105 million credit facility, to the extent of the value of the collateral securing such debt. If we are declared bankrupt, become insolvent or are liquidated or reorganized, our secured creditors will be entitled to be paid in full from the proceeds of the collateral securing such secured obligations before any such proceeds may be applied to make payments on the Notes. Holders of the Notes will participate ratably in our remaining assets with all holders of our existing and future unsecured indebtedness that is not expressly subordinated to Notes and all of our other general unsecured obligations, including trade payables, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Notes in full. As a result, holders of the Notes would likely receive less, ratably, than holders of secured indebtedness.

In addition, the Notes are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available therefor, whether by dividends, fees, loans or otherwise. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our indebtedness to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors, including trade creditors. Accordingly, the Notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2013, our subsidiaries had outstanding liabilities of $2.8 billion.
As of March 31, 2013, we had total consolidated indebtedness of approximately $226.0 million of which:

•	$72.0 million was indebtedness outstanding under our $105 million credit facility which is secured by a pledge of the stock of certain of our subsidiaries; and

•	$154.0 million was indebtedness of our subsidiaries all of which is structurally senior in right of payment with respect to the assets of those subsidiaries.
The Indenture governing the Notes limits, but does not prohibit us or our subsidiaries from incurring additional debt. See “Description of the Notes - Certain Covenants - Limitation on Indebtedness.” Furthermore, the Indenture governing the Notes does not restrict us from pledging assets to secure any debt that we may incur or having our subsidiaries guarantee such debt, unless in each case such debt is considered a security under the U.S. Securities Act and the rules, regulations and interpretations promulgated thereunder. See “Description of Notes - Certain Covenants -- Limitation on Liens on Assets Securing Debt Securities of the Company” and “-- -- Limitation on Subsidiary Guarantees of Debt Securities of the Company.” To the extent we incur additional debt that is secured or guaranteed by our subsidiaries, the risks of subordination described above will increase.
The Notes are not rated and the issuance of a credit rating could adversely affect the market price of the Notes.
At their issuance, the Notes will not be rated by any credit rating agency. Following their issuance, the Notes may be rated by one or more of the credit rating agencies. If the Notes are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the market price of the Notes. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Notes. Any real or anticipated downgrade or withdrawal of any ratings of the Notes could have an adverse effect on the market price or liquidity of the Notes.
Ratings reflect only the views of the issuing credit rating agency or agencies and are not a recommendations to purchase, sell or hold any particular security, including the Notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Notes may not reflect all risks related to the Company and its business or the structure or market value of the Notes.
Changes in the credit markets could adversely affect the market price of the Notes.
Following the offering, the market price for the Notes will be based on a number of factors, including:
•the prevailing interest rates being paid by other companies similar to us; and
•the overall condition of the financial markets.
The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.
An increase in market interest rates could result in a decrease in the relative value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.
An active trading market may not develop for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.
The Notes are a new issue of securities and there is no established trading market for the Notes. We intend to apply for listing of the Notes on the NASDAQ Global Market, but there can be no assurance that the Notes will be approved for listing on the NASDAQ Global Market. Even if the listing of the Notes on the NASDAQ Global Market is approved, we cannot make any assurance as to:
•the development of an active trading market;
•the liquidity of any trading market that may develop;
•the ability of holders to sell their Notes; or
•the price at which the holders would be able to sell their Notes.
If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, our credit ratings published by major credit rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market develops, there is no assurance that it will continue.
We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the Notes.
Subject to certain exceptions, the terms of the Notes do not prevent us from entering into a variety of acquisition, divestiture, financing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes.
Redemption may adversely affect your return on the Notes.
We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of the Notes - Redemption and Repayment.” We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.
You may not be able to determine when a change of control has occurred.
The definition of change of control in the Indenture governing the Notes includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

USE OF PROCEEDS
The net proceeds to be received by us from the offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, are estimated to be approximately $38.3 million (or $44.1 million if the underwriter exercises its overallotment option in full). We expect to use the net proceeds for general corporate purposes, which may include, among other things, additions to working capital; the redemption or repurchase of outstanding equity and debt securities; the repayment of indebtedness; and/or the expansion of our business through internal growth or acquisitions. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.
RATIO OF EARNINGS TO FIXED CHARGES
The following table presents the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes (excluding income or loss from equity investments) plus fixed charges. “Fixed charges” consist of interest expense incurred on all indebtedness, amortized premiums, discounts and capitalized expenses relating to indebtedness and interest within rental expense.

	Six Months Ended March 31,		Year Ended September 30,
	2013	2012	2012	2011	2010	2009	2008
	(in millions, except ratios)
Earnings:
Income from continuing operations before income taxes (1)	$20.0	$2.9	$19.3	$59.5	$17.9	$13.3	$42.3
Add: Fixed charges	8.3	7.4	14.9	13.5	11.4	8.4	11.6
Income from continuing operations before income taxes and fixed charges	$28.3	$10.3	$34.2	$73.0	$29.3	$21.7	$53.9

Fixed charges:
Interest expense on indebtedness	$6.3	$5.6	$11.2	$10.5	$9.3	$8.0	$11.2
Interest within rental expense (2)	2.0	1.8	3.7	3.0	2.1	0.4	0.4
Total fixed charges	$8.3	$7.4	$14.9	$13.5	$11.4	$8.4	$11.6

Ratio of earnings to fixed charges (3)	3.4	1.4	2.3	5.4	2.6	2.6	4.6

(1)	Income from continuing operations before income taxes does not include income or loss from investments accounted for under the equity method.

(2)	Includes the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges.
We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding as of the date of this prospectus.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization at March 31, 2013 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the Notes offered hereby in the aggregate principal amount of $40,000,000. The table should be read in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2013
(Dollars in millions)	Actual	As Adjusted
	(unaudited) (in millions, except share amounts)
Cash and cash equivalents
Cash and cash equivalents (1)	$262.0	$300.3

Notes offered hereby (2)	$—	$40.0

Other indebtedness	226.0	226.0

Total debt	$226.0	$266.0

Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding)	$—	—
Common stock, $0.01 par value, authorized 30,000,000 shares, issued 19,507,852 shares and 19,168,770 outstanding	0.2	0.2
Common stock in treasury, at cost - 339,082 shares	(6.1)	(6.1)
Additional paid-in capital	216.9	216.9
Retained earnings	126.8	126.8
Accumulated other comprehensive loss, net	(8.6)	(8.6)
Total stockholders' equity	329.2	329.2
Total capitalization	$555.2	$595.2
(1)    Excludes cash, securities and other assets segregated under federal and other regulation.

(2)	Excludes up to an additional $6.0 million aggregate principal amount of Notes issuable upon the exercise of the underwriters' overallotment option.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion in conjunction with our consolidated financial statements and related notes and information included in our Annual Report on Form 10-K for the year ended September 30, 2012, and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2012 and March 31, 2013, filed with the SEC.
Overview
INTL FCStone Inc. and its consolidated subsidiaries form a financial services group, employing 1,099 people in offices in 12 countries. The Company's services include comprehensive risk management advisory services for commercial customers, execution of listed futures and options-on-futures contracts on all major commodity exchanges, the sale of structured over-the-counter (“OTC”) products in a wide range of commodities, physical trading and hedging of precious and base metals and select other commodities, trading of more than 130 foreign currencies, market-making in international equities, debt origination and asset management.
The Company provides these services to a diverse group of more than 20,000 customers located in more than 100 countries, including producers, processors and end-users of nearly all widely-traded physical commodities; commercial counterparties who are end-users of our products and services; governmental and non-governmental organizations; and commercial banks, brokers, institutional investors and major investment banks.
The Company reports its operating segments based on services provided to customers. The Company's activities are divided into the following functional areas consisting of Commodity and Risk Management Services (“C&RM”), Foreign Exchange, Securities, Clearing and Execution Services (“CES”) and Other.
U.S. GAAP requires the Company to carry derivatives at fair value but physical commodities inventory at the lower of cost or fair value. These requirements may have a significant temporary impact on our reported earnings. Under U.S. GAAP, gains and losses on commodities inventory and derivatives which the Company intends to be offsetting are often recognized in different periods. Additionally, in certain circumstances, U.S. GAAP does not require us to reflect changes in estimated values of forward commitments to purchase and sell commodities. For these reasons, management primarily assesses the Company's operating results on a marked-to-market basis. Management relies on these adjusted operating results to evaluate the performance of the Company's commodities business segment and its personnel, as well as the overall Company. Additionally, the Company focuses on mitigating exposure to market risk, ensuring adequate liquidity to maintain daily operations and making non-interest expenses variable, to the greatest extent possible.
Recent Events Affecting the Financial Services Industry
On October 31, 2011, MF Global Holdings Ltd. (“MF Global”), the parent company of the jointly registered futures commission merchant and broker-dealer, MF Global Inc., filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Following the bankruptcy filing, the CME Group Inc. selected our wholly owned subsidiary, FCStone, LLC, as one of a number of FCM's chosen to receive blocks of MF Global customers. During this process, FCStone, LLC opened accounts for the customers of these introducing brokers and completed the transfer of their positions. In conjunction with the block transfer and during the subsequent period, the Company has opened over 2,300 new accounts for former MF Global customers.
In addition, on November 25, 2011, the Company arranged with the administrator of MF Global's UK operations to acquire the Metals Division of MF Global UK Limited (in special administration). The Company has hired more than 50 professional staff based in London, New York, and Sydney from this metals trading business based in London. This business serves institutional investors and financial services firms in the Americas, Europe and the Asia-Pacific region. Following this transaction, INTL FCStone (Europe) received approval from the London Metals Exchange (“LME”) to upgrade its LME Category Two membership to a LME Category One ring dealing membership.
At the time of the MF Global bankruptcy filing, MF Global notified the Commodity Futures Trading Commission (the “CFTC”) of potential deficiencies in customer segregated futures accounts held at MF Global Inc. In addition, on July 10, 2012 the CFTC took action to freeze the assets of Peregrine Financial Group (“PFG”), a futures commission merchant, following the discovery of potential deficiencies in customer segregated futures accounts at PFG. The CFTC has extensive regulations to provide for the safety and security of customer assets on deposit with FCMs. These regulations require that all FCMs maintain customer segregated assets in qualified depositories in excess of its customer segregated liabilities. FCM's are required to complete a daily calculation of these excess segregated assets as well as their net capital positions and are required to file a CFTC Form 1-FR on a monthly basis.

Following these industry events, the NFA, CFTC and CME have enacted additional regulations designed to safeguard customer assets on deposit with FCMs including semi-monthly Segregated Investment Detail Reports, direct electronic confirmations of segregated balances held at depositories and additional filing requirements involving disbursements made out of customer segregated accounts. In addition, the CFTC enacted changes to the rules governing the acceptable investment of customer segregated assets by removing investments in the general obligations of a sovereign nation and repurchase transactions with affiliated entities from the category of otherwise allowable securities. FCStone, LLC primarily invests the segregated assets of customers in U.S. Treasury Bills and money market mutual funds. As of March 31, 2013, FCStone, LLC maintained $23.2 million in segregated assets in excess of its segregated liabilities.
On July 21, 2010, the President signed the Dodd-Frank Act. The Dodd-Frank Act created a comprehensive new regulatory regime governing the OTC and listed derivatives markets and their participants by requiring, among other things: centralized clearing of standardized derivatives (with certain stated exceptions); the trading of clearable derivatives on swap execution facilities or exchanges; and registration and comprehensive regulation of new categories of market participants as “swap dealers” and swap “introducing brokers.” We registered our subsidiary, INTL FCStone Markets LLC, as a swap dealer on December 31, 2012. Most of the rules affecting this business have now been finalized, and external business conduct rules came into effect on May 1, 2013. Nevertheless, some important rules, such as those setting capital and margin requirements, have not been finalized or fully implemented, and it is too early to predict with any degree of certainty how we will be affected. The Company will continue to monitor all applicable developments in the implementation of the Dodd-Frank Act. The legislation and implementing regulations affect not only us, but also many of our customers and counterparties.
Fiscal 2012 Highlights

•	Achieved record operating and adjusted operating revenues of $457.7 million and $464.5 million, respectively.

•	Increased average customer segregated assets on deposit to $1.9 billion during fiscal 2012.

•	Expanded our three-year syndicated committed loan by $10.0 million to $95.0 million.

•	Successfully acquired and integrated Coffee Network, the Metals Division of MF Global UK Limited, TRX Futures Limited and Aporte DTVM.

•	Obtained London Metals Exchange Category One ring dealing membership.

•	Opened two new offices in Goiani and Recife, Brazil bringing the Company to a total of six offices in the country.

•	Increased exchange traded and OTC contract volumes by 59% and 38%, respectively, from fiscal 2011.
Executive Summary for the Fiscal Year ended September 30, 2012
The Company experienced operating revenue growth during 2012, driven by significant increases in exchange traded revenues in our CES segment, increases in OTC revenues in our core C&RM segment and the addition of the LME metals team from MF Global in the first quarter of fiscal 2012. OTC contract volumes in our soft commodities product line increased 38% compared to 2011, driven by growth in Brazil, Mexico, Latin America and Europe.
Despite the dampening effect of global economic conditions and the disruption caused by the MF Global bankruptcy on overall industry volumes, exchange traded volumes in the C&RM segment grew modestly in 2012 as a result of volatility in agricultural commodities during the third and fourth quarters of 2012 related to the drought in the U.S. midwest. The growth in customers following the bankruptcy of MF Global, contributed to significant growth in overall exchange traded contract volumes and revenues in our CES segment during 2012. During the first quarter of fiscal 2012, the Company acquired the Metals Division of MF Global UK Limited. This Division was a leading LME member, with more than 50 professional staff serving over 600 commercial customers, mostly involved in hedging activities. Subsequent to this transaction, the Company applied for and received a Category One ring dealing membership on the LME. The addition of this LME Metals team increased our operating revenues by $21.9 million in 2012.
On June 15, 2012, London Metal Exchange Holdings Limited, the parent company of the LME, entered into a framework agreement regarding the terms of a recommended cash offer for the entire issued and outstanding ordinary share capital of LME Holdings. On July 23, 2012, the shareholders of LME Holdings voted to approve the sale of the LME to the Hong Kong Exchanges & Clearing Limited. Based on the proposed sale price of the ordinary shares, the shares of the LME held by the Company were valued at $8.7 million as of September 30, 2012. The shares held by the Company, that have been designated as available-for-sale, reflect an unrealized gain of $6.3 million net of income tax expense of $2.0 million. This unrealized gain is recorded in OCI as of September 30, 2012. In late November 2012, the Financial Services Authority approved the change of ownership of the LME. The Company expects to collect payment for the sale of their shares and to reclassify the unrealized gain in accumulated OCI and recognize the realized gain in earnings in the first quarter of fiscal year 2013.
The profitability of our C&RM and CES segments continued to be constrained by low short term interest rates as well as increased costs associated with the expansion of these segments, particularly in London. Our Foreign Exchange segment showed continued growth in revenues in both our foreign exchange and customer hedging product lines. However, some of this growth was offset by a decrease in arbitrage opportunities. The Securities segment continued to experience stronger volumes due to increased demand from retail customers of our institutional clients, our ongoing expansion into the Latin American markets and growth in the debt capital markets product line, most notably in Argentina.
The Company has implemented several initiatives that added to the growth in operating revenues in 2012, but they have not yet resulted in increased profitability. Most notable were the acquisition in August 2011 of Ambrian Commodities Limited, which was renamed INTL FCStone (Europe) Limited, and the Company's subsequent acquisition of the LME metals team discussed above. These initiatives included the build out of our C&RM, CES, foreign exchange prime brokerage, and OTC derivative trading capabilities in London. While these initiatives were not profitable in the 2012 fiscal year as a whole, they were profitable for the fourth quarter of fiscal 2012. The Company has also expanded our investment banking and soft commodities product lines as well as our global operations staff. We have expanded our internal information technology development capabilities, which allows us to deploy OTC product offerings more rapidly.
Results of Operations for 2012, 2011 and 2010
Set forth below is the Company's discussion of the results of its operations, as viewed by management, for the fiscal years ended 2012, 2011 and 2010, respectively. This discussion refers to both U.S. GAAP results and adjusted non-GAAP marked-to-market information. For the Foreign Exchange, Securities, Clearing and Execution Services (“CES”) and Other segments, there are no differences between the U.S. GAAP results and the adjusted non-GAAP marked-to-market results. Only the Commodity and Risk Management Services (“C&RM”) segment has differences between the U.S. GAAP results and the adjusted non-GAAP marked-to-market results. However, this means that there are differences between the U.S. GAAP basis and the non-GAAP marked-to-market basis total operating revenues, total contribution and net income. Please note that any term below that contains the word 'adjusted' refers to non-GAAP, marked-to-market information.
The discussion below relates only to continuing operations. All revenues and expenses, including income tax expense, relating to discontinued operations have been removed from disclosures of total revenues and expenses in all periods and are reflected net, within the income (loss) from discontinued operations amounts.

The following table shows an overview of our financial results for 2012, 2011 and 2010:
Financial Overview (Unaudited)

	Year Ended September 30,
(in millions)	2012	% Change	2011	% Change	2010
Operating revenues	$457.7	8%	$423.2	57%	$269.0
Marked-to-market adjustment (non-GAAP)	6.8	n/m	(8.4)	n/m	6.0
Adjusted operating revenues (non-GAAP)	464.5	12%	414.8	51%	275.0
Interest expense	11.6	3%	11.3	14%	9.9
Adjusted net revenues (non-GAAP)	452.9	12%	403.5	52%	265.1
Non-interest expenses	426.8	21%	352.4	46%	241.2
Adjusted income from continuing operations, before tax (non-GAAP)	$26.1	(49)%	$51.1	114%	$23.9
Reconciliation of net revenues from GAAP to adjusted, non-GAAP numbers:
Net revenues	$446.1		$411.9		$259.1
Marked-to-market adjustment (non-GAAP)	6.8		(8.4)		6.0
Adjusted net revenues (non-GAAP)	$452.9		$403.5		$265.1
Reconciliation of income from continuing operations, before tax from GAAP to adjusted, non-GAAP numbers:
Income from continuing operations before income tax	$19.3		$59.5		$17.9
Marked-to-market adjustment (non-GAAP)	6.8		(8.4)		6.0
Adjusted income from continuing operations, before tax (non-GAAP)	$26.1		$51.1		$23.9
2012 Operating Revenues vs. 2011 Operating Revenues
The Company's operating revenues under U.S. GAAP for 2012 and 2011 were $457.7 million and $423.2 million, respectively. This 8% increase in operating revenue was primarily driven by 42% and 31% increases in the CES and Securities segments, respectively. In addition, there were increases in operating revenues of 6% in the Foreign Exchange segment and 9% in the Other segment, which were partially offset by a 3% decrease in the operating revenues in the C&RM segment compared to the prior year.
The Company's adjusted operating revenues were $ 464.5 million in 2012, compared with $414.8 million in 2011, an increase of $49.7 million, or 12%. The only difference between operating revenues and adjusted operating revenues, a non-GAAP measure, is the gross marked-to-market adjustment of $6.8 million and $(8.4) million for 2012 and 2011, respectively. The gross marked-to-market adjustment only affects the adjusted operating revenues in the C&RM and Other segments. Adjusted operating revenues increased 3% and 15% in the C&RM and Other segments, respectively, compared to the prior year.
Adjusted operating revenues are identical to operating revenues in all other segments.
Operating revenues decreased slightly in the C&RM segment in 2012, primarily due to $14.4 million decrease in operating revenues in the precious metals product line due to a tightening of spreads and a decrease in the number of ounces traded caused by low market volatility. Adjusted operating revenues in the precious metals product line decreased $7.3 million in 2012 compared to the prior year. Operating revenues and adjusted operating revenues in our base metals product line increased $7.6 million and $14.8 million, respectively, primarily as a result of the addition of the LME metals team in the first quarter of 2012. The LME metals team added $21.8 million in both operating and adjusted operating revenues in 2012.
Within the C&RM segment, operating revenues in the soft commodity product line were relatively unchanged in 2012 compared to the prior year at $206.9 million, as a $1.8 million decline in exchange traded commission and clearing fee revenue and a $2.8 million decline in interest income were nearly offset by increases in both OTC and consulting fee revenues. The decline in exchange traded commission and clearing fee revenues was primarily related to lost revenues from clients introduced to MF Global during the first quarter of 2012, while interest income continued to be constrained by slightly lower customer deposits and lower short term interest rates. OTC volumes increased 38% over the prior year, resulting from drought related agricultural commodity volatility as well as strong volume growth in Mexico, Latin America and Europe.
Operating revenues in the Foreign Exchange segment in 2012 increased primarily as a result of higher volumes in the foreign exchange business and higher commercial hedging activity, most notably in Brazil, as well as increased trading activity in our speculative customer prime brokerage business. These increases were partially offset by a 30% decrease in operating revenues in the foreign exchange arbitrage business.
Operating revenues in the Securities segment in 2012 benefited from an increase in demand from customers of our international equities market-making product line, as the overall equities markets volumes recovered, as well as a $4.5 million increase in operating revenues in the debt capital markets product line driven by increased activity in the Company's Argentina operations.
Operating revenues in the CES segment increased 42%, driven by a 67% increase in exchange traded volumes primarily attributable to accounts transferred from MF Global. However, operating revenues in this segment continue to be constrained by low short-term interest rates.
Operating revenues and adjusted operating revenues in the Other segment increased by 9% and 15%, respectively. These increases were primarily caused by the expansion of our grain financing and physical commodity origination product lines, which were partially offset by lower asset management revenues. See 2012 vs. 2011 Segment Analysis below for additional information on activity in each of the segments.
In 2012, operating revenues include realized gains of $2.5 million and unrealized losses of $1.1 million on interest rate swap derivative contracts used to manage a portion of our aggregate interest rate position. In 2011, operating revenues included realized gains of $4.2 million and unrealized losses of $0.2 million on interest rate swap derivative contracts. These interest rate swaps are not designated for hedge accounting treatment, and changes in the fair values of these interest rate swaps, which are volatile and can fluctuate from period to period, are recorded in earnings on a quarterly basis. As of September 30, 2012, $765 million in notional principal of interest rate swaps were outstanding with a weighted-average life of 6 months.
2011 Operating Revenues vs. 2010 Operating Revenues
The Company's operating revenues under U.S. GAAP for 2011 and 2010 were $423.2 million and $269.0 million, respectively. This 57% increase in operating revenue was primarily driven by a 95% increase in the operating revenues in the C&RM segment. In addition, there were increases in operating revenues of 25% in the Foreign Exchange segment, 47% in the Securities segment, 7% in the CES segment and 61% in the Other segment over the prior year.
Operating revenues increased significantly in the C&RM segment in 2011, due to increases in exchange-traded and OTC volumes in our soft commodities product line of 4% and 126%, respectively over the prior year, resulting from an increase in volatility in agricultural commodities, as well as an expanded customer base, a benefit of recent acquisitions and geographic expansion. The acquisition of the Hanley Companies in Q4 2010 led to an increased offering of structured OTC products to our commercial customers, contributing to the significant increase in operating revenues, primarily reflected within 'trading gains, net' in our consolidated income statements, in 2011 as compared to the prior year.
In addition, our precious metals product line revenues grew due to a significant increase in trading activity as a result of increased global economic demand, while base metal product line revenues expanded with widening spreads driven by market volatility and rising prices. Operating revenues in the Foreign Exchange segment in 2011 increased primarily as a result of higher volumes in the foreign exchange business and higher commercial hedging activity, most notably in Brazil, as well as increased trading activity in both our speculative customer prime brokerage and foreign exchange arbitrage desk businesses as compared to the prior year period.
Operating revenues in the Securities segment in 2011 benefited from an increase in demand from retail customers of our institutional clients in our international equities market-making product line as the overall equities markets recovered. In addition, operating revenues in this segment were driven by increased activity in the debt capital markets following the acquisition of the Provident Group late in fiscal 2010. Operating revenues in the CES segment in 2011 rose slightly over the prior year period as market volatility resulted in higher exchange-traded volumes. However, operating revenues in this segment continue to be constrained by low short-term interest rates. See 2011 vs. 2010 Segment Analysis below for additional information on activity in each of the segments.
In 2011, operating revenues include realized gains of $4.2 million and unrealized losses of $0.2 million on interest rate swap derivative contracts used to manage a portion of our aggregate interest rate position. In 2010, operating revenues included realized and unrealized gains of $1.0 million and $2.5 million, respectively, on interest rate swap derivative contracts. These interest rate swaps are not designated for hedge accounting treatment, and changes in the fair values of these interest rate swaps, which are volatile and can fluctuate from period to period, are recorded in earnings on a quarterly basis. As of September 30, 2011, $1.1 billion in notional principal of interest rate swaps were outstanding with a weighted-average life of 14 months.
The Company's adjusted operating revenues were $414.8 million in 2011, compared with $275.0 million in 2010, an increase of $139.8 million, or 51%. The only difference between operating revenues and adjusted operating revenues, a non-GAAP measure, is the gross marked-to-market adjustment of $(8.4) million and $6.0 million for 2011 and 2010, respectively. The gross marked-to-market adjustment only affects the adjusted operating revenues in the C&RM segment. Adjusted operating revenues are identical to operating revenues in all other segments.
2012 Interest Expense vs. 2011 Interest Expense
Interest expense increased from $11.3 million for 2011 to $11.6 million for 2012. This increase was due to increases in the average borrowings on our credit facilities, primarily related to base metals activities, during 2012. The increase was partially offset by a decrease in interest paid to customers, impact from the interest rate swaps discussed below and the result of the conversion of the remaining balance of the Company's convertible subordinated debt in September 2011.
In 2008, the Company entered into two three-year interest rate swaps for a total notional value of $100 million, which were originally designated as cash flow hedges. The Company previously discontinued hedge accounting for one of the swaps. Hedge accounting for the remaining swap was discontinued during 2011, which resulted in reclassifying a portion of the deferred loss to earnings during the year. The effective portion of the change in cash flows from the interest rate swaps had the effect of increasing the Company's reported interest expense by $1.0 million during 2011. During 2011, both interest rate swap contracts, each with a notional value of $50 million, matured.
2011 Interest Expense vs. 2010 Interest Expense
Interest expense increased from $9.9 million for 2010 to $11.3 million for 2011. This increase in interest expense was primarily driven by increases in the base metal product line and commodity financing business during 2011, as well as an increase in quarterly commitment fees and amortizable line of credit fees on renewed and expanded committed credit facilities closed in the fourth quarter of 2010 and first quarter of 2011. The increase in interest expense was partially offset by a decrease in interest on subordinated debt, as FCStone, LLC, our futures commission merchant, repaid substantially all of its subordinated debt during the first six months of 2010, and did not renew the subordinated credit facility. In 2008, the Company entered into two three-year interest rate swaps for a total notional value of $100 million, which were originally designated as cash flow hedges. The Company previously discontinued hedge accounting for one of the swaps. Hedge accounting for the remaining swap was discontinued during 2011, which resulted in reclassifying a portion of the deferred loss to earnings during the year. During 2011, both interest rate swap contracts, each with a notional value of $50 million, matured.
Non-Interest Expenses
The following table shows a summary of our non-interest expenses.

	Year Ended September 30,
(in millions)	2012	% Change	2011	% Change	2010
NON-INTEREST EXPENSES
Compensation and benefits	$202.4	15%	$176.6	69%	$104.2
Clearing and related expenses	107.2	39%	77.4	13%	68.2
Introducing broker commissions	31.0	29%	24.0	27%	18.9
Other non-interest expenses:
Communication and data services	22.6	46%	15.5	40%	11.1
Occupancy and equipment rental	11.0	24%	8.9	44%	6.2
Professional fees	12.9	22%	10.6	31%	8.1
Depreciation and amortization	7.2	53%	4.7	194%	1.6
Bad debts and impairments	1.5	(76)%	6.2	7%	5.8
Other expense	31.0	9%	28.5	67%	17.1
	86.2	16%	74.4	49%	49.9
Total non-interest expenses	$426.8	21%	$352.4	46%	$241.2

2012 Non-Interest Expenses vs. 2011 Non-Interest Expenses
Total Non-Interest Expenses
Non-interest expenses increased by 21% from $352.4 million in 2011 to $426.8 million in 2012.
Compensation and Benefits
Compensation and benefits expense increased by 15% from $176.6 million to $202.4 million, and represented 47% and 50% of total non-interest expenses in 2012 and 2011, respectively. Total compensation and benefits were 44% of operating revenues and adjusted operating revenues in 2012, respectively, compared to 42% and 43% in 2011, respectively. The variable portion of compensation and benefits decreased 3% from $100.8 million in 2011 to $97.8 million in 2012, as an 8% increase in operating revenues as compared to the prior year, was more than offset by a decrease in administrative and executive variable incentive compensation. Administrative and executive bonuses were $14.1 million, compared with $15.7 million in 2011.
The fixed portion of compensation and benefits increased 36% from $76.7 million in 2011 to $104.5 million in 2012, primarily as a result of the acquisition of Ambrian Commodities Limited, the LME metals team of MF Global and TRX Futures Limited, as well as an expansion of investment banking and administrative departments, including information technology development, credit and risk, compliance and accounting departments. Stock-based compensation includes stock option and restricted stock expense. Stock option expense was $1.4 million in 2012, compared with $0.6 million in 2011. Restricted stock expense includes a proportion of the current year, as well as the previous two years, bonuses allocated to restricted stock awards, as the awards are deferred and expensed ratably over their three year vesting period. Restricted stock expense was $4.5 million in 2012, compared with $1.7 million in 2011. The number of employees increased 19%, from 904 at the end of fiscal 2011 to 1,074 at the end of fiscal 2012, primarily as a result of acquisitions of the LME metals team and TRX Futures Limited.
Clearing and Related Expenses
Clearing and related expenses increased by 39% from $77.4 million in 2011 to $107.2 million in 2012. This increase was primarily due to a 59% increase in exchange-traded customer volume, a 38% increase in OTC trading volumes in the C&RM segment within the Hanley Companies, as well as an increase in trading volume in our equities market-making business and activity from the acquisitions of Ambrian Commodities Limited and TRX Futures Limited.
Introducing Broker Commissions
Introducing broker commissions increased by 29% from $24.0 million in 2011 to $31.0 million in 2012. This increase was primarily due to an increase in exchange-traded volumes from our introducing brokers, particularly in our CES segment as several new introducing broker relationships were opened following the bankruptcy filing of MF Global in October 2011.
Other Non-Interest Expenses
Other non-interest expenses increased by 16% from $74.4 million in 2011 to $86.2 million in 2012. Communication and data services expenses increased $7.1 million, primarily due to increases in market information expenses and trading software costs following the acquisitions of Hudson Capital Energy, Ambrian Commodities Limited, the LME metals team and TRX Futures Limited, as well as expansion of our soft commodities and foreign exchange activities. Occupancy and equipment rental increased $2.1 million, primarily as a result of the relocation of our London offices, in conjunction with the acquisitions of Ambrian Commodities Limited, the LME metals team and TRX Futures Limited. Depreciation and amortization increased $2.5 million, primarily due to the increase in depreciation of additional information technology software and infrastructure and leasehold improvements placed into service during 2012 and 2011.
Partially offsetting the increase in other non-interest expenses, bad debts and impairments decreased $4.7 million year over year. During 2012, bad debts and impairments were $1.5 million and included $0.8 million of impairment charges on intangible assets, previously determined to have indefinite lives, and $0.7 million of bad debt expense, net of recoveries of $0.1 million. During 2011, bad debts and impairments were $6.2 million and included an impairment loss of $1.7 million related to the fair value adjustment of its investment in debentures for the single asset owning company of Suriwongse Hotel located in Chiang Mai, Thailand, originally issued in August 2008, as more fully described in the Securities section of our 2011 vs. 2010 Segment Analysis. Additionally, during 2011, the Company recorded bad debt expense, net of recoveries, of $4.5 million, as more fully discussed in our 2011 vs 2010 Non-Interest Expense Analysis.
Within 'other' expense, the Company recorded $2.0 million in expense during 2012 related to the revaluation of contingent liabilities related to potential additional consideration to be paid for the acquisitions of the RMI Companies, the Hanley Companies and Hencorp Futures, compared to $3.2 million during 2011. The Company also accrued additional contingent consideration during 2012 and 2011 of $0.4 million and $1.6 million, respectively, related to FCStone, LLC's pre-

merger acquisitions of Downes & O'Neill, LLC and Globecot, Inc. Also, as a result of the acquisitions made over the last two years and expansion of our offices, primarily in London, Singapore and South America, business development and employee travel expenses increased $2.3 million in 2012 as compared to the prior year.
Provision for Taxes
The effective income tax rate on a U.S. GAAP basis was 21%, in 2012, compared with 38% in 2011. The effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings. In 2012, we have a loss from continuing operations, before tax attributable from U.S. jurisdictions, compared to 2011, where 46% of the income from continuing operations, before tax was attributable from U.S. jurisdictions. Generally, when the percentage of pretax earnings generated from the U.S. decreases, our effective income tax rate decreases.
2011 Non-Interest Expenses vs. 2010 Non-Interest Expenses
Total Non-Interest Expenses
Non-interest expenses increased by 46% from $241.2 million in 2010 to $352.4 million in 2011.
Compensation and Benefits
Compensation and benefits expense increased by 69% from $104.2 million to $176.6 million, and represented 50% and 43% of total non-interest expenses in 2011 and 2010, respectively. Total compensation and benefits were 42% of operating revenues and adjusted operating revenues in 2011, respectively, compared to 39% and 38% in 2010, respectively. The variable portion of compensation and benefits increased by 95% from $51.3 million in 2010 to $100.8 million in 2011, mainly as a result of the 57% increase in operating revenues as compared to the prior year. Administrative and executive bonuses were $15.7 million, compared with $6.0 million in 2010.
The fixed portion of compensation and benefits increased 43% from $52.9 million in 2010 to $75.7 million in 2011. Stock-based compensation includes stock option expense and restricted stock expense. Stock option expense was $0.6 million in 2011, compared with $0.5 million in 2010. Restricted stock expense includes a proportion of the 2011, as well as the previous two years, bonuses allocated to restricted stock awards, as the awards are deferred and expensed ratably over their three year vesting period. Restricted stock expense was $1.7 million in 2011, compared with $1.4 million in 2010. The number of employees increased 24%, from 729 at the end of fiscal 2010 to 904 at the end of fiscal 2011, primarily as a result of acquisitions of the Provident Group, Hencorp Futures, Ambrian Commodities Limited, as well as certain assets purchased from Hudson Capital Energy, LLC.
Clearing and Related Expenses
Clearing and related expenses increased by 13% from $68.2 million in 2010 to $77.4 million in 2011. This increase was primarily due to a 2% increase in exchange-traded customer volume, a 126% increase in OTC trading volumes in the C&RM segment following the acquisition of the Hanley Companies in Q4 2010, as well as an increase in trading volume in our equities market-making business.
Introducing Broker Commissions
Introducing broker commissions increased by 27% from $18.9 million in 2010 to $24.0 million in 2011. This increase was primarily due to an increase in exchange-traded volumes from our introducing brokers as well as increased volumes in our foreign exchange business.
Other Non-Interest Expenses
Other non-interest expenses increased by 49% from $49.9 million in 2010 to $74.4 million in 2011. As a result of the acquisitions of the RMI Companies, the Hanley Companies, Provident Group and Hencorp Futures and the relocation of office space, communications and data services and occupancy and equipment rental increased $4.4 million and $2.7 million, respectively. Depreciation and amortization increased $3.1 million, primarily due to the $1.6 million increase in the amortization of identifiable intangible assets from the acquisitions made in 2010 and from depreciation of additional technology infrastructure placed into service during 2011.
Other non-interest expenses include bad debt expense, net of recoveries, and impairments of $6.2 million and $5.8 million for the years ended 2011 and 2010, respectively. During 2011, the Company recorded an impairment loss of $1.7 million related to the fair value adjustment of its investment in debentures for the single asset owning company of Suriwongse Hotel located in Chiang Mai, Thailand, originally issued in August 2008, as more fully described in the Securities section of our 2011 vs. 2010 Segment Analysis.
Additionally, during 2011, the Company recorded bad debt expense, net of recoveries, of $4.5 million, including provision increases primarily related to credit losses recognized on consigned gold transactions, within the C&RM segment and a clearing customer deficit account within the CES segment. A portion of the loss on consigned gold related to a customer for a which a partial provision was recorded during Q4 2010. During 2011, negotiation efforts with the customer resulted in settlement of the loss in excess of the amount previously estimated, and a charge to bad debt expense for the incremental uncollectible portion. During 2011, the Company recorded recoveries of $3.7 million of bad debt expense related to collection of a previous customer account deficit, within the C&RM segment and collection following a settlement relating to a disputed trade, within the CES segment, that was “given-up” to FCStone in Q3 2010. During 2010, FCStone had recorded a charge to bad debt expense of $2.3 million related to this disputed trade that was “given-up” to FCStone. Additionally in 2010, the Company recorded a $2.5 million provision against a receivable from a Dubai customer to whom INTL Commodities DMCC had consigned gold, and an impairment charge of $1.1 million related to our investment in INTL Sieramet, a consolidated subsidiary.
Additionally, within 'other' expense, the Company recorded $3.2 million in expense during 2011 related to the revaluation of contingent liabilities related to potential additional consideration to be paid for the acquisitions of the RMI Companies, the Hanley Companies and Hencorp Futures. The Company also accrued additional contingent consideration during 2011 related to FCStone, LLC's pre-merger acquisitions of Downes & O'Neill, LLC and Globecot, Inc., in the amount of $1.6 million, which is also included within 'other' expense. Also within 'other' expense, as a result of the acquisitions made in the last eighteen months and expansion of our offices in Australia, London, Singapore and South America, employee travel expenses increased $2.1 million in 2011 as compared to the prior year.
Provision for Taxes
The effective income tax rate on a U.S. GAAP basis was 38%, in 2011, compared with 36% in 2010. The effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings. In 2011, 46% of the income from continuing operations, before tax was attributable from U.S. jurisdictions, compared to 25% in 2010. Generally, when the percentage of pretax earnings generated from the U.S. increases, our effective income tax rate increases.
Variable vs. Fixed Expenses

	Year Ended September 30,
(in millions)	2012	% of Total	2011	% of Total	2010	% of Total
VARIABLE vs. FIXED EXPENSES
Variable compensation and benefits	$97.8	23%	$100.8	29%	$51.3	21%
Variable clearing and related expenses	104.5	25%	74.5	21%	65.4	27%
Introducing broker commissions	31.0	7%	23.9	7%	18.9	8%
Total variable expenses	233.3	55%	199.2	57%	135.6	56%
Fixed expenses	192.0	45%	147.0	41%	99.8	42%
Bad debts and impairments	1.5	—%	6.2	2%	5.8	2%
Total non-variable expenses	193.5	45%	153.2	43%	105.6	44%
Total non-interest expenses	$426.8	100%	$352.4	100%	$241.2	100%
The Company seeks to make its non-interest expenses variable to the greatest extent possible, and to keep its fixed costs as low as possible. The table above shows an analysis of the Company's total non-interest expenses for the years ended September 30, 2012, 2011 and 2010, respectively.
Historically, the Company's variable expenses have consisted of variable compensation paid to traders and risk management consultants, bonuses paid to operational employees, clearing and related expenses and introducing broker commissions. Accrued administrative and executive bonuses have historically been shown as fixed expenses. As administrative and executive bonuses accruals are either directly or indirectly determined by profitability of the Company, we have included these accruals as variable expenses in the table above. The amounts related to these accruals which had previously been reported as fixed expenses for the years ended September 30, 2010 was $5.0 million.
As a percentage of total non-interest expenses, variable expenses were 55% in 2012 and 57% in 2011 and 2010, respectively.

Segment Information
The Company reports its operating segments based on services provided to customers. The following table shows information concerning the Company's principal business segments.

	Year Ended September 30,
(in millions)	2012	% Change	2011	% Change	2010
SEGMENT RESULTS
Commodity and Risk Management Services (C&RM)
Operating revenues	$246.0	(3)%	$252.6	95%	$129.8
Gross marked-to-market adjustment (non-GAAP)	5.9	n/m	(8.4)	n/m	6.0
Adjusted operating revenues (non-GAAP)	251.9	3%	244.2	80%	135.8
Interest expense	6.9	(18)%	8.4	35%	6.2
Variable direct expenses	96.1	4%	92.6	76%	52.7
Adjusted net contribution (non-GAAP)	148.9	4%	143.2	86%	76.9
Non-variable direct expenses	73.3	26%	58.1	52%	38.1
Adjusted segment income (non-GAAP)	75.6	(11)%	85.1	119%	38.8
Foreign Exchange
Operating revenues	$62.6	6%	$59.3	25%	$47.5
Interest expense	0.9	(10)%	1.0	43%	0.7
Variable direct expenses	20.4	(4)%	21.2	13%	18.8
Net contribution	41.3	11%	37.1	33%	28.0
Non-variable direct expenses	13.0	43%	9.1	47%	6.2
Segment income	28.3	1%	28.0	28%	21.8
Securities
Operating revenues	$39.9	31%	$30.5	47%	$20.8
Interest expense	0.3	(25)%	0.4	(20)%	0.5
Variable direct expenses	19.8	46%	13.6	53%	8.9
Net contribution	19.8	20%	16.5	45%	11.4
Non-variable direct expenses	15.3	5%	14.6	152%	5.8
Segment income	4.5	137%	1.9	(66)%	5.6
Clearing & Execution Services (CES)
Operating revenues	$93.8	42%	$66.1	7%	$61.8
Interest expense	0.5	(44)%	0.9	(50)%	1.8
Variable direct expenses	79.0	55%	50.9	3%	49.3
Net contribution	14.3	—%	14.3	34%	10.7
Non-variable direct expenses	12.1	29%	9.4	(2)%	9.6
Segment income	2.2	(55)%	4.9	345%	1.1
Other
Operating revenues	$15.6	9%	$14.3	61%	$8.9
Gross marked-to-market adjustment (non-GAAP)	0.9	n/m	—	n/m	—
Adjusted operating revenues (non-GAAP)	16.5	15%	14.3	61%	8.9
Interest expense	1.4	8%	1.3	550%	0.2
Variable direct expenses	3.9	30%	3.0	88%	1.6
Adjusted net contribution (non-GAAP)	11.2	12%	10.0	41%	7.1
Non-variable direct expenses	4.9	11%	4.4	29%	3.4
Adjusted segment income (non-GAAP)	6.3	13%	5.6	51%	3.7

	Year Ended September 30,
(in millions)	2012	% Change	2011	% Change	2010
Total Segment Results
Operating revenues	$457.9	8%	$422.8	57%	$268.8
Gross marked-to-market adjustment (non-GAAP)	6.8	n/m	(8.4)	n/m	6.0
Adjusted operating revenues (non-GAAP)	464.7	12%	414.4	51%	274.8
Interest expense	10.0	(17)%	12.0	28%	9.4
Variable direct expenses	219.2	21%	181.3	38%	131.3
Adjusted net contribution (non-GAAP)	235.5	7%	221.1	65%	134.1
Non-variable direct expenses	118.6	24%	95.6	52%	63.1
Adjusted net segment income (non-GAAP)	$116.9	(7)%	$125.5	77%	$71.0
Reconciliation of C&RM net contribution from GAAP to adjusted, non-GAAP numbers:
Total C&RM net contribution	$143.0		$151.6		$70.9
Gross marked-to-market adjustment (non-GAAP)	5.9		(8.4)		6.0
C&RM adjusted net contribution (non-GAAP)	$148.9		$143.2		$76.9
Reconciliation of C&RM segment income from GAAP to adjusted, non-GAAP numbers:
Total C&RM segment income	$69.7		$93.5		$32.8
Gross marked-to-market adjustment (non-GAAP)	5.9		(8.4)		6.0
C&RM adjusted segment income (non-GAAP)	$75.6		$85.1		$38.8
Reconciliation of Other net contribution from GAAP to adjusted, non-GAAP numbers:
Total Other net contribution	$10.3		$10.0		$7.1
Gross marked-to-market adjustment (non-GAAP)	0.9		—		—
Other adjusted net contribution (non-GAAP)	$11.2		$10.0		$7.1
Reconciliation of Other segment income from GAAP to adjusted, non-GAAP numbers:
Total Other segment income	$5.4		$5.6		$3.7
Gross marked-to-market adjustment (non-GAAP)	0.9		—		—
Other adjusted segment income (non-GAAP)	$6.3		$5.6		$3.7
Reconciliation of total operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues	$457.7		$423.2		$269.0
Gross marked-to-market adjustment (non-GAAP)	6.8		(8.4)		6.0
Operating revenue not assigned to a segment	0.2		(0.4)		(0.2)
Adjusted segment operating revenues (non-GAAP)	$464.7		$414.4		$274.8
Reconciliation of net contribution from GAAP to adjusted, non-GAAP numbers:
Total net contribution	$228.7		$229.5		$128.1
Gross marked-to-market adjustment (non-GAAP)	6.8		(8.4)		6.0
Adjusted net contribution (non-GAAP)	$235.5		$221.1		$134.1
Reconciliation of segment income from GAAP to adjusted, non-GAAP numbers:
Total net segment income	$110.1		$133.9		$65.0
Gross marked-to-market adjustment (non-GAAP)	6.8		(8.4)		6.0
Adjusted net segment income (non-GAAP)	$116.9		$125.5		$71.0
2012 vs. 2011 Segment Analysis
The net contribution of all the Company's business segments decreased 0% to $228.7 million in 2012 as compared to $229.5 million in 2011. The adjusted net contribution of all the Company's business segments increased 7% to $235.5 million in 2012 as compared with $221.1 million in 2011.

Net contribution is one of the key measures used by management to assess the performance of each segment and for decisions regarding the allocation of the Company's resources. Net contribution is calculated as revenue less direct cost of sales, interest expense, clearing and related expenses, introducing broker commissions and variable compensation. Variable compensation paid to risk management consultants and traders generally represents a fixed percentage of an amount equal to revenues generated, and in some cases, revenues produced less clearing and related charges, base salaries and an overhead allocation.
Total segment income was $110.1 million in 2012, compared with $133.9 million in 2011. Total adjusted segment income was $116.9 million in 2012, compared with $125.5 million in 2011.
Segment income is calculated as net contribution less non-variable direct expenses of the segment. These non-variable direct expenses include trader base compensation and benefits, operational employee compensation and benefits, communication and data services, business development, professional fees, bad debt expense, trade errors and direct marketing expenses.
Commodity and Risk Management Services
Operating revenues under U.S. GAAP decreased from $252.6 million in 2011 to $246.0 million in 2012. Adjusted operating revenues increased by 3% from $244.2 million in 2011 to $251.9 million in 2012. Operating revenues within this segment are primarily driven by the soft commodities, precious metals and base metals product lines.
Within the soft commodities product line, operating revenues were relatively unchanged from $206.9 million in 2011 to $207.0 million in 2012. Exchange-traded contract volumes decreased 1% and OTC contract volumes increased 38%, respectively in 2012, over the prior fiscal year, which includes primarily agricultural and energy commodities. While drought related volatility in agricultural commodities drove an increase in exchange traded contract volumes in the last six months of 2012, adverse economic and industry conditions in the first quarter of 2012 more than offset those increases, resulting in the slight volume decline in the 2012. Despite relatively flat volumes, exchange traded commission and clearing fee revenues declined $1.8 million to $64.5 million in 2012, primarily as a result of the effect of lost revenues from clients introduced by RMI and Hencorp Futures to MF Global. The majority of these clients previously introduced to MF Global have subsequently opened accounts directly with FCStone LLC. Overall OTC revenues, primarily reflected within 'trading gains, net' in our consolidated income statements, increased $2.9 million to $123.1 million in 2012, compared to the prior year. This increase was a result of the agricultural commodity volatility noted above as well as strong growth in overall OTC contract volumes, particularly in Mexico, Latin America and Europe, which was partially offset by lower structured OTC product volumes, particularly in the Brazil markets during 2012. Interest income decreased 39% to $4.5 million, driven by a 8% decrease in the average level of exchange traded customer deposits to $923.2 million, lower OTC customer deposits and lower short term interest rates.
Precious metals operating revenues decreased from $25.5 million in 2011 to $11.1 million in 2012. Precious metals adjusted operating revenues decreased from $21.4 million in 2011 to $14.1 million in 2012. These decreases were primarily a result of a tightening of spreads due to a lack of market volatility and a 14% decrease in the number of ounces traded in 2012 as compared to the prior year period, particularly in the Far East markets.
Base metals operating revenues increased from $20.3 million in 2011 to $27.9 million in 2012. Base metals adjusted operating revenues increased from $16.0 million in 2011 to $30.8 million in 2012. These increases primarily resulted from the addition of the LME metals team in Q1 2012, which added $21.8 million, partially offset by a tightening of spreads in the physical base metals business.
Segment income decreased from $93.5 million in 2011 to $69.7 million in 2012. Adjusted segment income decreased from $85.1 million to $75.6 million. Variable expenses expressed as a percentage of operating revenues increased from 37% to 39%. Variable expenses expressed as a percentage of adjusted operating revenues remained consistent at 38% in each year. Segment income in 2012 was primarily affected by the decrease in revenues, as discussed above, along with increases in non-variable compensation and benefits and communications and data services primarily resulting from the acquisition of the LME metals team. Segment income in 2011 was affected by bad debt expense of $6.0 million, primarily related to two precious metals customers to whom the Company had consigned gold, which was partially offset by $1.7 million in recoveries of bad debt expense, primarily related to a bad debt provision decrease on a previous customer account deficit based on collection of an amount in excess of the amount expected to be collected against a promissory note.
Foreign Exchange
Operating revenues increased by 6% from $59.3 million in 2011 to $62.6 million in 2012. The operating revenues in the Company's foreign exchange product line increased from $32.4 million in 2011 to $39.0 million in 2012. This increase was driven by a 17% increase in the volume of trades in the Company's foreign exchange product line as the Company continued to benefit from an increase in financial institutions and other customers as well as our ability to offer an electronic transaction order system to our customers.
In 2012, the customer speculative foreign exchange product line operating revenues increased 3% to $8.2 million as compared to the prior year. Operating revenues from customer hedging activity increased 20% to $5.4 million, primarily driven by an increase of hedging by customers of our Brazilian operations. The proprietary foreign exchange arbitrage desk, which arbitrages the cash versus the exchange traded markets, experienced a 30% decrease in operating revenues to $10.0 million due to fewer favorable arbitrage opportunities.
Segment income increased 1% from $28.0 million in 2011 to $28.3 million in 2012. Variable expenses expressed as a percentage of operating revenues decreased from 36% to 33%, primarily as a result of the change in mix of revenues in the current period.
Securities
Operating revenues increased by 31% from $30.5 million in 2011 to $39.9 million in 2012. Operating revenues in the equities market-making product line increased 23% from the prior year to $25.1 million. Operating revenues in the debt capital markets product line increased from $10.4 million in 2011 to $14.9 million in 2012.
Operating revenues in the equities market-making product line are largely dependent on overall volume and volatility, and with the increased levels of activity in the global equity markets, the retail customer business which drives the Company's equity market making activities has increased. Equity market-making operating revenues include the trading profits earned by the Company before the related expense deduction for ADR conversion fees. These ADR fees are included within the consolidated income statements as 'clearing and related expenses'.
The debt capital markets product line, primarily focuses debt origination, including a wide range of services, including the arranging and placing of debt issues, merger and acquisition advisory services and asset backed securitization as well as debt trading in the international markets. The debt origination activities continue to be constrained due to global economic conditions, increasing 5% from $6.1 in 2011 to $6.4 million in 2012. Operating revenues in the debt trading business doubled from $4.2 million in 2011 to $8.4 million in 2012, driven by increased activity in the Company's Argentina operations.
Segment income increased 137%, from $1.9 million in 2011 to $4.5 million in 2012, primarily as a result of increase in operating revenues in the equity market making and debt trading businesses. Segment income for 2011 includes a $1.7 million loss related to the fair value adjustment of the Company's investment in debentures of the single asset owning company of Suirwongse Hotel located in Chiang Mai, Thailand. Variable expenses expressed as a percentage of operating revenues increased from 45% to 50%.
Clearing and Execution Services
Operating revenues increased by 42% from $66.1 million in 2011 to $93.8 million for 2012. Operating revenues are primarily generated from two sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options-on-futures contracts, and interest income derived from cash balances in our customers' accounts.
Commission and clearing fee revenues increased $29.4 million, or 48% to $90.3 million in 2012, as a result of a 67% increase in exchange-traded volumes. This increase was primarily driven by accounts transferred to the Company from MF Global during Q1 2012, including a large introducing broker whose clients generally have higher volumes and lower rates per contract than the average client in this segment. Interest income declined 27% to $2.0 million in 2012 primarily as a result of a 21% decline in average customer deposits to $665.4 million.
Segment income decreased 55% from $4.9 million in 2011 to $2.2 million in 2012. The $29.4 million increase in commission and clearing fee revenue, includes an increase of $20.9 million in clearing fee revenue which is almost entirely offset by clearing fee expense paid to exchange clearing houses. Segment income declined primarily due to an increase in introducing broker commission expense, lower interest income and increased fixed compensation as the Company has increased the number of employees in this segment as compared to the prior year period. Variable expenses as a percentage of operating revenues increased from 77% to 84% and are primarily clearing and related expenses.
Other
The Company's asset management revenues include management and performance fees, commissions and other revenues received by the Company for management of third party assets and investment gains or losses on the Company's investments in funds or proprietary accounts managed either by the Company's investment managers or by independent investment managers. In addition, this segment's revenues include interest income and fees earned in relation to commodity financing transactions as well as a limited amount of principal physical commodity sales transactions related to inputs to the renewable fuels and feed ingredient industries.
Operating revenues increased 9% from $14.3 million in 2011 to $15.6 million in 2012. Adjusted operating revenues increased 15% from $14.3 million in 2011 to $16.5 million in 2012. Assets under management as of September 30, 2012 were $482 million compared with $385.0 million as of September 30, 2011. Operating revenues in the asset management product line decreased $1.0 million to $7.6 million in 2012. Operating revenues in the grain financing and physical commodity origination product line increased 38% to $7.9 million in 2012. Adjusted operating revenues in the grain financing and physical commodity origination product line increased 55% to $8.9 million in 2012. These increases are driven by the establishment of a committed credit facility to finance commodities, which facilitated additional business as well as the expansion of our physical inputs business into the feed ingredient industry and increased demand for fats and oils origination from commercial customers. Segment income decreased 3.6% from $5.6 million in 2011 to $5.4 million in 2012. Adjusted segment income increased 13% from $5.6 million in 2011 to $6.3 million in 2012.
2011 vs. 2010 Segment Analysis
The net contribution of all the Company's business segments increased 79% to $229.5 million in 2011 as compared to $128.1 million in 2010. The adjusted net contribution of all the Company's business segments increased 65% to $221.1 million in 2011 as compared with $134.1 million in 2010.
Net contribution is one of the key measures used by management to assess the performance of each segment and for decisions regarding the allocation of the Company's resources. Net contribution is calculated as revenue less direct cost of sales, interest expense, clearing and related expenses, introducing broker commissions and variable compensation. Variable compensation paid to risk management consultants and traders generally represents a fixed percentage of an amount equal to revenues generated, and in some cases, revenues produced less clearing and related charges, base salaries and an overhead allocation.
Total segment income was $133.9 million in 2011, compared with $65.0 million in 2010. Total adjusted segment income was $125.5 million in 2011, compared with $71.0 million in 2010.
Segment income is calculated as net contribution less non-variable direct expenses of the segment. These non-variable direct expenses include trader base compensation and benefits, operational employee compensation and benefits, communication and data services, business development, professional fees, bad debt expense, trade errors and direct marketing expenses.
Commodity and Risk Management Services
Operating revenues under U.S. GAAP increased from $129.8 million in 2010 to $252.6 million in 2011. Adjusted operating revenues increased by 80% from $135.8 million in 2010 to $244.2 million in 2011. Operating revenues within this segment are primarily driven by the soft commodities, precious metals and base metals product lines.
Within the soft commodities product line, operating revenues increased 93% from $107.2 million in 2010 to $206.8 million in 2011. The acquisition of the Hanley Companies in July 2010 led to an increased offering of structured OTC products to our commercial customers, contributing to the significant increase in operating revenues in 2011 as compared to the prior-year. Within the soft commodities product line, exchange-traded and OTC volumes increased 4% and 126%, respectively over the prior year comparative period, which includes primarily agricultural and energy commodities. An increase in underlying volatility in agricultural commodities, the effect of rising agricultural commodity prices, and the contribution of recent acquisitions were the main contributors to the increase in exchange-traded volumes. Exchange-traded and consulting revenues increased as a result of the acquisition of the RMI Companies in April 2010, primarily in the natural gas markets, and Hencorp Futures at the beginning of Q1 2011, primarily in the coffee markets. The increased offering of structured OTC products and commodity price volatility has resulted in the increase in OTC volumes and revenues, primarily reflected within 'trading gains, net' in our consolidated income statements, as compared to the prior-year period, particularly in the Brazilian markets where commodities traded by the Company have expanded to include corn and cotton in addition to the historical soybeans and sugar. In addition, volatile energy markets have increased the demand for the Company's OTC risk management strategies and recent acquisitions have led to a more diversified OTC customer base including the natural gas and coffee markets. Interest income increased 97% over the prior year period as the average level of customer deposits increased 113% to $971 million, with the increase in exchange-traded and OTC volumes driving the increased average level of customer deposits. However, interest income remains a modest contributor to operating revenues given the continuation of historically low short-term interest rates.

Precious metals operating revenues increased from $14.0 million in 2010 to $25.5 million in 2011. Precious metals adjusted operating revenues increased from $16.5 million in 2010 to $21.4 million in 2011. These increases were primarily a result of a widening of spreads due to market volatility, and an increase in the number of ounces traded as compared to the prior year period as business activity increased globally, particularly in the Singapore and Dubai markets.
Base metals operating revenues increased from $8.6 million in 2010 to $20.2 million in 2011. Base metals adjusted operating revenues increased from $12.1 million in 2010 to $15.9 million in 2011. These increases primarily resulted from an increase in the volume of metric tons traded, while spreads remained similar to levels experienced in 2010.
Segment income increased from $32.8 million in 2010 to $93.5 million in 2011. Adjusted segment income increased from $38.8 million to $85.1 million. Variable expenses expressed as a percentage of operating revenues decreased from 40% to 37%. Variable expenses expressed as a percentage of adjusted operating revenues remained consistent at 38%, year-over-year. Segment income in 2011 was affected by increases in non-variable compensation and benefits and communications and data services primarily resulting from the acquisitions discussed above. Segment income in 2011 was also affected by bad debt expense of $6.0 million, primarily related to two precious metals customers to whom the Company had consigned gold, which was partially offset by $1.7 million in recoveries of bad debt expense, primarily related to a bad debt provision decrease on a previous customer account deficit based on collection of an amount in excess of the amount expected to be collected against a promissory note.
Foreign Exchange
Operating revenues increased by 25% from $47.5 million in 2010 to $59.3 million in 2011. The operating revenues in the Company's foreign exchange product line increased from $25.8 million in 2010 to $31.9 million in 2011. This increase was driven by a 33% increase in the volume of trades in the Company's foreign exchange product line as compared to the prior year period as the Company continued to benefit from an increase in financial institutions and other customers as well as our ability to offer an electronic transaction order system to our customers.
In 2011, the customer speculative foreign exchange product line operating revenues increased 7% to $8.0 million as compared to the prior year. Operating revenues from customer hedging activity increased 433% from the prior year period to $4.8 million, primarily driven by an increase of hedging by customers of our Brazilian operations. The proprietary foreign exchange arbitrage desk, which arbitrages the cash versus the exchange traded markets, experienced a 10% increase in operating revenues to $14.6 million as compared to the prior year period.
Segment income increased 28% from $21.8 million in 2010 to $28.0 million in 2011. Variable expenses expressed as a percentage of operating revenues decreased from 40% to 36%, primarily as a result of the change in mix of revenues in the current period.
Securities
Operating revenues increased by 47% from $20.8 million in 2010 to $30.5 million in 2011. Operating revenues in the equities market-making business increased 19% from the prior year to $20.3 million. Operating revenues in the debt capital markets business increased from $3.6 million in 2010 to $10.2 million in 2011.
Operating revenues in the equities market-making business are largely dependent on overall volume and volatility, and with the increased levels of activity in the global equity markets, the retail customer business which drives the Company's equity market making activities has increased. Equity market-making operating revenues include the trading profits earned by the Company before the related expense deduction for ADR conversion fees. These ADR fees are included within the consolidated income statements as 'clearing and related expenses'.
The increase in the operating revenues in the debt capital markets business, was primarily driven by the acquisition of the Provident Group in Q4 2010. This business focuses on a wide range of services including the arranging and placing of debt issues, merger and acquisition advisory services and asset backed securitization as well as debt trading in the international markets.
The Company has an investment in debentures for the single asset owning company of Suriwongse Hotel located in Chiang Mai, Thailand, originally issued in August 2008. Renovations on the hotel, to be financed by the debentures, were delayed, but are continuing. During 2011, the hotel owner defaulted on the interest payment due to debenture holders in March 2011, and the Company recorded an impairment loss of $1.7 million related to the fair value adjustment of its investment in the debentures. The Company and other debenture holders have exercised their rights under the share pledge provisions of the debentures, and held a share auction of 100% of the shares of the single asset owning company.  The debenture holders won the share auction and the previous owner of the single asset owning company, who is also a personal guarantor of the debentures, has filed a complaint to revoke the completed auction.  The Company intends on vigorously defending actions taken in its capacity as a debenture holder. Judgment on the complaint filed by the previous owner is expected during the first quarter of 2013.  As of September 30, 2011, the carrying value of the debentures was $3.6 million.
Segment income decreased 66%, from $5.6 million in 2010 to $1.9 million in 2011, primarily as a result of the fair value adjustment, discussed above, as well as compensation and benefits costs related to the expansion of the investment banking and advisory business acquired from the Provident Group. Variable expenses expressed as a percentage of operating revenues increased from 43% to 45%.
Clearing and Execution Services
Operating revenues in the segment were $66.1 million for 2011 as compared to $61.8 million for 2010. Operating revenues are primarily generated from two sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options-on-futures contracts, and interest income derived from cash balances in our customers' accounts.
Commission and clearing fee revenues were relatively flat as exchange-traded volumes increased 2% over the prior year period. A $0.8 million proprietary trading gain related to open commodity positions acquired from an under-margined customer contributed to the increase in operating revenues, while the prior year period included a $2.7 million trading loss related to these open commodity positions. The Company does not expect any further significant gains or losses from these remaining open commodity positions prior to their expiration. Interest income declined 18% to $2.7 million in 2011 as an increase in average customer deposits was more than offset by a decline in short-term interest rates.
Segment income increased $3.8 million from $1.1 million in 2010 to $4.9 million in 2011. Segment income for 2010 includes the effect of a $2.3 million bad debt provision related to a disputed trade that was “given-up” to FCStone by another futures commission merchant for a customer that held an account with us, while 2011 includes a $1.3 million recovery of bad debt expense related to the settlement of the “given-up” trade dispute, partially offset by a $1.0 million bad debt provision related to a clearing customer deficit account. Variable expenses as a percentage of operating revenues declined from 80% to 77% and are primarily clearing and related expenses.
Other
The Company's asset management revenues include management and performance fees, commissions and other revenues received by the Company for management of third party assets and investment gains or losses on the Company's investments in funds or proprietary accounts managed either by the Company's investment managers or by independent investment managers. In addition, this segment's revenues include interest income and fees earned in relation to commodity financing transactions as well as a limited amount of principal physical commodity sales transactions related to inputs to the renewable fuels and feed ingredient industries.
Operating revenues increased 61% from $8.9 million in 2010 to $14.3 million in 2011. Assets under management as of September 30, 2011 were $385.0 million compared with $349.3 million as of September 30, 2010. Operating revenues in the asset management product line increased $1.1 million to $8.6 million in 2011. Operating revenues in the grain financing and physical commodity origination product line increased 280% to $5.7 million in 2011, driven by the establishment of a committed credit facility to finance commodities, which facilitated additional business as well as the expansion of our physical inputs business into the feed ingredient industry and increased demand for fats and oils origination from commercial customers. Segment income was $5.6 million in 2011 as compared to $3.7 million in 2010.
Executive Summary for Three and Six Months Ended March 31, 2013
The Company experienced a decline in operating revenues during the three months ended March 31, 2013 compared to the corresponding quarter of 2012, however year-to-date results reflect growth in operating revenues and net income compared to the first six months of 2012.
All segments of the Company, with the exception of the C&RM and CES segments experienced revenue growth over both the prior year three month period and year-to-date period. The CES segment experienced revenue growth in the year-to-date period, however was relatively flat compared to the prior year three month period. Both the C&RM and CES segments continue to be constrained by historically low interest rates. During the first six months of 2013, interest income on customer deposits declined modestly, even though average customer assets on deposits, which generate interest income to the Company, increased $220.2 million over the prior year period to $1.5 billion.
The decrease in our core C&RM operating revenues was primarily a result of declines in both exchange-traded and

OTC transactional volumes in our soft commodities product line. This product line has been constrained by low volatility and, to a lesser extent, inverted pricing in the agricultural commodity markets, coupled with uncertainty on the part of our customers as to the effect that the Dodd-Frank legislation and related regulations will have on their OTC positions and operations. This decline in C&RM revenues has been tempered by the continued growth in operating revenues generated by the LME metals team, acquired during the first quarter of the prior year. The LME metals team assists its commercial customers in the execution of hedging strategies in the financial base metals markets, and contributed $7.7 million and $15.4 million in operating revenues for the three and six months ended March 31, 2013, respectively. This increase in revenues in the base metals product line was partially offset by a decline in operating revenues in the physical base metals business.
During the quarter ended March 31, 2013, as a result of a change in management strategy within the Company's base metals product line, the Company received Board of Director approval to pursue an exit of its physical base metals business through either a potential sale or orderly liquidation of current open positions. The exit of the physical base metals business will include the sale or liquidation of certain base metals open contract positions and base metals inventory, and the transfer or elimination of the physical base metals trading team and certain operational support personnel. The Company believes the exit of the physical base metals business will be completed by the end of fiscal 2013. The physical base metals business is included in the C&RM Segment. The Company will continue to operate the portion of its base metal business related to non-physical assets.
Operating revenues in our Foreign Exchange segment continued to grow, as the global payments, commercial hedging and prime brokerage businesses increased during both the three and six months ended March 31, 2013, while the foreign exchange arbitrage desk increased revenues in the second quarter of 2013, but continued to lag operating revenues compared to the prior year-to-date period.
The Securities segment continued to show growth, driven by the acquisition of accounts of Tradewire Securities, LLC (“Tradewire Securities”), in the first quarter 2013, and strong revenue growth in the Argentina debt trading business. Operating revenues in our Other segment continued to increase, as revenues in both commodity financing and physical commodity origination business grew compared to the prior year periods.
Overall, net income declined for the three months ended March 31, 2013 compared to the prior year, primarily as a result of the decline in soft commodity product line revenues, as well as an increase in costs associated with the implementation of the Dodd-Frank Act legislation and other regulatory reform, primarily in the form of increased employee related costs. For the six months ended March 31, 2013, net income increased over the prior year, primarily as a result of increased operating revenues in all segments of our business, with the exception of the C&RM segment and the overall effect on industry volumes on the prior year period revenues caused by the MF Global bankruptcy. In addition, during the three months ended December 31, 2012, the Company received the proceeds from the sale of its shares in the LME, following the acquisition of the LME Holdings by the Hong Kong Exchanges & Clearing Limited as well as the proceeds from the sale of its shares in the KCBT, following its acquisition by the CME. In association with the sale of these shares, the Company recognized a $9.2 million gain, which contributed to the increase in operating revenues in the six months ended March 31, 2013.
On December 12, 2012, the Company finalized an agreement to acquire certain institutional accounts from Tradewire Securities, a Miami-based securities broker-dealer servicing customers throughout Latin America and a wholly-owned subsidiary of Tradewire Group Ltd. These accounts were transferred to INTL FCStone Inc.'s broker-dealer subsidiary, INTL FCStone Securities. Tradewire Securities provided global brokerage services to institutions and individual investors directly and through a global network of partners. With its experienced team, Tradewire Securities services a wide range of customers, including hedge funds, pension funds, broker-dealers and banks located in Latin America, Caribbean, North America and Europe.

Selected Summary Financial Information for the Three and Six Months Ended March 31, 2013
Adjusted Non-GAAP Financial Information (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)	2013	2012	2013	2012
U.S. GAAP Data (Unaudited):
Operating revenues	$117.3	$119.6	$243.0	$215.9
Income from operations, before tax	$1.4	$3.6	$20.2	$2.9
Net income attributable to INTL FCStone Inc. common stockholders	$1.5	$2.4	$14.8	$2.0
Stockholders' equity			$329.2	$302.2
Adjusted Non-GAAP Data (Unaudited):
Data adjusted (on a marked-to-market basis):
Operating revenues, as stated above	$117.3	$119.6	$243.0	$215.9
Marked-to-market adjustment (non-GAAP)	(0.7)	2.3	(9.9)	(0.9)
Adjusted operating revenues, marked-to-market (non-GAAP)	$116.6	$121.9	$233.1	$215.0
Income from operations, before tax, as stated above	$1.4	$3.6	$20.2	$2.9
Marked-to-market adjustment (non-GAAP)	(0.7)	2.3	(9.9)	(0.9)
Adjusted income from operations, before tax (non-GAAP)	$0.7	$5.9	$10.3	$2.0
Net income attributable to INTL FCStone Inc. common stockholders, as stated above	$1.5	$2.4	$14.8	$2.0
Marked-to-market adjustment (non-GAAP)	(0.7)	2.3	(9.9)	(0.9)
Tax effect at blended rate of 37.5%	0.3	(0.9)	3.7	0.3
Adjusted net income attributable to INTL FCStone Inc. common stockholders (non-GAAP)	$1.1	$3.8	$8.6	$1.4
Stockholders' equity, as stated above			$329.2	$302.2
Cumulative marked-to-market adjustment (non-GAAP)			5.5	7.7
Tax effect at blended rate of 37.5%			(2.1)	(2.9)
Adjusted stockholders' equity (non-GAAP)			$332.6	$307.0
Adjusted operating revenues, adjusted net income and adjusted stockholders' equity are financial measures that are not recognized by U.S. GAAP, and should not be considered as alternatives to operating revenues, net income or stockholders' equity calculated under U.S. GAAP or as an alternative to any other measures of performance derived in accordance with U.S. GAAP. The Company has included these non-GAAP financial measures because it believes that they permit investors to make more meaningful comparisons of performance between the periods presented. In addition, these non-GAAP measures are used by management in evaluating the Company's performance.
Results of Operations for the Three and Six Months Ended March 31, 2013
Set forth below is the Company's discussion of the results of its operations, as viewed by management, for the three and six months ended March 31, 2013 and 2012, respectively. The quarters will be referred to in this discussion as “Q2 2013 “ and “ Q2 2012 “, and the six month periods as “ YTD 2013 “ and “ YTD 2012 “. This discussion refers to both U.S. GAAP results and adjusted non-GAAP marked-to-market information, in accordance with the information presented above under the heading 'Adjusted non-GAAP Financial Information'. For the Foreign Exchange, Securities and CES segments, there are no differences between the U.S. GAAP results and the adjusted non-GAAP marked-to-market results. The C&RM and Other segments have differences between the U.S. GAAP results and the adjusted non-GAAP marked-to-market results. However, this means that there are differences between the U.S. GAAP basis and the non-GAAP marked-to-market basis for total operating revenues, total contribution and net income. Please note that any term below that contains the word 'adjusted' refers to non-GAAP, marked-to-market information.

Financial Overview (Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2013	% Change	2012	2013	% Change	2012
Operating revenues	$117.3	(2)%	$119.6	$243.0	13%	$215.9
Marked-to-market adjustment (non-GAAP)	(0.7)	n/m	2.3	(9.9)	n/m	(0.9)
Adjusted operating revenues (non-GAAP)	116.6	(4)%	121.9	233.1	8%	215.0
Interest expense	2.9	(19)%	3.6	6.4	12%	5.7
Adjusted net revenues (non-GAAP)	113.7	(4)%	118.3	226.7	8%	209.3
Non-interest expenses	113.0	1%	112.4	216.4	4%	207.3
Adjusted income from operations, before tax (non-GAAP)	$0.7	(88)%	$5.9	$10.3	415%	$2.0
Reconciliation of net revenues from GAAP to adjusted, non-GAAP numbers:
Net revenues	$114.4		$116.0	$236.6		$210.2
Marked-to-market adjustment (non-GAAP)	(0.7)		2.3	(9.9)		(0.9)
Adjusted net revenues (non-GAAP)	$113.7		$118.3	$226.7		$209.3
Reconciliation of income from operations, before tax from GAAP to adjusted, non-GAAP numbers:
Income from operations before income tax	$1.4		$3.6	$20.2		$2.9
Marked-to-market adjustment (non-GAAP)	(0.7)		2.3	(9.9)		(0.9)
Adjusted income from operations, before tax (non-GAAP)	$0.7		$5.9	$10.3		$2.0

Q2 2013 Operating Revenues vs. Q2 2012 Operating Revenues
The Company's operating revenues under U.S. GAAP for Q2 2013 and Q2 2012 were $117.3 million and $119.6 million, respectively. This decrease in operating revenue was primarily driven by a 15% decline in operating revenue in the C&RM segment driven by lower customer volumes and trading activity, which was partially offset by a 24% increase in the Foreign Exchange segment, a 55% increase in the Securities segment and a 19% increase in the Other segment. The CES segment was relatively flat compared to the prior year period.
Adjusted operating revenues decreased 4% from $121.9 million in Q2 2012 to $116.6 million in Q2 2013, including a 19% decrease in adjusted operating revenues in the C&RM segment partially offset by 31% increase in the Other segment. The only difference between operating revenues and adjusted operating revenues, a non-GAAP measure, was the gross marked-to-market adjustment of $(0.7) million and $2.3 million for Q2 2013 and Q2 2012, respectively. The gross marked-to-market adjustment only affects the adjusted operating revenues in the C&RM, specifically the physical base and precious metals product lines, and the commodity financing and origination product lines in the Other segment. In all other segments, there is no difference in operating and adjusted operating revenues.
Operating revenues and adjusted operating revenues in the C&RM segment decreased in Q2 2013 primarily due to a 26% decrease in OTC contract volumes, primarily driven by decreased activity in Brazil, Mexico and Latin America, as well as a 17% decrease in exchange traded contract volumes as a result of lower volatility and inverted prices in the agricultural commodity markets. These decreases were partially offset by a 42% increase in LME metals team operating revenues, which is part of the base metals product line. Precious metals operating revenues were relatively flat with the prior year period.
Adjusted operating revenues in the precious metals product line decreased in Q2 2013, as a result of a 29% decline in the number of ounces traded, primarily in the Far Eastern and US markets. Adjusted operating revenues in the base metals product line decreased 9% compared to the prior year period, as the gain in LME metals team revenues mentioned above, which represents the financial side of the base metals product line, were more than offset by declines in the physical trading portion of the product line. The decline in physical trading base metals adjusted operating line were primarily driven by a decision to wind down this portion of the business.
Operating revenues in the Foreign Exchange segment in Q2 2013 increased 24% or $3.1 million to $16.1 million compared to the prior year period, as increases in our global payments, customer speculative and foreign exchange arbitrage businesses more than offset a decrease in customer hedging activity.
Operating revenues in the Securities segment increased 55% as compared to the prior year period to $16.0 million in Q2 2013, driven by a 43% increase in the equity market making product line, as a result of the transfer of accounts from Tradewire Securities which contributed $2.4 million in operating revenue in the period. Operating revenues in the debt capital markets product line, increased $3.1 million to $7.4 million in Q2 2013, driven by strong revenue growth in the Argentina debt trading business. Operating revenues in the CES segment in Q2 2013 were relatively flat compared to the prior year period as a 11% decrease in exchange traded volumes was offset by an increase in the average commission rate per contract. Operating revenues and adjusted operating revenues in the Other segment, increased $0.7 million and $1.1 million, respectively, driven by increases in commodity financing and origination revenues. See the Q2 2013 vs. Q2 2012 Segment Analysis for additional information on activity in each of the segments.
In Q2 2013, operating revenues include realized gains of $0.5 million and unrealized losses of $0.5 million on interest rate swap derivative contracts used to manage a portion of our aggregate interest rate position. In Q2 2012, operating revenues included realized gains of $0.6 million on interest rate swap derivative contracts and unrealized gains of $1.1 million on these same derivative contracts. These interest rate swaps are not designated for hedge accounting treatment, and changes in the marked-to-market valuations of these interest rate swaps, which are volatile and can fluctuate from period to period, are recorded in earnings on a quarterly basis. As of March 31, 2013, approximately $400 million in notional principal of interest rate swaps were outstanding with a weighted-average life of 3 months.
YTD 2013 Operating Revenues vs. YTD 2012 Operating Revenues
The Company's operating revenues under U.S. GAAP for YTD 2013 and YTD 2012 were $243.0 million and $215.9 million, respectively. This increase in operating revenues was driven by growth in every one of our operating segments, including a 43% increase in the Securities segment, a 11% increase in the CES segment, a 36% increase in the Other segment, a 5% increase in the Foreign Exchange segment and 1% in the C&RM segment.
Adjusted operating revenues increased 8% from $215.0 million in YTD 2012 to $233.1 million in YTD 2013, including a 43% increase in adjusted operating revenues in the Other segment and a 7% decline in the C&RM segment. The only difference between operating revenues and adjusted operating revenues, a non-GAAP measure, was the gross marked-to-market adjustment of $(9.9) million for YTD 2013 and $(0.9) million for YTD 2012. The gross marked-to-market adjustment only affects the adjusted operating revenues in the C&RM, specifically the physical base and precious metals product lines, and the commodity financing and origination product lines in the Other segment. In all other segments, there is no difference in operating and adjusted operating revenues.
Operating revenues were affected by and adjusted operating revenues declined compared to the prior year period in the C&RM segment, primarily as a result of a 20% decline in OTC contract volumes in the soft commodities product line, primarily in Brazil and Latin America, which contributed to a $12.7 million decrease in OTC revenues, while exchange traded revenues increased 4%, despite a 8% decrease in exchange-traded volumes in YTD 2013, as the prior year period was affected by lost revenues from customers introduced to MF Global. This decline in soft commodity revenues, were partially offset by a $8.6 million increase in revenues from the LME metals team which is part of the base metals product line. Precious metals operating revenues increased 15% compared to the prior year period as a result of falling precious metal prices.
Adjusted operating revenues in our precious metals product line declined $2.0 million, to $5.5 million as a result of a 31% decline in the number of ounces traded. Adjusted operating revenues in the base metals product line increased 39%, to $17.7 million compared to the prior year period, as the gain in LME metals team revenues mentioned above, which represents the financial side of the base metals product line, more than offset a $3.6 million decline in the physical trading portion of the product line. The decline in physical trading base metals adjusted operating line were primarily a result of the decision to exit this portion of the business.
Operating revenues in the Foreign Exchange segment in YTD 2013 increased 5%, or $1.3 million to $32.3 million, primarily as a result of a $1.4 million increase in commercial hedging activity and slightly higher revenues in the global payments and speculative customer prime brokerage businesses, which were partially offset by a 12% decrease in operating revenues in the foreign exchange arbitrage desk businesses.
Operating revenues in the Securities segment increased by 43% to $28.9 million in YTD 2013, caused by a 19% increase in revenues in the equities market making product line as a result of the transfer of accounts from Tradewire Securities and a $6.1 million, or 94% increase in operating revenues the debt capital markets product line. Operating revenues in the CES segment in YTD 2013 increased 11% over the prior year period primarily as a result of a 5% increase in exchange traded contract volume, as a result of new customers acquired following the bankruptcy filing of MF Global in Q1 2012. Operating revenues and adjusted operating revenues in the Other segment, increased $2.4 million and $2.9 million, respectively, driven primarily by increases in commodity financing and origination revenues. See the YTD 2013 vs. YTD 2012 Segment Analysis for additional information on activity in each of the segments.
In YTD 2013, operating revenues include realized gains of $1.1 million and unrealized losses of $1.0 million on interest rate swap derivative contracts used to manage a portion of our aggregate interest rate position. In YTD 2012, operating revenues included realized gains of $1.6 million and unrealized losses of $0.9 million, respectively, on interest rate swap derivative contracts. These interest rate swaps are not designated for hedge accounting treatment, and changes in the marked-to-market valuations of these interest rate swaps, which are volatile and can fluctuate from period to period, are recorded in earnings on a quarterly basis. As of March 31, 2013, approximately $400 million in notional principal of interest rate swaps were outstanding with a weighted-average life of 3 months.
Q2 2013 Interest expense vs. Q2 2012 Interest expense
Interest expense
Interest expense decreased from $3.6 million in Q2 2012 to $2.9 million in Q2 2013. This decrease in interest expense was due to lower average outstanding borrowings during Q2 2013 compared to during Q2 2012 related to the reduction of base metals activities, partially offset by increased commodity financing and facilitation activities.
YTD 2013 Interest expense vs. YTD 2012 Interest expense
Interest expense
Interest expense increased from $5.7 million in YTD 2012 to $6.4 million in YTD 2013. This increase in interest expense was primarily a result of the increased commodity financing and facilitation activities.
Non-Interest Expenses
The following table shows a summary of our non-interest expenses.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2013	% Change	2012	2013	% Change	2012
NON-INTEREST EXPENSES
Compensation and benefits	$52.0	(6)%	$55.1	$98.7	(2)%	$100.9
Clearing and related expenses	29.1	7%	27.1	54.1	9%	49.8
Introducing broker commissions	9.6	20%	8.0	18.0	30%	13.8
Other non-interest expenses:
Communication and data services	5.8	4%	5.6	11.1	9%	10.2
Occupancy and equipment rental	3.2	19%	2.7	6.1	11%	5.5
Professional fees	3.5	(3)%	3.6	7.2	14%	6.3
Depreciation and amortization	2.3	21%	1.9	4.1	21%	3.4
Bad debts and impairments	(0.3)	200%	(0.1)	0.1	n/m	—
Other expense	7.8	(8)%	8.5	17.0	(2)%	17.4
	22.3	—%	22.2	45.6	7%	42.8
Total non-interest expenses	$113.0	1%	$112.4	$216.4	4%	$207.3
Q2 2013 Non-Interest Expenses vs. Q2 2012 Non-Interest Expenses
Total Non-Interest Expenses
Non-interest expenses increased by 1% from $112.4 million in Q2 2012 to $113.0 million in Q2 2013, as a result of the factors described below.
Compensation and Benefits
Compensation and benefits expense decreased by 6% from $55.1 million to $52.0 million, and represented 46% and 49% of total non-interest expenses in Q2 2013 and Q2 2012, respectively. Total compensation and benefits were 44% of operating revenues and 45% of adjusted operating revenues in Q2 2013, respectively, compared to 46% and 45% in Q2 2012, respectively. The variable portion of compensation and benefits decreased by 17% from $27.4 million in Q2 2012 to $22.8 million in Q2 2013, primarily related to a 4% decrease in adjusted operating revenues. Administrative and executive incentive compensation was $2.7 million in Q2 2013 compared to $3.9 million in Q2 2012.

The fixed portion of compensation and benefits increased 5% from $27.7 million in Q2 2012 to $29.2 million in Q2 2013, primarily related to higher costs across certain employee benefits, including stock-based compensation (discussed further below), health insurance and retirement plans, and to a lesser extent to operational and administrative salary increases. Stock-based compensation includes stock option and restricted stock expense. Stock option expense was $0.5 million in Q2 2013, compared with $0.1 million in Q2 2012. Restricted stock expense includes a proportion of the current year, as well as the previous two years, bonuses allocated to restricted stock awards, as the awards are deferred and expensed ratably over their three year vesting period. Restricted stock expense was $1.4 million in Q2 2013, compared with $1.1 million in Q2 2012. The number of employees increased modestly from 1,095 in the beginning of Q2 2013 to 1,099 at the end of Q2 2013. The number of employees at the end of Q2 2012 was 1,061.
Clearing and Related Expenses
Clearing and related expenses increased by 7% from $27.1 million in Q2 2012 to $29.1 million in Q2 2013. This increase relates primarily to higher ADR conversion fees in the securities activities, transactional charges in the FX business and impacts of the acquisitions of the LME metals team and certain accounts of Tradewire Securities. The increase in clearing and related expenses was partially offset by the 12% decrease in exchange-traded customer volume and 26% decrease in OTC trading volumes in the C&RM segment.
Introducing Broker Commissions
Introducing broker commissions increased by 20% from $8.0 million in Q2 2012 to $9.6 million in Q2 2013. This increase was primarily due to the additional new introducing broker relationships, particularly in our CES segment, opened following the bankruptcy filing of MF Global, as well as the expanded activities of the acquired LME metals team.
Other Non-Interest Expenses
Other non-interest expenses increased from $22.2 million in Q2 2012 to $22.3 million in Q2 2013. Communication and data services expenses increased $0.2 million, primarily due to increases in market information costs following the acquisition of certain accounts of Tradewire Securities, as well as expansion of our FX activities. Occupancy and equipment rental increased $0.5 million, primarily related to office and equipment rental. Depreciation and amortization increased $0.4 million, primarily due to the increase in depreciation of additional technology infrastructure placed into service since Q2 2012.
Other expense decreased $0.7 million, primarily related to the changes in travel and business development costs, which decreased $0.9 million and changes in contingent consideration related to acquisitions, which decreased $0.4 million. The Company recorded expense of $0.4 million and $0.9 million during Q2 2013 and Q2 2012, respectively, related to the revaluation of contingent liabilities related to estimated additional consideration to be paid for business combinations accounted for in accordance with the provisions of the Business Combinations Topic of the ASC.
Provision for Taxes
During the three months ended March 31, 2013, the Company recorded a net decrease to its uncertain tax benefits of $0.4 million, attributed to favorably settled income tax audits, of which $0.3 million impacted the Company's effective tax rate. The effective income tax rate on a U.S. GAAP basis was 0% in Q2 2013, compared with 33% in Q2 2012. The effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings. Our effective income tax rate during Q2 2013 was lower than the U.S. federal statutory rate primarily due to a higher mix of earnings taxed at lower rates in foreign jurisdictions and the decrease in uncertain tax benefits.
YTD 2013 Non-Interest Expenses vs. YTD 2012 Non-Interest Expenses
Total Non-Interest Expenses
Non-interest expenses increased by 4% from $207.3 million in YTD 2012 to $216.4 million in YTD 2013, as a result of the factors described below.
Compensation and Benefits
Compensation and benefits expense decreased by 2% from $100.9 million to $98.7 million, and represented 46% and 49% of total non-interest expenses in YTD 2013 and YTD 2012, respectively. Total compensation and benefits were 41% and 42% of operating revenues and adjusted operating revenues in YTD 2013, respectively, compared to 47% and 47% in YTD 2012, respectively. The variable portion of compensation and benefits decreased by 13%, from $48.9 million in YTD 2012 to $42.5 million in YTD 2013, despite the 8% increase in adjusted operating revenues. The variation was principally due to the recording of $9.2 million of non-recurring operating revenues during Q1 2013, related to the disposition of our shares in the LME and the KCBT. These revenues had no direct incentive compensation associated with them. Administrative and executive incentive compensation was $5.5 million in YTD 2013 compared to $7.2 million in YTD 2012.
The fixed portion of compensation and benefits increased 8% from $52.0 million in YTD 2012 to $56.2 million in YTD 2013, primarily as a result of the acquisition of the LME metals team, TRX Futures Limited and certain accounts of Tradewire Securities, operational and administrative compensation increases and higher costs across certain employee benefits, including stock-based compensation (discussed further below), health insurance and retirement plans. Stock-based compensation includes stock option and restricted stock expense. Stock option expense was $1.0 million in YTD 2013, compared with $0.4 million in YTD 2012. Restricted stock expense includes a proportion of the current year, as well as the previous two years, bonuses allocated to restricted stock awards, as the awards are deferred and expensed ratably over their three year vesting period. Restricted stock expense was $2.6 million in YTD 2013, compared with $1.8 million in YTD 2012. The number of employees increased 2% from 1,074 at the end of fiscal 2012 to 1,099 at the end of Q2 2013. The number of employees at the end of Q2 2012 was 1,061.
Clearing and Related Expenses
Clearing and related expenses increased by 9% from $49.8 million in YTD 2012 to $54.1 million in YTD 2013. This increase was primarily due to a 4% increase in exchange-traded customer volume, transactional charges in the FX businesses and impacts of the acquisitions of the LME metals team and certain accounts of Tradewire Securities, partially offset by a 20% decrease in OTC trading volumes in the C&RM segment.
Introducing Broker Commissions
Introducing broker commissions increased by 30% from $13.8 million in YTD 2012 to $18.0 million in YTD 2013. This increase was primarily due to an increase in exchange-traded volumes from our introducing brokers, particularly in our CES segment as several new introducing broker relationships were opened following the bankruptcy filing of MF Global, as well as the acquisition of the LME metals team.
Other Non-Interest Expenses
Other non-interest expenses increased by 7% from $42.8 million in YTD 2012 to $45.6 million in YTD 2013. Communication and data services expenses increased $0.9 million, primarily due to increases in market information expenses and trading software costs following the acquisitions of the LME metals team and certain accounts of Tradewire Securities, as well as expansion of our soft commodities activities. Occupancy and equipment rental increased $0.6 million, primarily related to office rental and related costs. Professional fees increased $0.9 million, related to higher legal costs and other various professional fees. Depreciation and amortization increased $0.7 million, primarily due to the increase in depreciation of additional technology infrastructure and software placed into service since Q2 2012.
Other expense decreased $0.4 million, primarily related to the changes in travel and business development costs, which decreased $1.1 million and changes in contingent consideration related to acquisitions, which decreased $1.0 million. The Company recorded expense of $0.8 million and $1.8 million during YTD 2013 and YTD 2012, respectively, related to the revaluation of contingent liabilities related to estimated additional consideration to be paid for business combinations accounted for in accordance with the provisions of the Business Combinations Topic of the ASC. The Company also accrued additional contingent consideration during YTD 2013 and YTD 2012 of $0.4 million, respectively, related to the acquisition of Globecot, Inc. Other expense also includes an accrual for potential loss contingencies of $1.5 million during YTD 2013. See Note 11 to the Condensed Consolidated Financial Statements.
Provision for Taxes
The effective income tax rate on a U.S. GAAP basis was 27% in YTD 2013, compared with 34% in YTD 2012. The effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings. Our effective income tax rate during YTD 2013 was lower than the U.S. federal statutory rate primarily due to a higher mix of earnings taxed at lower rates in foreign jurisdictions and a reduction in uncertain tax benefits.

Variable vs. Fixed Expenses

	Three Months Ended March 31,				Six Months Ended March 31,
(in millions)	2013	% of Total	2012	% of Total	2013	% of Total	2012	% of Total
VARIABLE vs. FIXED EXPENSES
Variable compensation and benefits	$22.8	20%	$27.4	24%	$42.5	20%	$48.9	24%
Variable clearing and related expenses	28.6	25%	26.5	24%	53.1	25%	48.4	23%
Introducing broker commissions	9.6	8%	8.0	7%	18.0	8%	13.8	7%
Total variable expenses	61.0	54%	61.9	55%	113.6	52%	111.1	54%
Fixed expenses	52.3	46%	50.6	45%	102.7	48%	96.2	46%
Bad debts and impairments	(0.3)	—%	(0.1)	—%	0.1	—%	—	—%
Total non-variable expenses	52.0	46%	50.5	45%	102.8	48%	96.2	46%
Total non-interest expenses	$113.0	100%	$112.4	100%	$216.4	100%	$207.3	100%

The Company seeks to make its non-interest expenses variable to the greatest extent possible, and to keep its fixed costs as low as possible. The table above shows an analysis of the Company's total non-interest expenses for the three and six months ended March 31, 2013 and 2012, respectively.
The Company's variable expenses include variable compensation paid to traders and risk management consultants, bonuses paid to operational employees, clearing and related expenses and introducing broker commissions. As a percentage of total non-interest expenses, variable expenses were 54% in Q2 2013 compared to 55% in Q2 2012. As a percentage of total non-interest expenses, variable expenses were 52% in YTD 2013 compared to 54% in YTD 2012.

Segment Information
The Company reports its operating segments based on services provided to customers. The following table shows information concerning the Company's principal business segments.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2013	% Change	2012	2013	% Change	2012
SEGMENT RESULTS
Commodity and Risk Management Services (C&RM)
Operating revenues	$56.1	(15)%	$65.7	$116.8	1%	$115.7
Gross marked-to-market adjustment (non-GAAP)	(1.1)	n/m	2.3	(10.4)	n/m	(0.9)
Adjusted operating revenues (non-GAAP)	55.0	(19)%	68.0	106.4	(7)%	114.8
Interest expense	1.7	(26)%	2.3	3.2	(14)%	3.7
Variable direct expenses	23.2	(12)%	26.4	41.9	(7)%	45.2
Adjusted net contribution (non-GAAP)	30.1	(23)%	39.3	61.3	(7)%	65.9
Non-variable direct expenses	18.6	(2)%	19.0	36.4	2%	35.7
Adjusted segment income (non-GAAP)	11.5	(43)%	20.3	24.9	(18)%	30.2
Foreign Exchange
Operating revenues	$16.1	24%	$13.0	$32.3	5%	$30.9
Interest expense	0.1	(50)%	0.2	0.3	(25)%	0.4
Variable direct expenses	5.8	38%	4.2	11.4	12%	10.2
Net contribution	10.2	19%	8.6	20.6	1%	20.3
Non-variable direct expenses	3.3	(3)%	3.4	6.6	8%	6.1
Segment income	6.9	33%	5.2	14.0	(1)%	14.2
Securities
Operating revenues	$16.0	55%	$10.3	$28.9	43%	$20.2
Interest expense	0.3	200%	0.1	0.6	200%	0.2
Variable direct expenses	6.5	27%	5.1	12.2	17%	10.4
Net contribution	9.2	80%	5.1	16.1	68%	9.6
Non-variable direct expenses	5.0	16%	4.3	8.7	13%	7.7
Segment income	4.2	425%	0.8	7.4	289%	1.9
Clearing & Execution Services (CES)
Operating revenues	$25.3	—%	$25.4	$47.7	11%	$43.1
Interest expense	0.2	100%	0.1	0.3	50%	0.2
Variable direct expenses	21.5	—%	21.5	40.2	10%	36.6
Net contribution	3.6	(5)%	3.8	7.2	14%	6.3
Non-variable direct expenses	2.9	(6)%	3.1	7.4	30%	5.7
Segment income (loss)	0.7	—%	0.7	(0.2)	n/m	0.6
Other
Operating revenues	$4.3	19%	$3.6	$9.1	36%	$6.7
Gross marked-to-market adjustment (non-GAAP)	0.4	n/m	—	0.5	n/m	—
Adjusted operating revenues (non-GAAP)	4.7	31%	3.6	9.6	43%	6.7
Interest expense	0.5	67%	0.3	1.4	133%	0.6
Variable direct expenses	1.4	100%	0.7	2.5	79%	1.4
Adjusted net contribution (non-GAAP)	2.8	8%	2.6	5.7	21%	4.7
Non-variable direct expenses	1.0	(23)%	1.3	1.9	(27)%	2.6
Adjusted segment income (non-GAAP)	1.8	38%	1.3	3.8	81%	2.1

(continued)	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2013	% Change	2012	2013	% Change	2012
Total Segment Results
Operating revenues	$117.8	—%	$118.0	$234.8	8%	$216.6
Gross marked-to-market adjustment (non-GAAP)	(0.7)	n/m	2.3	(9.9)	n/m	(0.9)
Adjusted operating revenues (non-GAAP)	117.1	(3)%	120.3	224.9	4%	215.7
Interest expense	2.8	(7)%	3.0	5.8	14%	5.1
Variable direct expenses	58.4	1%	57.9	108.2	4%	103.8
Adjusted net contribution (non-GAAP)	55.9	(6)%	59.4	110.9	4%	106.8
Non-variable direct expenses	30.8	(1)%	31.1	61.0	6%	57.8
Adjusted segment income (non-GAAP)	$25.1	(11)%	$28.3	$49.9	2%	$49.0
Reconciliation of C&RM net contribution from GAAP to adjusted, non-GAAP numbers:
Total C&RM net contribution	$31.2		$37.0	$71.7		$66.8
Gross marked-to-market adjustment (non-GAAP)	(1.1)		2.3	(10.4)		(0.9)
C&RM adjusted net contribution (non-GAAP)	$30.1		$39.3	$61.3		$65.9
Reconciliation of C&RM segment income from GAAP to adjusted, non-GAAP numbers:
Total C&RM segment income	$12.6		$18.0	$35.3		$31.1
Gross marked-to-market adjustment (non-GAAP)	(1.1)		2.3	(10.4)		(0.9)
C&RM adjusted segment income (non-GAAP)	$11.5		$20.3	$24.9		$30.2
Reconciliation of Other net contribution from GAAP to adjusted, non-GAAP numbers:
Total Other net contribution	$2.4		$2.6	$5.2		$4.7
Gross marked-to-market adjustment (non-GAAP)	0.4		—	0.5		—
Other adjusted net contribution (non-GAAP)	$2.8		$2.6	$5.7		$4.7
Reconciliation of Other segment income from GAAP to adjusted, non-GAAP numbers:
Total Other segment income	$1.4		$1.3	$3.3		$2.1
Gross marked-to-market adjustment (non-GAAP)	0.4		—	0.5		—
Other adjusted segment income (non-GAAP)	$1.8		$1.3	$3.8		$2.1
Reconciliation of total operating revenues from GAAP to adjusted, non-GAAP numbers:
Total operating revenues	$117.3		$119.6	$243.0		$215.9
Gross marked-to-market adjustment (non-GAAP)	(0.7)		2.3	(9.9)		(0.9)
Operating revenue not assigned to a segment	0.5		(1.6)	(8.2)		0.7
Adjusted segment operating revenues (non-GAAP)	$117.1		$120.3	$224.9		$215.7
Reconciliation of net contribution from GAAP to adjusted, non-GAAP numbers:
Total net contribution	$56.6		$57.1	$120.8		$107.7
Gross marked-to-market adjustment (non-GAAP)	(0.7)		2.3	(9.9)		(0.9)
Adjusted net contribution (non-GAAP)	$55.9		$59.4	$110.9		$106.8
Reconciliation of segment income from GAAP to adjusted, non-GAAP numbers:
Total segment income	$25.8		$26.0	$59.8		$49.9
Gross marked-to-market adjustment (non-GAAP)	(0.7)		2.3	(9.9)		(0.9)
Adjusted segment income (non-GAAP)	$25.1		$28.3	$49.9		$49
Q2 2013 vs. Q2 2012 Segment Analysis
The net contribution of all the Company's business segments decreased 1% from $57.1 million in Q2 2012 to $56.6 million in Q2 2013. The adjusted net contribution of all the Company's business segments decreased 6% from $59.4 million in Q2 2012 to $55.9 million in Q2 2013.

Net contribution is one of the key measures used by management to assess the performance of each segment and for decisions regarding the allocation of the Company's resources. Net contribution is calculated as revenue less direct cost of sales, interest expense, clearing and related expenses, introducing broker commissions and variable compensation. Variable compensation paid to risk management consultants and traders generally represents a fixed percentage of an amount equal to revenues generated, and in some cases, revenues produced less clearing and related charges, base salaries and an overhead allocation.
Total segment income decreased 1% from $26.0 million in Q2 2012 to $25.8 million in Q2 2013. Total adjusted segment income increased 11% from $28.3 million in Q2 2012 to $25.1 million in Q2 2013.
Segment income is calculated as net contribution less non-variable direct expenses of the segment. These non-variable direct expenses include trader base compensation and benefits, operational employee compensation and benefits, communication and data services, business development, professional fees, bad debt expense, trade errors and direct marketing expenses.
Commodity and Risk Management Services
Operating revenues under U.S. GAAP decreased from $65.7 million in Q2 2012 to $56.1 million in Q2 2013. Adjusted operating revenues decreased by 19% from $68.0 million in Q2 2012 to $55.0 million in Q2 2013. Operating revenues within this segment are primarily from the soft commodities, precious metals and base metals product lines.
Within the soft commodities product line, operating revenues decreased 21% from $54.2 million in Q2 2012 to $42.8 million in Q2 2013. Exchange-traded contract volumes decreased 17% and OTC contract volumes decreased 26%, respectively over the prior year period, which includes primarily agricultural and energy commodities. The decrease in exchange traded contract volumes, primarily driven by lower volatility and the effect on customer demand, of inverted prices in agricultural commodities, contributed to a decrease of 3%, or $0.5 million in commission and clearing fee revenues compared to the prior year period. The decline in OTC contract volumes, primarily in Brazil and Latin America, contributed to a $10.8 million decrease in overall OTC revenues. Interest income increased 16% from the prior year period to $1.0 million, as the average level of exchange traded customers deposits increased 2% to $0.9 billion in Q2 2013.
Precious metals operating revenues decreased from $3.2 million in Q2 2012 to $3.1 million in Q2 2013. Precious metals adjusted operating revenues decreased from $3.4 million in Q2 2012 to $2.8 million in Q2 2013. Both operating revenues and adjusted operating revenues declined from the prior year period primarily as a result of a 29% decline in the number of ounces traded, primarily in the Far Eastern and U.S. markets, partially offset by increases in Dubai.
Base metals operating revenues increased from $8.4 million in Q2 2012 to $10.2 million in Q2 2013, primarily driven by an increase from the LME metals team, which was partially offset by lower revenues in the physical base metals business. Base metals adjusted operating revenues decreased from $10.5 million in Q2 2012 to $9.5 million in Q2 2013. This decrease was primarily as a result of the decision to exit the physical base metals business, which was partially offset by the increase in revenues from the LME metals team. The LME metals team's operating revenues, increased $2.3 million, or 42% to $7.7 million in Q2 2013 compared to the prior year period.
Segment income decreased from $18.0 million in Q2 2012 to $12.6 million in Q2 2013. Adjusted segment income decreased from $20.3 million to $11.5 million. Variable expenses expressed as a percentage of operating revenues increased from 40% to 41%. Variable expenses expressed as a percentage of adjusted operating revenues increased from 39% to 42%, year-over-year. These increases were primarily attributable to an increase in clearing and related expenses and introducing broker commissions.
Foreign Exchange
Operating revenues increased by 24% from $13.0 million in Q2 2012 to $16.1 million in Q2 2013. The operating revenues in the Company's foreign exchange product line increased 8% from $8.6 million in Q2 2012 to $9.3 million in Q2 2013. Operating revenues increased primarily as a result of a 3% increase in the volume of trades combined with a slight widening of spreads compared to the prior year period.
The customer speculative foreign exchange product line operating revenues increased $0.5 million to $2.3 million in Q2 2013 compared to Q2 2012, primarily as a result of increased revenues in our London operations. Operating revenues from customer hedging activity increased 26% from the prior year period to $2.0 million, primarily driven by an increase of hedging activity by customers of our Brazil operations. The proprietary foreign exchange arbitrage desk, which arbitrages the cash versus the exchange traded markets, experienced a 128% increase in operating revenues to $2.5 million primarily as a result of an increase in arbitrage opportunities in the exchange traded foreign exchange markets.

Segment income increased 33% from $5.2 million in Q2 2012 to $6.9 million in Q2 2013. Variable expenses expressed as a percentage of operating revenues increased from 32% to 36%, primarily as a result of the change in mix of revenues in the current period.
Securities
Operating revenues increased by 55% from $10.3 million in Q2 2012 to $16.0 million in Q2 2013. Operating revenues in the equities market-making product line increased by 43% from $6.0 million in Q2 2012 to $8.6 million in Q2 2013, primarily as a result of the late first quarter 2013 transfer of accounts from Tradewire Securities, which contributed $2.4 million in operating revenues in the current period.
Operating revenues in the equities market-making product line are largely dependent on overall volume and volatility, and with the increased levels of activity in the global equity markets, the retail customer business which drives the Company's equity market making activities has increased. Equity market-making operating revenues include the trading profits earned by the Company before the related expense deduction for ADR conversion fees. These ADR fees are included within the condensed consolidated income statements as 'clearing and related expenses'.
Operating revenues in the debt capital markets product line increased from $4.3 million in Q2 2012 to $7.4 million in Q2 2013. This increase in operating revenues was a result of a $2.8 million increase in debt trading revenues, to $5.2 million in Q2 2013 and a $0.4 million increase in debt origination revenues to $2.3 million. The increase in debt trading revenues was a result of a 106% growth, or $2.3 million in Argentina debt trading operations compared to the prior year period. The debt capital markets product line is business focuses on a wide range of services including the arranging and placing of debt issues, merger and acquisition advisory services and asset backed securitization as well as debt trading in the international markets.
Segment income increased from $0.8 million in Q2 2012 to $4.2 million in Q2 2013, primarily as a result of the transfer of accounts from Tradewire Securities, LLC and the increase in operating revenue in the debt capital markets product line. Variable expenses expressed as a percentage of operating revenues were 41% in Q2 2013 compared to 50% in Q2 2012.
Clearing and Execution Services
Operating revenues decreased $0.1 million from $25.4 million in Q2 2012 to $25.3 million in Q2 2013. Operating revenues are primarily generated from two sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options on futures contracts, and interest income derived from cash balances in our customers' accounts.
Commission and clearing fee revenues were relatively flat at $24.4 million in Q2 2013, despite a 11% decrease in exchange-traded volumes driven by low market volatility, as our average rate per contract improved over the prior year period. Interest income declined 33% to $0.4 million in Q2 2013 as a result of lower short term interest rates, despite a 18% increase in average customer deposits to $660.5 million.
Segment income was flat at $0.7 million in Q2 2013 compared to the prior year period. Variable expenses as a percentage of operating revenues were 85% in both Q2 2013 and the prior year comparable period and are primarily clearing and related expenses.
Other
The Company's asset management revenues include management and performance fees, commissions and other revenues received by the Company for management of third party assets and investment gains or losses on the Company's investments in funds or proprietary accounts managed either by the Company's investment managers or by independent investment managers. In addition, this segment's revenues include interest income and fees earned in relation to commodity financing transactions as well as a limited amount of principal physical commodity sales transactions related to inputs to the renewable fuels and feed ingredient industries.
Operating revenues increased from $3.6 million in Q2 2012 to $4.3 million in Q2 2013. Adjusted operating revenues increased from $3.6 million in Q2 2012 to $4.7 million for Q2 2013. Assets under management as of March 31, 2013 were $395 million compared with $466 million as of March 31, 2012. The decrease was due primarily to the sale of our ownership interest in subsidiary, Gletir Agente De Valores S.A.. Operating revenues in the asset management product line decreased $0.1 million to $2.0 million in Q2 2013 as compared to Q2 2012. Operating revenues in the commodity financing and physical commodity origination product line increased $1.0 million to $2.3 million in Q2 2013, while adjusted operating revenues increased $1.2 million to $2.7 million in Q2 2013, both of which were primarily related to an increase in both commodity financing arrangements and commodity origination sales.

Segment income increased from $1.3 million in Q2 2012 to $1.4 million in Q2 2013. Adjusted segment income increased from $1.3 million in Q2 2012 to $1.8 million in Q2 2013.
YTD 2013 vs. YTD 2012 Segment Analysis
The net contribution of all the Company's business segments increased 12% from $107.7 million in YTD 2012 to $120.8 million in YTD 2013. The adjusted net contribution of all the Company's business segments increased 4% from $106.8 million in YTD 2012 to $110.9 million in YTD 2013.
Net contribution is one of the key measures used by management to assess the performance of each segment and for decisions regarding the allocation of the Company's resources. Net contribution is calculated as revenue less direct cost of sales, interest expense, clearing and related expenses, introducing broker commissions and variable compensation. Variable compensation paid to risk management consultants and traders generally represents a fixed percentage of an amount equal to revenues generated, and in some cases, revenues produced less clearing and related charges, base salaries and an overhead allocation.
Total segment income increased 20% from $49.9 million in YTD 2012 to $59.8 million in YTD 2013. Total adjusted segment income increased 2% from $49.0 million in YTD 2012 to $49.9 million in YTD 2013.
Segment income is calculated as net contribution less non-variable direct expenses of the segment. These non-variable direct expenses include trader base compensation and benefits, operational employee compensation and benefits, communication and data services, business development, professional fees, bad debt expense, trade errors and direct marketing expenses.
Commodity and Risk Management Services
Operating revenues under U.S. GAAP increased from $115.7 million in YTD 2012 to $116.8 million in YTD 2013. Adjusted operating revenues decreased by 7% from $114.8 million in YTD 2012 to $106.4 million in YTD 2013. Operating revenues within this segment are primarily from the soft commodities, precious metals and base metals product lines.
Within the soft commodities product line, operating revenues decreased 12% from $94.6 million in YTD 2012 to $83.3 million in YTD 2013. Exchange-traded contract volumes decreased 8% and OTC contract volumes decreased 20%, respectively, over the prior year comparative period, which includes primarily agricultural and energy commodities. Despite the decline in exchange traded contract volumes, primarily driven by lower volatility and the effect on customer demand, of inverted prices in agricultural commodities, commission and clearing fee revenues increased 4% or $1.2 million compared to the prior year period. Exchange traded commission and clearing fee revenues in YTD 2012 were affected by lost revenues from clients previously introduced by RMI and Hencorp Futures to MF Global. The majority of the clients previously introduced to MF Global have subsequently opened accounts directly with FCStone LLC. The decline in OTC contract volumes, primarily in Brazil and Latin America, contributed to a $12.7 million decrease in overall OTC revenues. Interest income increased 2% to $2.4 million compared to the prior year period, despite a 12% increase in the average level of customer deposits to $970.2 million as a result of lower short term interest rates.
Precious metals operating revenues increased from $7.2 million in YTD 2012 to $8.3 million in YTD 2013, primarily as a result of falling precious metal prices. Precious metals adjusted operating revenues decreased from $7.5 million in YTD 2012 to $5.5 million in YTD 2013, primarily as a result of a 31% decrease in the number of ounces traded primarily in the Far Eastern markets.
Base metals operating revenues increased from $13.9 million in YTD 2012 to $25.1 million in YTD 2013. Base metals adjusted operating revenues increased from $12.7 million in YTD 2012 to $17.7 million in YTD 2013. These increases were due to an $8.6 million increase in operating revenues from the LME metals team. The LME metals team contributed $15.4 million in operating revenues in YTD 2013. This increase was partially offset by a $3.6 million decline in adjusted operating revenues from the physical base metals business as a result of the decision to exit this business.
Segment income increased from $31.1 million in YTD 2012 to $35.3 million in YTD 2013. Adjusted segment income decreased from $30.2 million to $24.9 million. Variable expenses expressed as a percentage of adjusted operating revenues were 39% in both YTD 2012 and YTD 2013.
Foreign Exchange
Operating revenues increased by 5% from $30.9 million in YTD 2012 to $32.3 million in YTD 2013. The operating revenues in the Company's foreign exchange product line increased from $19.2 million in YTD 2012 to $19.4 million in YTD

2013. This increase was driven by a 4% increase in the volume of trades in the Company's foreign exchange product line as the Company continued to benefit from an increase in financial institutions and other customers as well as our ability to offer an electronic transaction order system to our customers.
The customer speculative foreign exchange product line operating revenues increased from $4.2 million in YTD 2012 to $4.4 million in YTD 2013. Operating revenues from customer hedging activity increased 54% from the prior year period to $4.1 million, primarily driven by an increase of hedging activity by customers of our Brazil operations. The proprietary foreign exchange arbitrage desk, which arbitrages the cash versus the exchange traded markets, experienced a 12% decrease in operating revenues to $4.4 million.
Segment income decreased 1% from $14.2 million in YTD 2012 to $14.0 million in YTD 2013. Variable expenses expressed as a percentage of operating revenues increased from 33% to 35%, primarily as a result of the change in mix of revenues in the current period.
Securities
Operating revenues increased by 43% from $20.2 million in YTD 2012 to $28.9 million in YTD 2013. Operating revenues in the equities market-making product line increased 19% from the prior year period to $16.3 million, primarily as a result of the late first quarter 2013 transfer of accounts from Tradewire Securities, LLC, which contributed $2.6 million in operating revenues in YTD 2013.
Operating revenues in the equities market-making product line are largely dependent on overall volume and volatility, and with the increased levels of activity in the global equity markets, the retail customer business which drives the Company's equity market making activities has increased. Equity market-making operating revenues include the trading profits earned by the Company before the related expense deduction for ADR conversion fees. These ADR fees are included within the condensed consolidated income statements as 'clearing and related expenses'.
Operating revenues in the debt capital markets product line increased from $6.5 million in YTD 2012 to $12.6 million in YTD 2013. This increase in operating revenues was a result of a $4.1 million increase in debt trading revenues, to $7.6 million in YTD 2013 and a $2.1 million increase in debt origination revenues to $5.0 million. The increase in debt trading revenues was a driven by strong growth in Argentina debt trading operations. This business focuses on a wide range of services including the arranging and placing of debt issues, merger and acquisition advisory services and asset backed securitization as well as debt trading in the international markets.
Segment income increased 289%, from $1.9 million in YTD 2012 to $7.4 million in YTD 2013, primarily as a result of the increase in operating revenues. Variable expenses expressed as a percentage of operating revenues decreased from 51% to 42%.
Clearing and Execution Services
Operating revenues increased 11% from $43.1 million in YTD 2012 to $47.7 million in YTD 2013. Operating revenues are primarily generated from two sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options on futures contracts, and interest income derived from cash balances in our customers' accounts.
Commission and clearing fee revenues increased 12% to $46.1 million in YTD 2013, as a result of a 5% increase in exchange-traded volumes. This increase was primarily attributable to accounts transferred to the Company from MF Global during Q1 2012, including a large introducing broker whose clients generally have higher volumes and lower rates per contract than the average client in this segment. Interest income declined 41% to $0.7 million in YTD 2013, despite a 20% growth in average customer deposits to $669.3 million as a result of lower short term interest rates.
Segment profitability declined with a segment loss of $0.2 million in YTD 2013 compared to segment income of $0.6 million in YTD 2012, primarily as a result of an $1.5 million loss contingency accrued in Q1 2013 as well as an increase in clearing and related expenses and introducing broker commissions. Variable expenses as a percentage of operating revenues decreased from 85% to 84% and are primarily clearing and related expenses.
Other
The Company's asset management revenues include management and performance fees, commissions and other revenues received by the Company for management of third party assets and investment gains or losses on the Company's investments in funds or proprietary accounts managed either by the Company's investment managers or by independent investment managers. In addition, this segment's revenues include interest income and fees earned in relation to commodity financing transactions as well as a limited amount of principal physical commodity sales transactions related to inputs to the renewable fuels and feed ingredient industries.
Operating revenues increased from $6.7 million in YTD 2012 to $9.1 million in YTD 2013. Adjusted operating revenues increased from $6.7 million in YTD 2012 to $9.6 million in YTD 2013. Assets under management as of March 31, 2013 were $395 million compared with $466 million as of March 31, 2012. The decrease was due primarily to the sale of our ownership interest in subsidiary, Gletir Agente De Valores S.A. Operating revenues in the asset management product line increased $0.4 million to $3.8 million in YTD 2013. Operating revenues in the commodity financing and physical commodity origination product line increased 75% to $5.8 million in YTD 2013, primarily related to an increase in both commodity financing arrangements and commodity origination sales.
Segment income increased from $2.1 million in YTD 2012 to $3.3 million in YTD 2013. Adjusted segment income increased from $2.1 million in YTD 2012 to $3.8 million in YTD 2013.
Liquidity, Financial Condition and Capital Resources
Overview
Liquidity is defined as our ability to generate sufficient amounts of cash to meet all of our cash needs. Liquidity is of critical importance to us and imperative to maintain our operations on a daily basis. In FCStone, LLC, the Company's FCM subsidiary, we have responsibilities to meet margin calls at all exchanges on a daily basis and intra-day basis, if necessary. Our customers are required to make any required margin deposits the next business day, and we require our largest customers to make intra-day margin payments during periods of significant price movement. Margin required to be posted to the exchanges is a function of the net open positions of our customers and the required margin per contract.
In addition, in our commodities trading, C&RM OTC, securities and foreign exchange trading activities, we may be called upon to meet margin calls with our various trading counterparties based upon the underlying open transactions we have in place with those counterparties.
The Company continuously reviews its overall credit and capital needs to ensure that its capital base, both stockholders' equity and debt, as well as available credit facilities can appropriately support the anticipated financing needs of its operating subsidiaries.
As of September 30, 2012, the Company had total equity capital of $319.1 million and bank loans of 218.2 million. On March 31, 2013, the Company had total equity capital of $329.2 million and outstanding bank loans of $226.0 million.
A substantial portion of the Company's assets are liquid. As of March 31, 2013, approximately 93% of the Company's assets consisted of cash; deposits and receivables from exchange-clearing organizations, broker-dealers, clearing organizations and counterparties; customer receivables, marketable financial instruments and investments, and physical commodities inventory, at the lower of cost or fair value. All assets that are not customer and counterparty deposits are financed by the Company's equity capital, bank loans, short-term borrowings from financial instruments sold, not yet purchased, and other payables.
During the quarter ended March 31, 2013, as a result of a change in management strategy within the Company's base metals product line, the Company received Board of Director approval to pursue an exit of its physical base metals business through either a potential sale or orderly liquidation of current open positions. The exit of the physical base metals business will include the sale or liquidation of certain base metals open contract positions and base metals inventory, and the transfer or elimination of the physical base metals trading team and certain operational support personnel. The Company believes the exit of the physical base metals business will be completed by the end of fiscal 2013. The physical base metals business is included in the C&RM Segment. The Company will continue to operate the portion of its base metal business related to non-physical assets.
The Company has considered the impact of the exit of the physical base metals business on the Company's financial position, future operating results and liquidity, and believes the exit will not have a material impact to the condensed consolidated financial statements, expected cash flows or liquidity of the Company. The Company evaluated the recoverability of long-lived and intangible assets as a result of this planned exit, noting no impairment charges. At March 31, 2013, the Company has not incurred any costs associated with the exit of the physical base metals activities, including termination benefits, contract termination costs and other associated costs. The Company believes any additional exit costs will not be material to the condensed consolidated financial statements.

Customer and Counterparty Credit and Liquidity Risk
Our operations expose us to credit risk of default of our customers and counterparties. The risk includes liquidity risk to the extent our customers or counterparties are unable to make timely payment of margin or other credit support. These risks expose us indirectly to the financing and liquidity risks of our customers and counterparties, including the risks that our customers and counterparties may not be able to finance their operations. Throughout the commodities and securities industries, continued volatility in commodity prices has required increased lines of credit, and placed a strain on working capital debt facilities. In many cases, our customers have been forced to increase leverage to unprecedented levels in order for them to continue to carry inventory and properly execute hedging strategies. Continuing volatility in the financial markets has tightened credit further.
As a clearing broker, we act on behalf of our customers for all trades consummated on exchanges. We must pay initial and variation margin to the exchanges, on a net basis, before we receive the required payments from our customers. Accordingly, we are responsible for our customers' obligations with respect to these transactions, which exposes us to significant credit risk. Our customers are required to make any required margin deposits the next business day, and we require our largest customers to make intra-day margin payments during periods of significant price movement. Our clients are required to maintain initial margin requirements at the level set by the respective exchanges, but we have the ability to increase the margin requirements for customers based on their open positions, trading activity, or market conditions.
With OTC derivative transactions, we act as a principal, which exposes us to the credit risk of both our customers and the counterparties with which we offset our customer positions. As with exchange-traded transactions, our OTC transactions require that we meet initial and variation margin payments on behalf of our customers before we receive the required payment from our customers. OTC customers are required to post sufficient collateral to meet margin requirements based on Value-at-Risk models as well as variation margin requirement based on the price movement of the commodity or security in which they transact. Our customers are required to make any required margin deposits the next business day, and we may require our largest clients to make intra-day margin payments during periods of significant price movement. We have the ability to increase the margin requirements for customers based on their open positions, trading activity, or market conditions. On a limited basis, we provide credit thresholds to certain customers, based on internal evaluations and monitoring of customer creditworthiness.
In addition, with OTC transactions, we are at risk that a counterparty will fail to meet its obligations when due. We would then be exposed to the risk that the settlement of a transaction which is due a customer will not be collected from the respective counterparty with which the transaction was offset. We continuously monitor the credit quality of our respective counterparties and mark our positions held with each counterparty to market on a daily basis.
Information related to bad debt expense, net of recoveries, is set forth in Note 5 of the Company's audited and unaudited consolidated financial statements which can be found in the Company's Annual Report on Form 10-K for the year ended September 30, 2012 and the Company's Form 10-Q for the quarter ended March 31, 2013, which are incorporated herein by reference.
Primary Sources and Uses of Cash
The Company's assets and liabilities may vary significantly from period to period due to changing customer requirements, economic and market conditions and the growth of the Company. The Company's total assets as of September 30, 2012 and September 30, 2011, were $ 2,958.9 million and $ 2,635.7 million, respectively. The Company's total assets as of March 31, 2013, were $3,160.4 million. The Company's operating activities generate or utilize cash as a result of net income or loss earned or incurred during each period and fluctuations in its assets and liabilities. The most significant fluctuations arise from changes in the level of customer activity, commodities prices and changes in the balances of financial instruments and commodities inventory. FCStone, LLC, our FCM subsidiary, occasionally uses its margin line credit facilities, on a short-term basis, to meet intra-day settlements with the commodity exchanges prior to collecting margin funds from our customers.
The majority of the assets of FCStone, LLC are restricted from being transferred to its parent or other affiliates due to specific regulatory requirements. These restrictions have no impact on the ability of the Company to meet its cash obligations, and no impact is expected in the future.
We have liquidity and funding policies and processes in place that are intended to maintain significant flexibility to address both company-specific and industry liquidity needs. The majority of our excess funds are held with high quality institutions, under highly-liquid reverse repurchase agreements, with a maturity of typically three days or less, U.S. government obligations and AA-rated money market investments. The Company does not hold any direct investments in the general obligations of a sovereign nation (“sovereign debt”).
As of September 30, 2012, $108.9 million of cash, cash equivalent and available-for-sale investment securities was held by our foreign subsidiaries. As of March 31, 2013, $142.0 million of cash, cash equivalent and available-for-sale investment securities was held by our foreign subsidiaries. If these funds are needed for operations in the United States, the Company would be required to accrue and pay U.S. taxes to repatriate these funds, up to the amount of undistributed earnings of $130.7 million at September 30, 2012 and $145.9 million at March 31, 2013. However, our intent is to indefinitely reinvest these funds outside of the United States, and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations.
As of September 30, 2012, approximately $10.0 million of the Company's financial instruments owned and $5.7 million of financial instruments sold, not yet purchased, are exchangeable foreign equities and ADRs. As of March 31, 2013, approximately $18.3 million of the Company's financial instruments owned and $7.8 million of financial instruments sold, not yet purchased, are exchangeable foreign equities and ADRs.
As of March 31, 2013, the Company had four committed bank credit facilities, totaling $395.0 million, of which $226.0 million was outstanding. These facilities were reduced to $355.0 million at April 30, 2013. See Description of Other Indebtedness” below in this prospectus supplement for more information concerning these facilities.
The majority of the Company's committed credit facilities are scheduled to expire during fiscal 2013 or shortly thereafter. The Company is currently in discussions with current and potential lenders to renew, extend or rearrange these facilities. While there is no guarantee that the Company will be successful in renewing, extending or rearranging these agreements as they expire, based on the Company's liquidity position and capital structure, the Company believes it will be able to do so. At this time, the Company is unable to determine the duration, applicable interest rates or other costs associated with the renewal or replacement of these facilities.
The Company's credit agreements contain certain financial covenants relating to financial measures on a consolidated basis, as well as on a certain stand-alone subsidiary basis, including minimum net worth, minimum working capital, minimum regulatory capital, minimum net unencumbered liquid assets, minimum equity, minimum interest coverage and leverage ratios and maximum net loss. Failure to comply with any such covenants could result in the debt becoming payable on demand. As of March 31, 2013, the Company and its subsidiaries were in compliance with all of its financial covenants under the outstanding facilities.
On May 3, 2013, the Company reached an agreement in which First American Capital and Trading Corp. (“FACT”), has agreed to transfer its customer accounts to INTL FCStone Inc.'s broker-dealer subsidiary, INTL FCStone Securities Inc. Completion of this transaction is subject to certain conditions, including regulatory approval. FACT provides correspondent clearing services to institutional customers directly and through a global network of partners. With its experienced team, FACT services a wide range of customers, including broker-dealers, investment advisors, and fund managers.
On December 12, 2012, the Company finalized an agreement to acquire certain institutional accounts from Tradewire Securities, a Miami-based securities broker-dealer servicing customers throughout Latin America and a wholly-owned subsidiary of Tradewire Group Ltd. These accounts were transferred to INTL FCStone Inc.'s broker-dealer subsidiary, INTL FCStone Securities. Tradewire Securities provided global brokerage services to institutions and individual investors directly and through a global network of partners. The consideration to be paid for the acquisition of institutional accounts from Tradewire Securities consists of three annual contingent payments and a final contingent payment and is estimated to be $3.1 million as of March 31, 2013. Additionally, as part of the transaction, the Company hired more than 20 professional staff from Tradewire Securities, LLC's securities broker-dealer business based in Miami, Florida.
The Company also has contingent liabilities relating to several acquisitions it has completed since April 2010. Under the terms of the purchase agreements, the Company has obligations to pay additional consideration if specific conditions and earnings targets are met. In accordance with the Business Combinations Topic of the ASC, the fair value of the additional consideration is recognized as a contingent liability as of the acquisition date. The acquisition date fair value of additional consideration is remeasured to its fair value each reporting period, with changes in fair value recorded in current earnings. The contingent liabilities for these estimated additional purchase price considerations total $18.4 million as of March 31, 2013, and are included within 'accounts payable and other accrued liabilities' in the condensed consolidated balance sheets. The Company estimates cash payments during the remainder of fiscal 2013, related to these contingent liabilities, to be $13.1 million.
The Company contributed $2.1 million to its defined benefit pension plans during the six months ended March 31, 2013, and expects to contribute $0.8 million to the plans during the remainder of fiscal 2013, which represents the minimum funding requirement.
Other Capital Considerations
The Company's activities are subject to various significant governmental regulations and capital adequacy requirements, both in the United States and overseas. Certain other non-U.S. subsidiaries of the Company are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate.
The subsidiaries of the Company are in compliance with all of their capital regulatory requirements as of March 31, 2013.
The Dodd-Frank Act created a comprehensive new regulatory regime governing the OTC and listed derivatives markets and their participants by requiring, among other things: centralized clearing of standardized derivatives (with certain stated exceptions); the trading of clearable derivatives on swap execution facilities or exchanges; and registration and comprehensive regulation of new categories of market participants as “swap dealers” and swap “introducing brokers.” We registered our subsidiary, INTL FCStone Markets LLC, as a swap dealer on December 31, 2012. Most of the rules affecting this business have now been finalized, and external business conduct rules came into effect on May 1, 2013. Nevertheless, some important rules, such as those setting capital and margin requirements, have not been finalized or fully implemented, and it is too early to predict with any degree of certainty how we will be affected.
Cash Flows
The Company's cash and cash equivalents increased from $220.6 million as of September 30, 2011 to $236.3 million as of September 30, 2012, a net increase of $15.7 million. Net cash of $92.1 million was used in operating activities, $20.0 million was used in investing activities and net cash of $129.0 million was provided by financing activities, of which $140.8 million was borrowed on lines of credit and increased the amounts payable to lenders under loans and overdrafts, $9.6 million was paid out as earn-outs on acquisitions and $4.0 million was used to repurchase shares. Fluctuations in exchange rates caused a reduction of $1.2 million to the Company's cash and cash equivalents.
The Company's cash and cash equivalents increased from $236.3 million as of September 30, 2012 to $262.0 million as of March 31, 2013, a net increase of $25.7 million. Net cash of $14.1 million was provided by operating activities, $7.1 million was provided by investing activities and net cash of $5.2 million was provided by financing activities, of which $7.7 million was borrowed from lines of credit and increased the amounts payable to lenders under loans. Fluctuations in exchange rates decreased the Company's cash and cash equivalents by $0.7 million.
In the commodities industry, companies report trading activities in the operating section of the statement of cash flows. Due to the daily price volatility in the commodities market, as well as changes in margin requirements, fluctuations in the balances of deposits held at various exchanges, marketable securities and customer commodity accounts may occur from day-to-day. A use of cash, as calculated on the consolidated statement of cash flows, includes unrestricted cash transferred and pledged to the exchanges or guarantee funds. These funds are held in interest-bearing deposit accounts at the exchanges, and based on daily exchange requirements, may be withdrawn and returned to unrestricted cash. Additionally, within our OTC and Forex operations, cash deposits received from customers are reflected as cash provided from operations. Subsequent transfer of these cash deposits to counterparties or exchanges to margin their open positions will be reflected as an operating use of cash to the extent the transfer occurs in a different period than the cash deposit was received.
The Company is continuously evaluating opportunities to expand its business. During 2012, the Company paid $11.7 million, included in investing activities, for acquisitions, and $9.6 million in payments, included in financing activities, relating to earn-outs on acquisitions. Capital expenditures included in investing activities for property, plant and equipment totaled $8.7 million in 2012, decreasing slightly from $10.1 million in 2011. For the six months ended March 31, 2013, the Company made $0.3 million in payments, included in financing activities, relating to earn-outs on acquisitions. Investing activities include $3.1 million in capital expenditures for property, plant and equipment in YTD 2013, compared to $5.8 million in YTD 2012. Continuing expansion of the Company's activities will require funding and will have an effect on liquidity.
In August 2011, the Company's Board of Directors authorized the repurchase of up to 1.0 million shares of the Company's outstanding common stock. During year ended September 30, 2012, the Company repurchased 217,507 shares of its outstanding common stock in open market transactions, in the aggregate amount of $4.0 million. In November 2012, the Company's Board of Directors authorized a repurchase plan in which the Company may repurchase up to 1.5 million shares of its outstanding common stock. This replaced the Company's prior August 2011 plan. During YTD 2013, the Company repurchased 110,018 shares of its outstanding common stock in open market transactions, for an aggregate purchase price of $2.0 million.
Apart from what has been disclosed above, there are no known trends, events or uncertainties that have had or are likely to have a material impact on the liquidity, financial condition and capital resources of the Company.

Contractual Obligations
The following table summarizes our cash payment obligations as of September 30, 2012:

		Payments Due by Period
(in millions)	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	After 5 Years
Operating lease obligations	$39.4	$7.1	$11.0	$12.0	$9.3
Purchase obligations(1)	630.2	630.2	—	—	—
Contingent acquisition consideration	16.6	13.8	0.4	2.4	—
Other	17.1	5.3	6.1	3.3	2.4
	$703.3	$656.4	$17.5	$17.7	$11.7
(1) Represents an estimate of contractual purchase commitments in the ordinary course of business primarily for the purchase of precious and base metals. Unpriced contract commitments have been estimated using September 30, 2012 fair values.
Total contractual obligations exclude defined benefit pension obligations. In 2013, we anticipate making contributions of $2.9 million to defined benefit plans.
Based upon our current operations, we believe that cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs.
Off Balance Sheet Arrangements
The Company is party to certain financial instruments with off-balance sheet risk in the normal course of business as a registered securities broker-dealer and futures commission merchant and from its market-making and proprietary trading in the foreign exchange and commodities trading business. As part of these activities, the Company carries short positions. For example, it sells financial instruments that it does not own, borrows the financial instruments to make good delivery, and therefore is obliged to purchase such financial instruments at a future date in order to return the borrowed financial instruments. The Company has recorded these obligations in the consolidated financial statements at March 31, 2013, September 30, 2012 and September 30, 2011, at fair value of the related financial instruments, totaling $237.4 million, $175.4 million and $390.9 million, respectively. These positions are held to offset the risks related to financial assets owned, and reported in the Company's consolidated balance sheets within 'financial instruments owned, at fair value', and 'physical commodities inventory'. The Company will incur losses if the fair value of the financial instruments sold, not yet purchased, increases subsequent to March 31, 2013, which might be partially or wholly offset by gains in the value of assets held as of March 31, 2013. The total of $237.4 million, $175.4 million and $390.9 million includes a net liability of $39.4 million, $44.6 million and $122.9 million for derivatives, based on their fair value as of March 31, 2013, September 30, 2012 and September 30, 2011, respectively.
In the Company's foreign exchange and commodities trading business segments, the Company will hold options and futures contracts resulting from market-making and proprietary trading activities in the Company's foreign exchange/commodities trading business segment. The Company assists its customers in its commodities trading business to protect the value of their future production (precious or base metals) by selling them put options on an OTC basis. The Company also provides its commodities trading business customers with sophisticated option products, including combinations of buying and selling puts and calls. The Company mitigates its risk by effecting offsetting options with market counterparties or through the purchase or sale of exchange-traded commodities futures. The risk mitigation of offsetting options is not within the documented hedging designation requirements of the Derivatives and Hedging Topic of the ASC.
In the Company's C&RM segment, when transacting OTC and foreign exchange contracts with our customers, our OTC and foreign exchange trade desks may offset the customer's transaction simultaneously with one of our trading counterparties, or alternatively, will offset that transaction with a similar but not identical position on the exchange. These unmatched transactions are intended to be short-term in nature and are conducted to facilitate the most effective transaction for our customer.
Derivative contracts are traded along with cash transactions because of the integrated nature of the markets for such products. The Company manages the risks associated with derivatives on an aggregate basis along with the risks associated with its proprietary trading and market-making activities in cash instruments as part of its firm-wide risk management policies.

The Company is a member of various commodity exchanges and clearing organizations. Under the standard membership agreement, all members are required to guarantee the performance of other members and, accordingly, in the event another member is unable to satisfy its obligations to the exchange, may be required to fund a portion of the shortfall. Our liability under these arrangements is not quantifiable and could exceed the cash and securities we have posted as collateral at the exchanges. However, management believes that the potential for us to be required to make payments under these arrangements is remote. Accordingly, no contingent liability for these arrangements has been recorded in the condensed consolidated balance sheets as of March 31, 2013 and September 30, 2012, respectively.
Critical Accounting Policies
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. The accounting estimates and assumptions discussed in this section are those that the Company considers the most critical to the financial statements. The Company believes these estimates and assumptions can involve a high degree of judgment and complexity. Due to their nature, estimates involve judgment based upon available information. Actual results or amounts could differ from estimates and the difference could have a material impact on the financial statements. Therefore, understanding these policies is important in understanding the reported and potential future results of operations and the financial position of the Company.
Valuation of Financial Instruments and Foreign Currencies. Substantially all financial instruments are reflected in the consolidated financial statements at fair value or amounts that approximate fair value. These financial instruments include: cash and cash equivalents; cash, securities and other assets segregated under federal and other regulations; financial instruments purchased under agreements to resell; deposits with clearing organizations; financial instruments owned; and financial instruments sold but not yet purchased. Unrealized gains and losses related to these financial instruments, which are not customer owned positions, are reflected in earnings. Where available, we use prices from independent sources such as listed market prices, or broker or dealer price quotations. Fair values for certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. In some cases, even though the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions may be required to determine the fair value. However, these assumptions may be incorrect and the actual value realized upon disposition could be different from the current carrying value. The value of foreign currencies, including foreign currencies sold, not yet purchased, are converted into its U.S. dollar equivalents at the foreign exchange rates in effect at the close of business at the end of the accounting period. For foreign currency transactions completed during each reporting period, the foreign exchange rate in effect at the time of the transaction is used.
The application of the valuation process for financial instruments and foreign currencies is critical because these items represent a significant portion of our total assets. Valuations for substantially all of the financial instruments held are available from independent publishers of market information. The valuation process may involve estimates and judgments in the case of certain financial instruments with limited liquidity and OTC derivatives. Given the wide availability of pricing information, the high degree of liquidity of the majority of our assets, and the relatively short periods for which they are typically held in inventory, there is insignificant sensitivity to changes in estimates and insignificant risk of changes in estimates having a material effect on our financial statements. The basis for estimating the valuation of any financial instruments has not undergone any change.
Revenue Recognition. A significant portion of our revenues are derived principally from realized and unrealized trading income in securities, derivative instruments, commodities and foreign currencies purchased or sold for our account. Realized and unrealized trading income is recorded on a trade date basis. Securities owned and securities sold, not yet purchased and foreign currencies sold, not yet purchased, are stated at fair value with related changes in unrealized appreciation or depreciation reflected within 'trading gains, net' in the consolidated income statements. Fee and interest income are recorded on the accrual basis and dividend income is recognized on the ex-dividend date.
Revenue on commodities that are purchased for physical delivery to customers and that are not readily convertible into cash is recognized at the point in time when the commodity has been shipped, title and risk of loss has been transferred to the customer, and the following conditions have been met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectability of the resulting receivable is reasonably assured.
The critical aspect of revenue recognition is recording all known transactions as of the trade date of each transaction for the financial period. We have developed systems for each of our businesses to capture all known transactions. Recording all known transactions involves reviewing trades that occur after the financial period that relate to the financial period. The accuracy of capturing this information is dependent upon the completeness and accuracy of data capture of the operations systems and our clearing firms.
Income Taxes. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining the consolidated provision for income taxes and in evaluating tax positions, including evaluating uncertainties. As a result, the company recognizes tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when despite our belief that our tax return positions are supportable, we believe that certain positions may not be fully sustained upon review by the relevant tax authorities.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.
We believe that our accruals for tax liabilities are adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve series of complex judgments about future events. To the extent that new information becomes available which causes us to change our judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. The consolidated provision for income taxes will change period to period based on non-recurring events, such as the settlement of income tax audits and changes in tax law, as well as recurring factors including the geographic mix of income before taxes, state and local taxes, and the effects of various global income tax strategies.
Effects of Inflation
Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. Increases in the Company's expenses, such as compensation and benefits, clearing and related expenses, occupancy and equipment rental, due to inflation, may not be readily recoverable from increasing the prices of services offered by the Company. In addition, to the extent that inflation results in rising interest rates or has other adverse effects on the financial markets and on the value of the financial instruments held in inventory, it may adversely affect the Company's financial position and results of operations.

DESCRIPTION OF OTHER INDEBTEDNESS
The Company has four committed credit facilities under which the Company and its subsidiaries may borrow up to $355 million subject to the terms and conditions for these facilities. The amounts outstanding under these credit facilities are short term borrowings and carry variable rates of interest, thus approximating fair value.
Our four committed credit facilities are as follows:

•
$100.0 million facility available to our wholly owned subsidiary, INTL Commodities, Inc. for its commodities trading activities, committed until July 31, 2013. This facility is secured by the assets of INTL Commodities, Inc. and guaranteed by INTL FCStone Inc. We are currently planning to eliminate this facility as part of our exit from the physical base metals business. We have requested the lenders to extend this facility on a short term basis at a reduced amount to facilitate this exit. We expect that this request will be approved.

•
$105.0 million facility available to INTL FCStone Inc. and INTL Global Currencies Ltd., for general working capital requirements, committed until October 1, 2013. We are currently in discussions with current and potential lenders to renew and potentially increase this facility. Based on our discussions with these lenders, we believe that this facility will be renewed in a timely manner for amounts that equal or exceed the current commitments under this facility.

•
$75.0 million facility available to our wholly owned subsidiary, FCStone, LLC, for short-term funding of margin to commodity exchanges, committed until April 10, 2014. This facility is guaranteed by the Company. This line of credit is subject to annual review.

•
$75.0 million committed facility available to our wholly owned subsidiary, FCStone Merchant Services, LLC, for financing traditional commodity financing arrangements and commodity repurchase agreements, committed until July 31, 2013. This facility is secured by the assets of FCStone Merchants, and guaranteed by INTL FCStone Inc. We are currently in discussions with current and potential lenders to renew and potentially increase this facility. Based on our discussions with these lenders, we believe that this facility will be renewed in a timely manner for amounts that equal or exceed the current commitments under this facility.

The following table sets forth a listing of credit facilities, the committed amounts as of March 31, 2013 and outstanding borrowings as of March 31, 2013:

Borrower	Security	Renewal / Expiration Date	Commitment as of March 31, 2013 (1)	Amounts Outstanding as of March 31, 2013
			(in millions)
INTL FCStone Inc.	Certain pledged shares	October 1, 2013	$105.0	$72.0
INTL Commodities	Certain commodities assets	July 31, 2013	140.0	107.0
FCStone, LLC	None	April 10, 2014	75.0	—
FCStone Merchants, LLC	Certain commodities assets	July 31, 2013	75.0	47.0
			$395.0	$226.0
(1) The commitment under the INTL Commodities facility was reduced from $140 million to $100 million on April 30, 2013.
As noted above, all of the Company's committed credit facilities are scheduled to expire during the next twelve months. The Company is currently in discussions with current and potential lenders to renew these facilities. While there is no guarantee that the Company will be successful in renewing or replacing these agreements as they expire, based on the Company's liquidity position and capital structure, the Company believes it will be able to do so. At this time, the Company is unable to determine the duration, applicable interest rates or other costs associated with the renewal or replacement of these facilities.
The Company's facility agreements contain financial covenants relating to financial measures on a consolidated basis, as well as on a certain stand-alone subsidiary basis, including minimum net worth, minimum working capital, minimum regulatory capital, minimum net unencumbered liquid assets, minimum equity, minimum interest coverage and leverage ratios and maximum net loss. Failure to comply with any such covenants could result in the outstanding debt becoming payable on demand. As of March 31, 2013, the Company was in compliance with all of its covenants under its credit facilities.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “we,” “us,” “our,” “INTL” and “the Company” in this section are only to INTL FCStone Inc. and not to its subsidiaries. For the definition of certain capitalized terms used in this section, see “-Certain Definitions” below.
General
The Notes will be issued under an indenture dated as of July 22, 2013, between us and The Bank of New York Mellon, as Trustee, the form of which is filed as an exhibit to the Registration Statement, as amended and supplemented by a supplemental indenture dated as of July 22, 2013, between us and the Trustee (as so amended and supplemented or otherwise modified from time to time, the “Indenture”). The Notes will be a separate series of our “senior debt securities” (as that term is used in the accompanying prospectus).
We will initially issue a total of $40,000,000    aggregate principal amount of Notes. We have granted the underwriters an option, to purchase up to an additional $6,000,000    aggregate principal amount of Notes, within 30 days from the date of this prospectus supplement.
Subject to the covenant described under “-Certain Covenants-Limitation on Indebtedness,” we are permitted to issue debt securities from time to time in one or more series under the Indenture, We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue senior debt securities under the Indenture having the same terms (except for the issue date, and, in some cases, the public offering price, the initial interest accrual date, and the first interest payment date) as, and ranking equally and ratably with, the Notes (“Additional Notes). The Notes and any Additional Notes that are issued will be treated as a single class for all purposes under the Indenture, including with respect to waivers, amendments, redemptions and Offers to Purchase. Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of the Notes” include any Additional Notes that are issued.
The Notes will mature on July 30, 2020. Interest on the Notes will accrue from July 22, 2013 at a rate of 8.5% per year and will be payable quarterly on January 30, April 30, July 30 and October 30 (each an “Interest Payment Date”), commencing on October 30, 2013. On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date which shall be the fifteenth day of the month preceding the respective Interest Payment Date (whether or not a business day).
The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday in the City of New York or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment.
The Notes will be available for purchase in denominations of $25 and integral multiples of $25 in book-entry form only. See “- Book-Entry System; Delivery and Form.”
Because the Company is a holding company which conducts substantially all of its operations through its subsidiaries, the Company's right, and hence the right of the Company's creditors (including the holders of the Notes), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.
Ranking
The Notes will be our senior unsecured obligations, and will rank on a parity with all of our other existing and future senior unsecured obligations.
Substantially all of our operations are conducted through our subsidiaries. The Notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the Notes to participate in those assets will be subject to prior claims of creditors of the subsidiary. As a result, the Notes will effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries. As of March 31, 2013, our subsidiaries had total outstanding indebtedness of approximately $154.0 million. In addition, to the extent the Notes are unsecured, the Notes will also effectively rank junior in right of payment to any secured debt that we may have outstanding to the extent of the value of the assets securing such debt. As of March 31, 2013, we had $72.0 million of secured debt outstanding and the ability to borrow an additional $33.0 million of secured debt under our credit facility.
Trading Characteristics
We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See “Material Federal Income Tax Considerations” below.
Redemption and Repayment
The Notes will be redeemable at our option, in whole or in part, at any time on and after July 30, 2016, upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.
Repurchase at the Option of holders
Change of Control
If a Change of Control occurs, unless we have previously or concurrently exercised our right to redeem all of the Notes as described under “-Redemption and Repayment,” each holder of Notes will have the right to require us to repurchase all or any part (equal to $25.00 or an integral multiples of $25.00) of that holder's Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, we will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless we have previously or concurrently exercised our right to redeem all of the Notes as described under “-Redemption and Repayment,” we will send a notice to each holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice.
We will comply with the requirements of Rule 14e‑1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
Promptly following the expiration of the Change of Control Offer, we will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, we will on the Change of Control Settlement Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

On the Change of Control Settlement Date, the paying agent will mail to each holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $25.00 or an integral multiple thereof. We will publicly announce the results of the

Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.
Our credit agreements provide that certain change of control events with respect to us would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain similar restrictions and provisions.
The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party (including one of our subsidiaries) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described above under the caption “-Redemption and Repayment,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer by us or a third party may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries' properties or assets taken as a whole to another person or group may be uncertain.
Certain Covenants
In addition to the covenants described in the accompanying prospectus under “Description of Securities We May Offer-Debt Securities,” the following covenants will apply to the Notes:
Limitation on Indebtedness
The Company will not, and will not permit any Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would be at least 2.0 to 1.
The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed $500.0 million;

(2)	the Incurrence of Existing Indebtedness;

(3)
the Incurrence of Indebtedness represented by the Notes issued on the Issue Date and any Additional Notes issued as a result of the exercise by the underwriters of their right to purchase up to $6.0 million aggregate principal amount of Notes within 30 days of the date of this prospectus supplement;

(4)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any

Indebtedness Incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)
the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14) or (15) of this paragraph;

(6)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness owing to and held by the Company or any other Subsidiary; provided, however, that any event that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company (except for any pledge of such Indebtedness until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)
Indebtedness of the Company or any of its Subsidiaries consisting of a Guarantee of, or a Lien securing, Indebtedness of the Company or a Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8)
the Incurrence by the Company or any of its Subsidiaries of any Hedging Obligation that is Incurred in the ordinary course of business for the purpose of managing risks and returns associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Company or such Subsidiary, or changes in the value of securities issued by the Company or such Subsidiary, and not for speculative purposes;

(9)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, or assets or Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, or assets or Capital Stock of a Subsidiary for the purpose of financing such acquisition), so long as, in the case of any disposition, the amount does not exceed the gross proceeds actually received by the Company or any Subsidiary, including the Fair Market Value of non-cash proceeds;

(10)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within seven Business Days of its Incurrence;

(11)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued for their account in the ordinary course of business with respect to trade payables relating to the purchase of property by such Persons and (b) other letters of credit, surety, performance, appeal or similar bonds, banker's acceptances, completion guarantees or similar instruments issued in the ordinary course of business of the Company or any Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers' compensation obligations; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence; provided, further, that with respect to clauses (a) and (b) above, such Indebtedness is not in connection with the borrowing of money or the obtaining of advances;

(12)
the Incurrence by the Company or any of its Subsidiaries of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes as described under “-Legal Defeasance and Covenant Defeasance” or “-Satisfaction and Discharge”;

(13)
Indebtedness represented by repurchase transactions with respect to commodities entered into by any Subsidiary of the Company in the ordinary course of business with non-affiliates so long as (a) the obligations of the counterparty are valid, enforceable and in full force and effect and (b) the aggregate amount of Indebtedness outstanding under all such repurchase transactions shall not exceed $150.0 million;

(14)
Indebtedness Incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Subsidiary or assumed by the Company or any Subsidiary at the time of acquisition of all or any portion of the assets (or any business or product line) of another Person (other than Indebtedness Incurred in contemplation of or in connection with or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Company); provided, however, that the aggregate principal amount of all the Indebtedness Incurred and then outstanding pursuant to this clause (14), including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14) and then outstanding, does not exceed $25.0 million; or

(15)
the Incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed $25.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Existing Credit Agreements outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the related costs and fees of such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
If obligations in respect of letters of credit are Incurred pursuant to the Credit Facility and are being treated as Incurred pursuant to clause (1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall be deemed not Incurred.
Limitation on Liens on Assets Securing Debt Securities of the Company
The Company will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon the property or assets of the Company or any Subsidiary, now owned or hereafter acquired, securing any Debt Securities of the Company unless all payments due under the Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the Debt Securities so secured (or, in the case of Debt Securities subordinated to the Notes, senior in priority thereto, with the same relative priority as the Notes will have with respect to such subordinated Debt Securities) until such time as such Debt Securities are no longer secured by a Lien.
Limitation on Subsidiary Guarantees of Debt Securities of the Company
The Company will not permit any Subsidiary, directly or indirectly, to Guarantee any Debt Securities of the Company unless such Subsidiary executes and delivers to the Trustee a supplemental indenture providing for the Guarantee of the Notes by such Subsidiary, which Guarantee of the Notes will rank equally in right of payment with such Subsidiary's Guarantee of the Debt Securities (unless the Debt Securities are subordinated in right of payment to the Notes, in which case the Guarantee of the Debt Securities shall be subordinated to the Guarantee of the Notes to the same extent as the Debt Securities are subordinated to the Notes). Any Guarantee of the Notes will be automatically released when the Debt Securities are no longer outstanding or the Guarantee of the Debt Securities is released or terminated, in each case, other than as a result of a payment thereon by the Subsidiary.
Merger
The Indenture provides that we may, without the consent of the holders of the Notes, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into any other corporation, provided that:

(1)	immediately after giving effect to the transaction, no default under the Indenture has occurred and is continuing;

(2)	the successor corporation is a corporation organized and existing under the laws of the United States or a state thereof; and

(3)
the successor corporation expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on the Notes and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us.

In addition, we must provide to the Trustee an opinion of legal counsel that any such transaction and any assumption by a successor corporation complies with the applicable provisions of the Indenture and that we have complied with all conditions precedent provided in the Indenture relating to such transaction.
Other than the covenants described above, or as set forth in any other offering material, the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.
Modification of the Indenture
With the consent of the holders of more than 50% in aggregate principal amount of the Notes, waivers, modifications and alterations of the terms of the Indenture may be made which affect the rights of the holders of the Notes. However, no modification or alteration may, without the consent of all holders of the Notes then outstanding affected thereby:

(1)	change the stated maturity of the principal of, or any premium or installment of interest on, any Note;

(2)	reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, any Note;

(3)
reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

(4)	change the redemption provisions of any Note or adversely affect the right of repayment at the option of any holder of any Note;

(5)	change the place of payment or the coin or currency in which the principal of, any premium or interest on any Note is payable;

(6)
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Note or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

(7)
modify any of the provisions of the Indenture relating to the offices for notices and payments, filling vacancies in the Trustee's office, and paying agent provisions in a manner adverse to holders of the Notes; or

(8)	reduce the percentage of Notes of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the Notes are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the Indenture and its consequences; and

•	waive compliance with other specified provisions of the Indenture.
In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the Notes then outstanding may waive past events of default with respect to the Notes in specified circumstances and may direct the Trustee in enforcement of remedies.
We and the Trustee may, without the consent of any holders, modify and supplement the Indenture:

(1)
to evidence the succession of another corporation to us under the Indenture, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of us pursuant to the Indenture;

(2)
to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors and the Trustee shall consider to be for the protection of the holders of Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to the Notes permitting the enforcement of all or any of the several remedies provided in the Indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default;

(3)
to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture;

(4)	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

(5)
to make other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders and to make any change that would provide additional rights or benefits to the holders of any or all series or that does not adversely affect the legal rights under the Indenture of any such holder;

(6)
to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the Indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(7)	to modify, amend or supplement the Indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

(8)	to provide for exchangeability of any series of debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

(9)
to change or eliminate any of the provisions of the Indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

(10)	to establish any additional form of debt security and to provide for the issuance of the same or any additional series of debt securities.
Legal Defeasance and Covenant Defeasance
The Indenture will provide that, at our option, we:

•	will be discharged from any and all obligations in respect of the Notes, except for certain obligations set forth in the Indenture that survive such discharge (“legal defeasance”); or

•
may omit to comply with certain restrictive covenants of the Indenture, and the occurrence of an event described in clause (3) under “Events of Default” with respect to any such covenants will no longer be an event of default (“covenant defeasance”);

in each case, if

(1)
we irrevocably deposit with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, (i) lawful money, (ii) direct obligations of the government which issued the currency in which the Notes are denominated, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government and which obligations are guaranteed by such government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which the Notes are denominated and which are not callable or redeemable at the option of the issuer thereof) or (iii) a combination thereof, in each case in an amount sufficient, after payment of all federal, state and local taxes in respect thereof payable by the Trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to the Notes then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to the Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and the Notes;

(2)
no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default with respect to the Notes shall have occurred and be continuing on the date of the deposit or insofar as an event of default resulting from certain events involving our bankruptcy or insolvency are concerned, at any time during the period ending on the 91st day after the date of the deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to us in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period);

(3)
the defeasance will not cause the Trustee to have any conflicting interest with respect to any of our securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(4)	the defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party or by which we bound;

(5)
we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the Indenture; and

(6)	we shall have delivered an officer's certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the Indenture have been complied with.
If we fail to comply with our remaining obligations under the Indenture after a covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any event of default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from the event of default. We will, however, remain liable for those payments.
Satisfaction and Discharge
With respect to the Notes, the Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)
either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee lawful money, direct or guaranteed government obligations, or a combination thereof, of the nature and in the amounts described above under the heading “Legal Defeasance and Covenant Defeasance” above in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	we have paid all other sums payable under the Indenture in respect of the Notes; and

(3)	we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.
Events of Default
As to the Notes, an event of default is defined in the Indenture as being:

(1)	failure to pay any interest on the Notes when due, which failure continues for 30 days;

(2)	failure to pay principal or premium, if any, with respect to the Notes when due;

(3)
failure to observe or perform any other covenant, warranty or agreement in the Indenture or the Notes, if the failure continues for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4)
if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of ours or any Significant Subsidiary, whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $25,000,000 in principal amount of such Indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 60 days after there has been given written notice as provided in the Indenture;

(5)
we or any significant subsidiary shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; or

(6)	specified events of bankruptcy, insolvency, receivership or reorganization with respect to us or any Significant Subsidiary.
Notice and Declaration of Defaults
So long as the Notes remain outstanding, we will be required to furnish annually to the Trustee a certificate of one of our corporate officers stating whether, to the best of such officer's knowledge, we are in default under any of the provisions of the Indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge. We will also be required to furnish to the Trustee copies of specified reports filed by us with the SEC.
The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Notes which is continuing, give to the holders of the Notes notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the Notes, the Trustee may withhold notice to the holders if the Trustee in good faith determines that withholding notice is in the interest of the holders of the Notes.
If a specified event of bankruptcy, insolvency, receivership, or reorganization with respect to us or any significant subsidiary occurs and is continuing, then the principal amount of and any accrued and unpaid interest on the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or any holder. If any other event of default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding may declare the principal amount of the Notes immediately due and payable. In some cases, the holders of a majority in principal amount of the Notes then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest.
Actions upon Default
Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default with respect to the Notes occurs and is continuing, the Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Notes outstanding unless the holders have offered to the Trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the Indenture is subject to conditions precedent including notice and indemnity to the Trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

The holders of a majority in principal amount of the Notes outstanding will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee, or exercising any power or trust conferred on the Trustee. Any direction by the holders will be in accordance with law and the provisions of the Indenture, provided that the Trustee may decline to follow any such direction if the Trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The Trustee will be under no obligation to act in accordance with the direction unless the holders offer the Trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.
Book-Entry System; Delivery and Form
The Notes will be issued only in book-entry form through the facilities of The Depository Trust Company (the “Depositary”) and will be in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be represented by a Global Security (the “Global Security”) and will be registered in the name of a nominee of the Depositary.
The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, thereby eliminating the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the SEC.
Upon the issuance of the Global Security, the Depositary will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the Notes represented by such Global Security. The underwriters will designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to pledge your interest in the Notes.
So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or its nominee will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Notes and the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture.
Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of INTL, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.
We expect that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices. These payments will be the responsibility of the participants. The Global Security may not be transferred except as a whole to the Depositary, to another nominee of the Depositary or to a successor Depositary selected or approved by us or to a nominee of that successor Depositary. A Global

Security is exchangeable for definitive notes in registered form in authorized denominations only if:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days;

•
the Depositary ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and a successor corporation is not appointed by us within 90 days; or

•	we, in our sole discretion and subject to the procedures of the Depositary, determine not to require that all of the Notes be represented by a Global Security.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Chief Financial Officer of the Company in his or her reasonable judgment.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.
“Board of Directors” means:

(1)
with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease” means, as applied to any person, any lease of any property by that person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets (including Capital Stock of the Subsidiaries of the Company) of the Company and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than to any Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)
any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company and (ii) the Permitted Holders are not the Beneficial Owners of a larger percentage of the voting power of such Voting Stock than such person or group;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), other than the Permitted Holders, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:
(a)    Consolidated Interest Charges for such period,
(b)    the provision for federal, state, local and foreign income taxes payable for such period, and
(c)    the amount of depreciation and amortization expense for such period.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four fiscal quarters to (b) Consolidated Interest Charges for such period. For purposes of calculating the Consolidated Interest Coverage Ratio:

(1)
in the event that the Company or any Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(2)
acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any Subsidiary (or by any Person that has subsequently become a Subsidiary of the Company or has subsequently merged or consolidated with or into the Company or any Subsidiary), including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, after giving effect to any Pro Forma Cost Savings;

(3)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4)
the Consolidated Interest Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Charges will not be obligations of the Company or any Subsidiary following the Calculation Date;

(5)
whenever pro forma effect is to be given to an acquisition or disposition, the amount of Consolidated EBITDA relating thereto and the amount of Consolidated Interest Charges associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of the Company;

(6)
Consolidated Interest Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the base interest rate in effect for such floating or fluctuating rate of interest on the Calculation Date were in effect for the whole period (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(7)
Consolidated Interest Charges attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income for that period as determined in accordance with GAAP; provided, however, that: (i) to the extent that any portion of the commodity inventory of the Company and its Subsidiaries is valued pursuant to GAAP at the end of any period at other than market value, then the Consolidated Net Income at the end of such period will be increased by the amount of any unrealized gains, after a notional tax charge or decreased by the amount of any unrealized losses, after a notional tax benefit, which the Company or any of its Subsidiaries would have recognized if such commodity inventory had been valued at market value; (ii) to the extent that any changes in the estimated values of forward commitments to purchase and sell commodities are not reflected in Consolidated Net Income under GAAP at the end of any period, then the Consolidated Net Income at the end of such period will be adjusted to reflect such changes, and (iii) there shall not be included in (or shall not be deducted in determining, as the case may be) such Consolidated Net Income, without duplication:

(1)	any net after-tax extraordinary gain or loss;

(2)
any net gain or loss realized upon the sale or other disposition of any property of such Person or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(3)	the cumulative effect of a change in accounting principles;

(4)
any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options, Capital Stock or other rights to officers, directors and employees of such Person or a Subsidiary of such Person;

(5)	to the extent non-cash, any unusual, non-operating or non-recurring gain or loss;

(6)	any cash or non-cash expenses directly attributable to the closing of line of business;

(7)	any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8)
expenses or charges (whether cash or non-cash) relating to the refinancing or repayment of Indebtedness or issuance of equity interests, including the write-off of deferred refinancing costs and any premiums relating to such refinancing or repayment of such Person, to the extent such charges would otherwise have been deducted in computing such Consolidated Net Income; and

(9)	gains or losses due to fluctuations in currency values and the related tax effect.
“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the Issue Date; or

(2)
was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Existing Credit Agreements), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Debt Securities” means any Indebtedness represented by bonds, notes, debentures or other forms or types of Indebtedness that are deemed to be “securities” under the Securities Act of 1933, as amended, and the rules, regulations and interpretations of the Securities and Exchange Commission promulgated thereunder, in each case as of the Issue Date, whether convertible or non-convertible, secured or unsecured, senior or subordinated, registered or unregistered, in certificated, global or book-entry form. Without limiting the foregoing and for the avoidance of doubt, Indebtedness represented by term loans, revolving credit loans and letters of credit under credit agreements or other facilities with banks or other institutional lenders shall not be deemed Debt Securities.
“Disqualified Stock” means any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is 91st day after the date on which the Notes mature, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the Change of Control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Disqualified Stock than the provisions of this Indenture with respect to a Change of Control and such Disqualified Stock specifically provides that the issuer thereof will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's completing a Change of Control Offer. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.
“Existing Credit Agreements” means collectively:

(1)
that certain Amended and Restated Credit Agreement, dated September 22, 2010, by and between INTL Commodities, Inc., as borrower, the lenders party thereto, BNP Paribas Securities Corp., ABN AMRO Bank N.V. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as Joint Lead Arrangers and Joint Bookrunners, and BNP Paribas, as Administrative Agent;

(2)
that certain Credit Agreement, dated October 1, 2010, by and between the Company and INTL Global Currencies Limited, as borrowers, the guarantors party thereto, the lenders party thereto, Banc of America Securities LLC, as Sole Lead Arranger and Book Manager, and Bank of America, N.A., as Administrative Agent;

(3)
that certain Amended and Restated Credit Agreement, dated June 21, 2010, by and between FCStone, LLC, as borrower, the guarantors party thereto, the lenders party thereto, BMO Capital Markets, as Sole-Lead Arranger and Book Runner, and Bank of Montreal, as Administrative Agent; and

(4)
that certain Credit Agreement, dated August 10, 2012, by and between FCStone Merchant Services, LLC, as borrower, the guarantors party thereto, the lenders party thereto, BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner, and Bank of Montreal, as Administrative Agent;

in each case, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.
“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Existing Credit Agreements or under the Notes) in existence on the Issue Date.
“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $10 million, by any Officer of the Company, or (b) if such Property has a Fair Market Value in excess of $10 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.
“Guarantee” means, as to any Person, a guarantee, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)
any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(2)	any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement;

(3)	any foreign exchange contract, currency swap agreement or other similar agreement or arrangement; or

(4)	any other Swap Contract.
“Incur” means, with respect to any Indebtedness of any Person, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of such Person existing at the time such Person becomes a Subsidiary of the Company will be deemed to be Incurred by such Person at the time it becomes a Subsidiary of the Company, (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) will be considered an Incurrence of Indebtedness, and (3) a change in GAAP or the application thereof that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1)	all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2)	the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(3)	all Hedging Obligations;

(4)
all obligations to pay the deferred purchase price of property or services (other than trade accounts incurred in the ordinary course of business and not past due more than 120 days after the date on which such trade account was created);

(5)
indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or the amount of the obligation so secured;

(6)	all Attributable Indebtedness;

(7)
all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends (excluding, in each case, any accrued dividends for any current period not yet payable) and all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends (excluding, in each case, any accrued dividends for any current period not yet payable);

(8)	all Guarantees of such Person in respect of any of the foregoing;

(9)
all Indebtedness of the types referred to in clauses (1) through (8) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Person is not liable for such Indebtedness under applicable law or such Indebtedness is expressly made non-recourse to such Person; and

(10)
all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock determined in good faith by the Board of Directors of the Company; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted in accordance with the terms of such Disqualified Stock or Preferred Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock or Preferred Stock as reflected in the most recent financial statements of such Person.
The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above (without giving effect to any call premiums in respect thereof) and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
The amount of any Indebtedness described in clauses (1) and (2) above will be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
The amount of any Indebtedness described in clause (3) above will be, in respect of any one or more Hedging Obligations, equal to, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligation, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligation.
For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness.
“Issue Date” means the first date that the Notes are issued under the Indenture.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Permitted Holders” means (i) Sean M. O'Connor and Scott J. Branch or any of their respective spouses or lineal descendants; (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing; (iii) any trust, the beneficiaries of which only include any of the foregoing or their respective spouses or lineal descendants, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such “group” and without giving effect to the existence of such group or any other group any one or more of the persons specified in (i), collectively, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company held by such “group.”
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

(1)
the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any premium, tender and defeasance costs necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)
in the case of term Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that occurred during the period that were (1) directly attributable to an acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) implemented by the business that was the subject of any such acquisition within one year of the date of the acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (except to the extent capitalized on the Company's consolidated balance sheet) incurred or to be incurred for the period in order to achieve such reduction in costs.
“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
“Subsidiary” means, with respect to any Person:

(1)
a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and

(2)
any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward and futures commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement published by the Foreign Exchange Committee or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material United States federal income tax considerations relevant to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions, and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial, or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.
The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of beneficial holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass-through entities and the applicable pass-through entity, including partnerships and Subchapter S corporations that invest in our Notes. In addition, this discussion is limited to beneficial owners who are the initial purchasers of the Notes at their original issue price and hold the Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws or any tax treaties.
THIS DISCUSSION IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.
U.S. Holders
The term “U.S. holder” means a beneficial owner of a Note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•
a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Interest
All of the Notes are expected to be issued at face value or a de minimis discount to face value and will bear interest at a fixed rate. Accordingly, interest on a Note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Retirement, or Disposition
A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a Note is attributable to accrued but unpaid interest on the Note (which amount will be taxable as ordinary income to the extent not previously included in income), and (ii) the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note will generally equal the cost of the Note to such U.S. holder.
Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, redemption, retirement, or other taxable disposition, the Note has been held by the U.S. holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. holders are subject to certain limitations on the deductibility of their capital losses.
Information Reporting and Backup Withholding
U.S. holders of Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding on payments of interest, principal, gross proceeds from a disposition of Notes. Backup withholding generally applies only if the U.S. holder:

•	fails to furnish a social security or other taxpayer identification number within a reasonable time after a request for such information;
•furnishes an incorrect taxpayer identification number;
•fails to report interest or dividends properly; or

•
fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided such U.S. holder timely furnishes the required information to the IRS. Certain persons are exempt from back-up withholdings. U.S. holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.
We will furnish annually to the IRS, and to record holders of the Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Notes.
Non-U.S. Holders
The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a Note (other than a partnership or other entity or arrangement classified as a partnership or as a “disregarded entity” for U.S. tax purposes) who is not a U.S. holder (a “non-U.S. holder”). In the case of a non-U.S. holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.
Taxation of Interest
Subject to the summary of backup withholding rules below, payments of interest on a Note to any non-U.S. holder generally will not be subject to U.S. federal income tax or withholding provided we or the person otherwise responsible for withholding of U.S. federal income tax from payments on the Notes receives a required certification from the non-U.S. holder (as discussed below) and the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Code Section 881(c)(3)(A); and

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank, or other financial institution holds the Notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax received from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to us or other appropriate payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.
A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. In order to claim the benefit of a lower applicable treaty rate, a non-U.S. holder must provide us, or the person who would otherwise be required to withhold U.S. federal income tax, with the required certification (generally, an IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form)).
If the payments of interest on a Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a branch profits tax at a rate of 30%, or a lower applicable tax treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. federal income tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification (generally, an IRS Form W-8ECI).
In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed Form W-8BEN or W-8ECI. Under Treasury regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of tax, exemption from or reduction of branch profits tax, or other rules different from those described above.
Sale, Exchange or Disposition
Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, retirement, or other disposition of a Note generally will not be subject to U.S. federal income tax, unless:

•
such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.
Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note (although such proceeds generally are not subject to withholding) provided the disposition occurs between interest payment dates. A non-U.S. holder should treat any amount received on redemption of a note in the same manner as the non-U.S. holder treats proceeds received on a sale.
Information Reporting and Backup Withholding
Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.
Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification of non-U.S. status, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of the Notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but generally not backup withholding, on the payment unless the broker has documentary evidence in its files that the beneficial owner is a non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that the broker has no knowledge or reason to know to the contrary.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability provided such non-U.S. holder furnishes the required information to the IRS. We cannot refund amounts once withheld.
FATCA
Provisions of the Hiring Incentives to Restore Employment Act regarding foreign account U.S. tax compliance, known as the “Foreign Account Tax Compliance Act” or “FATCA”, impose a U.S. federal withholding tax of 30% on certain types of payments made after December 31, 2012 to “foreign financial institutions” and certain other “non-financial foreign entities.” Specifically, a 30% withholding tax generally is imposed on payments of interest on, and gross proceeds from the sale or other disposition of, the Notes to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it generally must enter into an agreement with the United States Treasury that requires, among other things, that it undertake to identify accounts held by certain United States persons or foreign entities owned by United States persons, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders.
Although FATCA provides that these withholding provisions will apply to applicable payments made after December 31, 2012, proposed Treasury Regulations and other preliminary guidance issued by the United States Treasury provide that the withholding provisions will apply only to payments of interest on debt obligations made on or after January 1, 2014 and to gross proceeds from a sale or other disposition of debt obligations made on or after January 1, 2017. Accordingly, under the proposed Treasury Regulations and other preliminary guidance, the interest payments on the Notes will not be subject to withholding under FATCA prior to January 1, 2014.
However, the proposed United States Treasury Regulations will not be effective until issued in their final form, and as of the date hereof, they have not been, and further, it is not possible to determine whether they will be, finalized in their current form or at all.
Prospective investors should consult their tax advisors regarding these withholding provisions as well as the status of the proposed United States Treasury Regulations on an investment in the Notes.
THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)
Sterne, Agee & Leach, Inc. is acting as the representative of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement among us and the underwriters set forth below, each of the underwriters has agreed, severally and not jointly, to purchase from us, and we have agreed to sell to the underwriters, the aggregate principal amount of Notes set opposite its name below.

Underwriter	Principal Amount
Sterne, Agee & Leach, Inc.	$20,600,000
Janney Montgomery Scott LLC	11,400,000
Incapital LLC	6,000,000
Maxim Group LLC	2,000,000

Total	$40,000,000

The underwriting agreement provides that the several obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $0.50 per Note. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.40 per Note on sales to other dealers. After the initial offering of the Notes to the public, the underwriters may change the public offering price and concessions. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The amount of the underwriting discount (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is 3.15%.
We have granted the underwriters an option, to purchase up to an additional $6,000,000 aggregate principal amount of Notes at the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover overallotments, if any. If the underwriters' option is exercised in full, the total price to the public would be $46,000,000, the total underwriting discount would be $1,449,000 and total proceeds, before deducting expenses, to us would be $44,551,000.
Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of the representative of the underwriters. This consent may be given at any time without public notice.
Prior to this offering, there has been no public market for the Notes. We intend to apply to list the Notes on the NASDAQ Global Market under the symbol “INTLL.” If the application is approved, we expect trading in the Notes on the NASDAQ Global Market to begin within 30 days after the original issue date, although there is no assurance that the Notes will be approved for listing on such exchange.
The Notes are a new issue of securities with no established trading market. The representative of the underwriters have advised us that they intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.
In connection with this offering, the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
We estimate that our total expenses for this offering, excluding the underwriting discount described above, will be approximately $450,000 and will be payable by us.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.
The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.
In addition, in the ordinary course of their respective business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompany prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any Notes.
It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.
The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose procession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Selling Group Member (Conflicts of Interest)
It is expected that INTL FCStone Securities Inc. will be one of the selling group members in this offering. INTL FCStone Securities Inc. is a subsidiary of the Company and, as a result, under the rules of the Financial Industry Regulatory

Authority (“FINRA”) a conflict of interest is deemed to exist with respect to INTL FCStone Securities Inc.'s participation in this offering.  Accordingly, this offering is being conducted in compliance with FINRA Rule 5121(a)(1) since each of Sterne, Agee & Leach, Inc and Janney Montgomery Scott LLC, the lead managing underwriters in this offering, do not have a conflict of interest, are not affiliates of any member of FINRA that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of such rule.  In addition, INTL FCStone Securities Inc. may not sell the Notes to any accounts over which INTL FCStone Securities Inc. exercises discretionary authority without the express approval of the account holder.
Foreign Investors
This prospectus supplement and the accompanying prospectus is not, and under no circumstances is it to be construed as, an advertisement or a public offering of the Notes referred to herein in the United Kingdom, Brazil, Argentina, Chile, Colombia, Peru, Uruguay or Mexico (the “Countries”). No securities commission or similar authority in the Countries has reviewed or in any way passed on the merits of the securities described herein.
It is the responsibility of the prospective investor to satisfy itself as to full observance of the laws of any relevant territory or jurisdiction outside the United States. In connection with any purchase of Notes, including, without limitation, obtaining any required governmental or other consents or observing any other applicable requirements.
Prospective investors should consult their legal, tax and accounting advisors to ensure that they are qualified and eligible to participate in this offering and to purchase our Notes. We have not undertaken any actions to ensure that you are so qualified or eligible under the laws of your jurisdiction.
United Kingdom
This prospectus supplement and the accompanying prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(A)-(D) of the Order (all such persons together being referred to as, “Relevant Persons”). Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.
Brazil
The information contained in this prospectus supplement and in the accompanying prospectus does not constitute a public offering or distribution of the Notes in Brazil and no registration or filing with respect to the Notes described in these documents has been made with the Comissãu de Valores Mobiliários (the “CVM”). No public offer of the Notes described in this prospectus supplement and in the accompanying prospectus should be made in Brazil without the applicable registration at the CVM.
Argentina
We have not made, and will not make, any application to obtain an authorization from the Comisión Nacional de Valores (the “CNV”) for the public offering of the Notes in Argentina. The CNV has not approved the terms and conditions of the Notes, their issuance or offering, this prospectus supplement or the accompanying prospectus, or any other document relating to the offering of the Notes. The underwriters have not offered or sold, and will not offer or sell, any of the Notes in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law N° 17,811. Argentine insurance companies may not purchase the Notes.
Chile
The Notes are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of the Notes do not constitute a public offer of, or an invitation to subscribe for or purchase, the Notes in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).
Colombia
The Notes have not been and will not be registered in the Colombian National Registry of Securities and Issuers

maintained by the Superintendencia Financiera de Colombia and may not be offered or sold publicly or otherwise be subject to brokerage activities in Colombia, except as permitted by Colombian law.
Peru
The securities have not been and will not be registered with or approved by the regulator of the Peruvian securities market or the stock exchange. Accordingly, the securities will be offered only to institutional investors (as defined by the Peruvian Securities Market Law - “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 - Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the securities shall comply with article 5 of the Peruvian Securities Market Law.
Uruguay
The Notes have not been registered under the Uruguayan Securities Market Law or recorded in the Uruguayan Central Bank. The Notes are not available publicly in Uruguay and are offered only on a private basis. No action may be taken in Uruguay that would render any offering of the Notes a public offering in Uruguay. No Uruguayan regulatory authority has approved the Notes or passed on our solvency. In addition, any resale of the Notes must be made in a manner that will not constitute a public offering in Uruguay.
Mexico
The Notes have not been registered under the Mexican Securities Market Law or recorded in the Mexican National Securities Registry. No action may be taken in Mexico that would render any offering of the Notes a public offering or a private offering in Mexico, as regulated under the Mexican Securities Market Law. No Mexican regulatory authority has approved or disapproved of the Notes or passed on our solvency. In addition, any resale of the Notes must be made in a manner that will not constitute a public offering or a private offering in Mexico.
LEGAL MATTERS
The validity of the Notes offered by this prospectus supplement will be passed upon for us by the law firm of Shutts & Bowen LLP, Miami, Florida. Mayer Brown LLP, New York, New York advised the underwriters in connection with this offering.

PROSPECTUS
INTL FCSTONE INC.

$250,000,000
Debt Securities
Warrants
Preferred Stock
Units
Common Stock

By this prospectus, we may offer from time to time up to $250,000,000 of any combination of the securities described in this prospectus.
We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.
Investing in the securities involves risks. See the “Risk Factors” section on page 4, as well as in our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.
Our common stock is listed on The NASDAQ Global Select Market under the symbol “INTL.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated July 11, 2013

About this Prospectus
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time.
This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by INTL FCStone Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of INTL FCStone Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
References to the “Company,” “we,” “us” and “our” in this prospectus are references to INTL FCStone Inc. and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.
The prospectus contained herein relates to all of the following: the initial offering of debt securities, warrants, preferred stock, units and common stock issuable by INTL FCStone Inc. and the offering of such securities by the holders thereof.
You should rely only on the information provided in this prospectus and any applicable prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.
Cautionary Information About Forward-Looking Statements
This prospectus, any prospectus supplement and documents incorporated by reference in this prospectus may contain certain “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such “forward-looking statements” include information relating to, among other matters, our future prospects, developments and business strategies for our operations. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our company and the industry in which we operate and management's beliefs and assumptions. Words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “predict,” “potential,” “project,” “continue,” “believe,” “seek,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus or in such other documents. These risks include, but are not limited to, the risks referred to in the “Risk Factors” section above and other risks noted from time to time in our filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below under Incorporation of Certain Information by Reference. This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus and any applicable prospectus supplement.

We may offer any of the following securities from time to time: debt securities; warrants; preferred stock; units, comprised of one or more debt securities, warrants, shares of preferred stock or shares of common stock described in this prospectus, as well as debt or equity securities of third parties, in any combination; and common stock.

When we use the term security or securities in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in the applicable prospectus supplement to this prospectus and may differ from the general terms described herein.
Debt Securities
The debt securities will be our unsecured obligations and will be either senior or subordinated debt, and may be convertible and/or exchangeable for other securities.
The particular terms of a series of debt securities we offer will be described in more detail in the accompanying prospectus supplement. The prospectus supplement for any offered series of debt securities will describe the applicable terms of the series, including: the title; whether the debt is senior or subordinated; the total principal amount offered; the offering price and, if applicable, the method of determining the price; the maturity date or dates; whether the debt securities are fixed rate debt securities or floating rate debt securities; if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates; if the debt security is an original issue discount debt security, the yield to maturity; if the debt securities are floating rate debt securities, the interest rate basis; the terms and conditions on which the debt securities may be redeemed at the option of the Company; any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment; the type of securities into which they may be converted or exchanged; the conversion price or exchange ratio, or its method of calculation; whether conversion or exchange is mandatory or at the holder's election; and any other specific terms of the debt securities. We will issue the senior and subordinated debt securities under the indenture between us and the trustee, as described in “Description of Securities We May Offer - Debt Securities.” Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indenture will be The Bank of New York Mellon.
Warrants
We may issue warrants for the purchase of either debt or equity securities, as well as warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.
The prospectus supplement will contain the specific terms of the warrants and any warrant agreement, including whether the warrants will be settled by delivery of the underlying securities or other property or in cash.
Preferred Stock
We may offer our preferred stock in one or more series. The particular terms of any series of preferred stock we offer will be described in more detail in the prospectus supplement prepared for such series, which terms will include the number of shares to be included in the series; the designation, powers, preferences and rights of the shares of the series; and the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

Units
As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe: the terms of the units and of the warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately; a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.
Common Stock
We may offer shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered, the offering price or prices of the shares and any underwriting discounts or commissions.
Form of Securities
We will issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement.
Payment Currencies
Amounts payable in respect of the securities, including the original issue price, will be payable in U.S. dollars, unless specified otherwise in the applicable prospectus supplement.
Listing
Our common stock is listed on the NASDAQ Global Select Market. If any other securities are to be listed or quoted on a securities exchange or quotation system, the information will be set forth in the applicable prospectus supplement.

Use of Proceeds
Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things, additions to working capital; the redemption or repurchase of outstanding equity and debt securities; the repayment of indebtedness; and/or the expansion of our business through internal growth or acquisitions.

RISK FACTORS
For a discussion of risk factors affecting INTL FCStone Inc. and its business, see the Risk Factors section in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.
Additional risks specific to a particular offering will be detailed in the applicable prospectus supplements.
WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. You should not assume that the information in any document incorporated by reference into this prospectus and into any accompanying prospectus supplement is current as of any date other than the date of that document.
We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:
•Annual Report on Form 10-K for the year ended September 30, 2012, filed on December 12, 2012;
•Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, filed on February 7, 2013;
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 8, 2013;

•	Current Reports on Form 8-K filed on January 18, 2013, February 1, 2013, February 6, 2013; February 27, 2013, April 16, 2013, May 2, 2013, May 13, 2013, and June 4, 2013;
The description of our common stock contained in the Registration Statement on Form SB-2 filed on February 2, 1994 and any further amendment or report filed thereafter for the purpose of updating such description.
All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.
You may obtain copies of these documents, at no cost to you, from our Internet website (www.intlfcstone.com), or by writing or telephoning us at the following address:
Investor Relations
INTL FCStone Inc.
1251 NW Briarcliff Parkway, Suite 800
Kansas, Missouri 64116
Attn: William J. Dunaway, Chief Financial Officer
(866) 522-7188

THE COMPANY
We are a financial services group employing more than 1,000 people in offices in twelve countries. We provide comprehensive risk management advisory services to mid-sized commercial customers. We also utilize our expertise and capital to provide foreign exchange and treasury services, securities execution, physical commodities trading services and execution in both listed futures and option contracts as well as structured over-the-counter (“OTC”) products in a wide range of commodities.
We are a customer-centric organization focused on acquiring and building long-term relationships with our customers by providing consistent, quality execution and value-added financial solutions, with the goal of earning returns that allow us to achieve our financial objectives.
We provide these services to a diverse group of more than 20,000 customers located in more than 100 countries, including producers, processors and end-users of nearly all widely-traded physical commodities whose margins are sensitive to commodity price movements; to commercial counterparties who are end-users of our products and services; to governmental and non-governmental organizations; and to commercial banks, brokers, institutional investors and major investment banks.
The Company engages in direct sales efforts to seek new customers, with a strategy of extending our services to potential customers who are similar in size and operations to our existing customer base, as well as other kinds of customers that have risk management needs that could be effectively met by our services. We plan to expand our services into new business product lines and new geographic regions, particularly in Asia, Europe, Australia, Latin America and Canada. In executing this plan, we intend to both target new geographic locations and expand the services offered in current locations, where there is an unmet demand for our services particularly in areas where commodity price controls have been recently lifted. In addition, in select instances we pursue small to medium sized acquisitions in which we target customer-centric organizations in order to expand our product offerings and/or geographic presence.
In the last 24 months, we have opened new offices in Brazil, China and Paraguay to address the rapidly growing demand for our services in those countries. In addition, we have also expanded our product offering, primarily in our Commodity & Risk Management segment, in both our London and Singapore offices with the relocation of experienced risk management consultants into these offices to address a growing demand for our services in Europe and Asia. In addition, we have completed nine acquisitions in the last 36 months, which has allowed us to expand our commodity product offerings and the scope of services provided to our commercial customer base as well as the geographic locations in which the services are provided.
Our strategy is to utilize a centralized and disciplined process for capital allocation, risk management and cost control, while delegating the execution of strategic objectives and day-to-day management to experienced individuals. This requires high quality managers, a clear communication of performance objectives and strong financial and compliance controls. The Company believes this strategy will enable the Company to build a scalable and significantly larger organization that embraces an entrepreneurial approach to business, supported and underpinned by strong central controls.
Each of the Company's businesses is volatile and their financial performance can change due to a variety of factors which are both outside of management's control and not readily predictable. To address this volatility, the Company has sought to diversify into a number of uncorrelated businesses.
Our executive offices are located at 708 Third Avenue, Suite 1500, New York, NY 10017. Our primary telephone number is (212) 485-3500 and our Internet address is intlfcstone.com.

DESCRIPTION OF SECURITIES WE MAY OFFER
DEBT SECURITIES
Please note that in this section entitled “Debt Securities,” references to the Company, “we,” “us,” “ours” or “our” refer only to INTL FCStone Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own debt securities registered in their own names, on the books that the Company or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”
General
The following description sets forth general terms and provisions of the debt securities that we may issue, which may include convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.
The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. We currently conduct all of our operations through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments. The holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.
The debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee, and may be supplemented or amended from time to time following its execution. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.
The form of indenture gives us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture.
Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.
The indenture will not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. We will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in one or more resolutions of the board of directors or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.
Information in the Prospectus Supplement
The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

•
the title and designation of the debt securities (which shall distinguish debt securities of one series from debt securities of any other series), including whether the debt securities shall be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to such series of debt securities and whether such debt securities are convertible and/or exchangeable for other securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities;

•	the date or dates (whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

•
the rate or rates (which may be fixed, floating or adjustable) at which the debt securities shall bear interest, if any, the method of calculating the rates, the date or dates from which interest shall accrue or the manner of determining those dates, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•
the place or places where the principal and premium, if any, make-whole amount, if any, and interest on the debt securities, if any, shall be payable, where the holders may surrender debt securities for conversion, transfer or exchange and where notices or demands to or upon us may be served;

•any provisions relating to the issuance of the debt securities at an original issue discount;

•
the price or prices at which, the period or periods within which and the terms and conditions upon which we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise (including, without limitation, the form or method of payment if other than in cash);

•
our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder, the price at which, the period within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation (including, without limitation, the form or method of payment thereof if other than in cash) and any provisions for the remarketing of the debt securities;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•
if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy, or, if applicable, the portion of the principal amount which is convertible or exchangeable in accordance with the provisions of the debt securities or the resolution of our board of directors or any supplemental indenture pursuant to which such debt securities are issued;

•	any events of default with respect to the debt securities, in lieu of or in addition to those set forth in the indenture and the remedies therefor;

•
our obligation, if any, to permit the conversion or exchange of the debt securities of such series into shares of common stock or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments and any other provision relative to such obligation) and any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	the currency or currency units, including composite currencies, in which the debt securities shall be denominated if other than the currency of the United States of America;

•
if other than the currency or currency units in which the debt securities are denominated, the currency or currency units in which payment of the principal of, premium, if any, make-whole amount, if any or interest on the debt securities shall be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the determination of the principal amount outstanding);

•
if the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities is to be payable, at our election or the election of a holder, in currency or currency units other than that in which the debt securities are denominated or stated, the period within which, and the terms and conditions upon which such election may be made and the time and manner of and identity of the exchange rate agent with responsibility for determining the exchange rate between the currency or currency units in which the debt securities are denominated or stated to be payable and the currency or currency units in which the debt securities will be payable;

•
if the amount of the payments of principal of, premium, if any, make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which the amount shall be determined from that index;

•
whether and under what circumstances we will pay additional amounts on the debt securities held by foreign holders in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

•
if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

•	any other affirmative or negative covenants with respect to the debt securities;

•
whether the debt securities shall be issued in whole or in part in the form of one or more global securities and the depositary for the global securities or debt securities, the circumstances under which any global security may be exchanged for debt securities registered in the name of any person other than the depositary or its nominee and any other provisions regarding the global securities;

•	whether the debt securities are defeasible;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities; and
•any other terms of a particular series.
Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium or make-whole amount or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or make-whole amount or interest required to be made on an interest payment date, redemption date or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.
Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge required to be paid in connection with a transfer or exchange.
Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an acceleration of their maturity, holders will receive an amount less than the debt securities' principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities. In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities
The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.
Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.
Modification of the Indenture
We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.
Defeasance; Satisfaction and Discharge
The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.
Defaults and Notice
The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

•
failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration of acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due, which failure shall have continued for a period of 30 days;

•	failure to perform or observe any of our other covenants or agreements in the indenture with respect to the debt securities of such series;
•certain events relating to our bankruptcy, insolvency or reorganization; and certain cross defaults.
If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be immediately due and payable.
The trustee under the indenture shall, within 90 days after the occurrence of a default, give to the holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from an event other than the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to the debt securities of such series, the trustee may withhold giving such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series.
The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.
The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee to its satisfaction and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.
Conversion or Exchange Rights
If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:
•the type of securities into which they may be converted or exchanged;
•the conversion price or exchange ratio, or its method of calculation;
•whether conversion or exchange is mandatory or at the holder's election;
•how and when the conversion price or exchange ratio may be adjusted; and
•any other important terms concerning the conversion or exchange rights.
Concerning the Trustee
The Bank of New York Mellon will serve as the trustee under the indenture pursuant to which any debt securities will be issued. The prospectus supplement with respect to particular debt securities will describe any other relationship that we may have with The Bank of New York Mellon.
Governing Law
The indenture and the debt securities will be governed by the laws of the State of New York.

WARRANTS
Please note that in this section entitled Warrants, references to the Company, “we,” “us,” “ours” or “our” refer only to INTL FCStone Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own warrants registered in their own names, on the books that the Company or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled “Book-Entry Procedures and Settlement.”
General
We may offer warrants separately or together with our debt or equity securities.
We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. The financial and other specific terms of your warrant and any warrant agreement will be described in the prospectus supplement. Those terms may vary from the terms described here.
The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information” or by contacting the applicable warrant agent.

The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.
Types of Warrants
We may issue debt warrants or equity warrants. A debt warrant is a warrant for the purchase of our debt securities on terms to be determined at the time of sale. An equity warrant is a warrant for the purchase or sale of our equity securities. We may also issue warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.
Information in the Prospectus Supplement
The prospectus supplement will contain, where applicable, the following information about the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

•	whether the warrants will be settled by delivery of the underlying securities or other property or in cash;

•
whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

•
whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

•	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

•
whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

•any other terms of the warrants.
If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants expiration date.

No holder of a warrant will, as such, have any rights of a holder of the debt securities, equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.
Additional Information in the Prospectus Supplement for Debt Warrants
In the case of debt warrants, the prospectus supplement will contain, where appropriate, the following additional information:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

•
the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

No Limit on Issuance of Warrants
The warrant agreements will not limit the number of warrants or other securities that we may issue.
Modifications
We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.
We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.
No such modification or amendment may, without the consent of each holder of an affected warrant:
•reduce the amount receivable upon exercise, cancellation or expiration;
•shorten the period of time during which the warrants may be exercised;

•
otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default
The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.
The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.
Warrant Agreements Will Not Be Qualified under Trust Indenture Act
No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner
Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.
Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.
Governing Law
Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

PREFERRED STOCK
As of the date of this prospectus, our authorized capital stock includes 1,000,000 shares of preferred stock, none of which were issued and outstanding as of March 31, 2013.
The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designations relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions outlined in “Where You Can Find More Information.” The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.
General
Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:
•the number of shares to be included in the series;
•the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.
Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designations as an amendment to the certificate of incorporation. The term board of directors includes any duly authorized committee.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.
We will name the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock in the prospectus supplement relating to such series.
Rank
Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock, and prior to the common stock, as to dividends and distributions of assets.
Dividends
Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.
We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:
•all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.
Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.
Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:
•all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or
•the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.
Conversion and Exchange
The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.
Redemption
If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof and may be mandatorily redeemed.
Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.
Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference
Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to preferred stock in liquidation, including common stock.
If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
Voting Rights
The holders of shares of our preferred stock will have no voting rights, except:
•as otherwise stated in the prospectus supplement;
•as otherwise stated in the certificate of designations establishing such series; and
•as required by applicable law.

UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•a description of the terms of any unit agreement governing the units;

•	description of the provisions for the payment, settlement, transfer or exchange or the units; and any applicable U.S. federal income tax consequences.
The terms and conditions described under “Description of Securities We May Offer - Debt Securities,-Warrants,-Preferred Stock and Common Stock” will apply to each unit and to any warrants, shares of preferred stock, shares of common stock or debt securities issued by us included in each unit, as applicable, unless otherwise specified in the applicable prospectus supplement.
We will issue the units under one or more unit agreements, each referred to as a Unit Agreement, to be entered into between us and a bank or trust company, as unit agent. The specific terms of any Unit Agreement will be described in the applicable prospectus supplement. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

COMMON STOCK
Our authorized capital stock includes 30,000,000 shares of common stock, 19,507,852 of which were issued and outstanding as of March 31, 2013. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General
Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights). Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.
Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and non-assessable. The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services. The common stock is listed on the NASDAQ Global Select Market under the symbol “INTL.”
Delaware Law, Certificate of Incorporation and By-Law Provisions that May Have an Antitakeover Effect
The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.
Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the business combination the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.
Certificate of Incorporation and By-Laws. Our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of the President, a majority of our board of directors or the holders of not less than one-fifth of all the shares issued and outstanding and entitled to vote at the particular meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

FORM, EXCHANGE AND TRANSFER
Each debt security, equity security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities will be issued only in registered form. Definitive securities name you or your nominee as the owner of the security, and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “- Global Securities.”
Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other agents of ours, any agents of the trustee or any agents of any warrant agents or unit agents, run only to the persons or entities named as holders of the securities in the relevant security register. Neither we nor any trustee, warrant agent, unit agent, other agent of ours, agent of the trustee or agent of the warrant agents or unit agents have obligations to investors who hold beneficial interest in global securities, in street name or by any other indirect means.
Upon making a payment or giving a notice to the holder as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders of any securities for any purpose, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners would be governed by the agreements between such holders and the indirect owners.
References to you in this prospectus refer to those who invest in the securities being offered by this prospectus, whether they are the direct holders or only indirect owners of beneficial interests in those securities.
Global Securities
We may issue debt securities, equity securities, warrants and units in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.
Debt securities issued in registered global form primarily outside the United States will be deposited with a common safekeeper for Euroclear and/or Clearstream, Luxembourg and will be registered in the name of a nominee of the common safekeeper. We anticipate that the provisions described under The Depositary below will apply to all other depositary arrangements, unless otherwise described in the prospectus supplement relating to those securities.
The Depositary
Except as otherwise described herein or in the applicable prospectus supplement, The Depository Trust Company, New York, New York (the “Depositary”) will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary's nominee.
The Depositary is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants accounts, eliminating the need for physical movement of securities certificates. The Depositary's direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary's book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations, such as Euroclear and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.
Purchases of the securities under the Depositary's system must be made by or through its direct participants, which will receive a credit for the securities on the Depositary's records. The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.
To facilitate subsequent transfers, all securities deposited with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co., or such other name as may be requested by the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the securities; the Depositary's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the Depositary's procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.
Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co. or such other nominee as may be requested by the Depositary. The Depositary's practice is to credit direct participants accounts upon the Depositary's receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
The Depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. In addition, under the terms of the indentures, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the Depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the Depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the Depositary's instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the Depositary.
According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
The information in this section concerning the Depositary and Depositary's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.

Book-Entry Procedures and Settlement
The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of the Depositary, and registered in the name of Cede & Co. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary, as described above. Investors may elect to hold interests in the registered global securities held by the Depositary through Clearstream, Luxembourg or Euroclear if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers securities accounts in the depositaries names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and The Bank of New York Mellon, a New York banking corporation, will act as depositary for Euroclear. We refer to each of Citibank, N.A. and The Bank of New York Mellon, acting in this depositary capacity, as the U.S. depositary for the relevant clearing system. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.
Clearstream, Luxembourg advises that distributions with respect to the securities held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.
Euroclear advises that distributions with respect to the securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.
Euroclear further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.
Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. If the Depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from the Depositary or upon becoming aware that the Depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation.
Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the securities may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the securities among Clearstream, Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and the Depositary.
Global Clearance and Settlement Procedures
Initial settlement for the securities offered on a global basis through the Depositary will be made in immediately available funds. Secondary market trading between the Depositary's participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
Because of time-zone differences, credits of interests in the securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.
Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

RATIO OF EARNINGS TO FIXED CHARGES
The following table presents the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes (excluding income or lass from equity investments) plus fixed charges. “Fixed charges” consist of interest expense incurred on all indebtedness, amortized premiums, discounts and capitalized expenses relating to indebtedness and interest within rental expense.

	Six Months Ended March 31,		Year Ended September 30,
	2013	2012	2012	2011	2010	2009	2008
	(in millions, except ratios)
Earnings:
Income from continuing operations before income taxes (1)	$20.0	$2.9	$19.3	$59.5	$17.9	$13.3	$42.3
Add: Fixed charges	8.3	7.4	14.9	13.5	11.4	8.4	11.6
Income from continuing operations before income taxes and fixed charges	$28.3	$10.3	$34.2	$73.0	$29.3	$21.7	$53.9

Fixed charges:
Interest expense on indebtedness	$6.3	$5.6	$11.2	$10.5	$9.3	$8.0	$11.2
Interest within rental expense (2)	2.0	1.8	3.7	3.0	2.1	0.4	0.4
Total fixed charges	$8.3	$7.4	$14.9	$13.5	$11.4	$8.4	$11.6

Ratio of earnings to fixed charges (3)	3.4	1.4	2.3	5.4	2.6	2.6	4.6

(1)	Income from continuing operations before income taxes does not include income or loss from investments accounted for under the equity method.

(2)	Includes the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges.
We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding as of the date of this prospectus.

USE OF PROCEEDS
Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things: additions to working capital; the redemption or repurchase of outstanding equity and debt securities; the repayment of indebtedness; and the expansion of our business through internal growth or acquisitions.
We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

PLAN OF DISTRIBUTION
We may offer the securities to or through underwriters or dealers, by ourselves directly, through agents, or through a combination of any of these methods of sale. Any such underwriters, dealers or agents may include our affiliates. The details of any such offering will be set forth in the any prospectus supplement relating to the offering.
We may sell any series of debt securities, common stock, preferred stock and depositary shares being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.
Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.
We may authorize underwriters, dealers or other persons acting as agents for us to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
We may authorize underwriters, dealers or other persons acting as agents for us to make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through The NASDAQ Global Select Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.
In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.
We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.
LEGAL MATTERS
Shutts & Bowen LLP, Miami, Florida, has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements of INTL FCStone Inc. as of September 30, 2012 and 2011, and for each of the years in the three-year period ended September 30, 2012, the financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of September 30, 2012, contains an explanatory paragraph that states that management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2012 excluded TRX Futures Limited, acquired with effect from April 30, 2012, and Aporte DTVM, acquired with effect from February 28, 2012.

$40,000,000
8.5% Senior Notes due 2020

PROSPECTUS SUPPLEMENT
July 15, 2013

Sterne Agee
Janney Montgomery Scott
Incapital
Maxim Group LLC